     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 1994

                                                  REGISTRATION NO. 33-54545
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
               __________________________________________________

                                AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
               __________________________________________________

                           HOST MARRIOTT CORPORATION
                           (Exact name of registrant
                          as specified in its charter)

           DELAWARE                            7011                     53-0085950
 (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL       (IRS EMPLOYER
OF INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)

                              10400 FERNWOOD ROAD
                           BETHESDA, MARYLAND  20817
                                 (301) 380-9000
                       (ADDRESS, INCLUDING ZIP CODE, AND
                     TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            STEPHEN J. MCKENNA, ESQ.
                              10400 FERNWOOD ROAD
                           BETHESDA, MARYLAND  20817
                                 (301) 380-9000
                      (NAME, ADDRESS, INCLUDING ZIP CODE,
                     TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                    PLEASE SEND COPIES OF COMMUNICATIONS TO:

                            BRUCE E. ROSENBLUM, ESQ.
                             SCOTT C. HERLIHY, ESQ.
                                LATHAM & WATKINS
                   1001 PENNSYLVANIA AVENUE, N.W. SUITE 1300
                          WASHINGTON, D.C.  20004-2505

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As promptly as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box X

              ____________________________________________________



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                           HOST MARRIOTT CORPORATION

                             CROSS REFERENCE SHEET

                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-1

                                                              LOCATION OR HEADING IN THE
                                                              PROSPECTUS OR REGISTRATION
       FORM S-1 ITEM NUMBER AND CAPTION                              STATEMENT
       --------------------------------                       --------------------------
   1.  Forepart of the Registration Statement
       and Outside Front Cover Page of Prospectus..........   Outside Front Cover Page

   2.  Inside Front and Outside Back Cover Pages
       of Prospectus.......................................   Inside Front and Outside Back
                                                              Cover Page

   3.  Summary Information, Risk Factors and
       Ratio of Earnings to Fixed Charges..................   Prospectus Summary; Risk Factors

   4.  Use of Proceeds.....................................   Use of Proceeds

   5.  Determination of Offering Price.....................   Prospectus Summary -- The Offering

   6.  Dilution............................................   *

   7.  Selling Security Holders............................   *

   8.  Plan of Distribution................................   Plan of Distribution

   9.  Description of Securities to be Registered..........   Description of the Warrants;
                                                              Description of Capital Stock

   10. Interests of Named Experts and Counsel..............   Legal Matters; Experts

   11. Information With Respect to the Registrant..........   Business and Properties; Legal
                                                              Proceedings; Price Range of Common
                                                              Stock and Dividends; Selected
                                                              Historical Financial Data;
                                                              Management's Discussion and Analysis
                                                              of Financial Condition and Results of
                                                              Operations; Capitalization of the
                                                              Company; Pro Forma Condensed
                                                              Consolidated Financial Data;
                                                              Management; Certain Transactions;
                                                              Ownership of Company Securities; The
                                                              Distribution; The Exchange Offer and
                                                              Restructuring; Financing; Relationship
                                                              Between the Company and Marriott
                                                              International; Purpose and Antitakeover
                                                              Effects of Certain Provisions of the
                                                              Company Certificate and Bylaws and
                                                              Marriott International Purchase Right;
                                                              Index to Financial Statements

   12. Disclosure of Commission Position on
       Indemnification for Securities Act Liabilities......   *

____________________

*  Inapplicable

PROSPECTUS

                           HOST MARRIOTT CORPORATION

              7,700,000 WARRANTS TO ACQUIRE SHARES OF COMMON STOCK
                        7,700,000 SHARES OF COMMON STOCK

  Host Marriott Corporation, a Delaware corporation (the "Company"), is issuing 7,700,000 Warrants (the "Warrants") to acquire shares of the Company's common stock, $1.00 par value per share ("Common Stock") in connection with the settlement of class action lawsuits instituted against the Company and certain individual defendants by certain holders and purchasers of senior notes and debentures of the Company. The Warrants are being distributed pursuant to such settlement to the "Initial Warrantholders" as described more fully herein. See "Plan of Distribution." Additionally, 7,700,000 shares of Common Stock which may be purchased upon exercise of the Warrants by holders thereof are being offered hereby on a continuous basis. As of the date of this Prospectus, no Warrants have been exercised and no shares of Common Stock have been issued thereunder.

  Each Warrant entitles the holder upon exercise to acquire one share of Common Stock, at the exercise price of (i) $8.00, if exercised on or before 5:00 p.m. New York City time on October 8, 1996 or (ii) $10.00, if exercised after 5:00 p.m. New York City time on October 8, 1996, but on or before 5:00 p.m. New York City time on October 8, 1998, subject to adjustment. See "Description of the Warrants." The Warrants may be exercised at any time on or before 5:00 p.m. New York City time on October 8, 1998 (the "Expiration Time"). The Warrants are being issued in connection with the settlement of certain lawsuits and the Company will not receive any proceeds from issuance of the Warrants. Proceeds to the Company from the exercise of all Warrants, assuming an exercise price for each Warrant of $8.00 and $10.00 would be $61,600,000 and $77,000,000, respectively, before deducting expenses payable by the Company. No underwriting discounts or commissions will be paid in connection with this offering.

  The Company does not intend to list the Warrants on any securities exchange and no assurances can be given that a trading market for the Warrants will develop or be maintained. The Common Stock is traded on the New York Stock Exchange and on the Chicago Stock Exchange, the Pacific Stock Exchange and the Philadelphia Stock Exchange under the symbol "HMT." On October 14, 1994, the last reported sale price of the Common Stock, as reported on the New York Stock Exchange Composite Tape, was $10.75 per share. See "Price Range of the Common Stock and Dividends."

PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------

              The date of this Prospectus is October 17, 1994

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information regarding the Company may also be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005, the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605 or the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103.

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Warrants and the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company, the Warrants and the Common Stock, reference is made to the Registration Statement and exhibits thereto. The Registration Statement, together with the exhibits thereto, may be inspected at the Commission's public reference facilities in Washington, D.C. and copies of all or any part thereof may be obtained from the Commission upon payment of the prescribed fees.

                               ----------------

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless the context otherwise requires, the term "Company" refers to Host Marriott Corporation and its subsidiaries and their respective operations.

                                  THE COMPANY

  The Company is one of the largest owners of lodging properties in the world. The Company owns over 110 lodging properties that are operated under Marriott brand names and managed by Marriott International, Inc. ("Marriott International"), formerly a wholly-owned subsidiary of the Company. The Company is the largest owner of hotels operated under Marriott brands. The Company also holds minority interests in various partnerships that own in the aggregate nearly 270 additional properties operated by Marriott International. The Company's properties span several market segments, including full service (Marriott Hotels, Resorts and Suites), moderately-priced (Courtyard by Marriott), extended-stay (Residence Inn by Marriott) and economy (Fairfield Inn by Marriott). These Marriott brands are among the most respected and widely recognized in the lodging industry.

  The Company seeks to grow primarily through opportunistic acquisitions of full service hotels in the U.S. and abroad. The Company believes that the full service segment of the market offers opportunities to acquire assets at attractive multiples of cash flow and at discounts to replacement value, including under-performing hotels which can be improved under new management. The Company believes that the full service segment, in particular, has potential for improved performance as the economy continues to improve and as business travel continues to increase. During 1994, the Company has acquired six full service hotels totalling approximately 2,850 rooms in separate transactions for approximately $236 million. The Company also provided 100% financing totalling approximately $35 million to an affiliated partnership, in which the Company owns the sole general partner interest, for the acquisition of two full service hotels (totalling another 685 rooms). Subsequent to September 9, 1994, the Company acquired a controlling interest in one 665 room full service hotel for $52 million through an equity investment and the assumption of debt. The Company considers all nine properties as owned hotels for accounting purposes. The Company is also engaged in discussions with respect to other acquisition opportunities. See "--Recent Developments-- Acquisitions."

  The Company completed the sale of 26 of its Fairfield Inns by Marriott during the third quarter of 1994 for net proceeds of approximately $114 million. The Company also sold its 14 senior living facilities which are leased to Marriott International under long-term leases. The sale, to an unrelated party for $320 million, was completed in stages. The sale of nine of the senior living communities was completed in the second quarter of 1994 and the sale of the five remaining senior living communities was completed in the third quarter of 1994. See "--Recent Developments--Dispositions."

  The Company is also the leading operator of airport and tollroad food and merchandise concessions, with facilities in virtually every major commercial airport in the U.S. The Company operates restaurants, gift shops and related facilities at over 70 airports, on 14 tollroads (including over 90 travel plazas) and at more than 40 tourist attractions, stadiums and arenas. Many of the Company's concessions operate under branded names, including Pizza Hut, Burger King, Taco Bell, Sbarro's, Dunkin' Donuts, TCBY yogurt, Mrs. Fields cookies, Nathan's Famous hot dogs and Cheers.

                   THE DISTRIBUTION AND RELATED TRANSACTIONS

  Prior to October 8, 1993, the Company was named "Marriott Corporation." In addition to conducting the Company's existing businesses of owning lodging properties (the "Ownership Business") and operating restaurants, cafeterias, gift shops and related facilities at airports, stadiums, arenas and tourist attractions and on highway systems (the "Host/Travel Plazas Business"), Marriott Corporation engaged in lodging and senior living services management, timeshare resort development and operation, food service and facilities management and other contract services businesses (the "Management Business"). On October 8, 1993, Marriott Corporation made a special dividend consisting of the distribution (the "Distribution") to holders of outstanding shares of Common Stock, on a share-for-share basis, of all outstanding shares of its wholly-owned subsidiary, Marriott International, Inc. ("Marriott International"), which at the time of the Distribution held all of the assets relating to the Management Business. Marriott International now conducts the Management Business as a separate publicly-traded company. See "The Distribution." The Company and Marriott International are parties to several important ongoing arrangements, including agreements pursuant to which Marriott International manages or leases the Company's lodging properties and a $630 million line of credit (the "Revolving Line of Credit") provided by Marriott International to the Company's wholly-owned subsidiary, HMH Holdings, Inc. ("Holdings") pursuant to a Credit Agreement between Holdings and Marriott International (the "Credit Agreement"). See "Financing--Credit Agreement." In connection with the Distribution, the Company consummated an exchange offer (the "Exchange Offer") pursuant to which holders of approximately $1.2 billion of its senior notes ("Old Notes") exchanged Old Notes for a combination of (i) cash, (ii) Common Stock and (iii) new notes ("New Notes") issued by Host Marriott Hospitality, Inc. ("Hospitality"), an indirect wholly-owned subsidiary of the Company. See "The Exchange Offer and Restructuring." References herein to "the Distribution and related transactions" include the Exchange Offer.

                                  THE OFFERING

Securities Offered......  7,700,000 Warrants to acquire shares of Common Stock of the Company; and 7,700,000 shares of Common Stock issuable upon the exercise of the Warrants.

Use of Proceeds.........  The Warrants are being issued as part of a settlement of class action litigation and will not result in any cash proceeds to the Company. Proceeds from exercises of Warrants will be used for general corporate purposes.

NYSE Trading Symbol.....  HMT

Risk Factors............  Prospective investors should carefully consider the matters set forth under "Risk Factors."

DESCRIPTION OF THE WARRANTS

Total Number of
Warrants................  Warrants which, when exercised, entitle the holders thereof (each such holder, a "Warrantholder") to acquire an aggregate of 7,700,000 shares of Common Stock (subject to adjustments).

Expiration Time.........  No Warrant may be exercised after 5:00 p.m., New York
                          City time on October 8, 1998.

Exercise of Warrants....  Each Warrant will entitle the Warrantholder, upon exercise, to acquire from the Company one share of Common Stock, at the exercise price of (i) $8.00, if exercised on or before 5:00 p.m. New York City time on October 8, 1996 or (ii) $10.00, if exercised after 5:00 p.m. New York City time on October 8, 1996, but on or before 5:00 p.m. New York City time on October 8, 1998, subject to adjustment. Warrants are not exercisable during any Suspension Period (as described below).

No Rights as a
Stockholder.............  Warrantholders will not be entitled to any assets of the Company or rights as shareholders of the Company, including with respect to voting.

No Fractional Shares....  The Company will not issue warrants to purchase fractional shares of Common Stock. As a result, the Warrants to which each Initial Warrantholder is entitled will be rounded downward where the fractional portion of such entitlement, if any, involves less than one-half of a Warrant or upward where the fractional portion of such entitlement, if any, involves one-half or more of a Warrant, subject to the overall limitation on the issuance of Warrants. In the event of certain transactions, described below, the number of shares of Common Stock that may be purchased upon the exercise of each Warrant is subject to adjustment. The Company will not issue fractional shares of Common Stock on the exercise of Warrants otherwise issuable as a result of any of the aforementioned adjustments. If any fraction of a share of Common Stock would be issuable on the exercise of any Warrants (or portion thereof), the Company shall pay to the exercising Warrantholder (in lieu of issuance of such fractional share of Common Stock) an amount of cash equal to the Exercise Price on the date the Warrant is presented for exercise, multiplied by such fraction.

Adjustment Provisions...  The exercise price and number of shares of Common
                          Stock issuable upon exercise of the Warrants are subject to adjustment from time to time upon the occurrence of certain events, including (i) a change in the capital stock of the Company (as described more fully herein); (ii) certain distributions by the Company of rights, options or warrants to acquire Common Stock and (iii) certain other pro rata distributions to holders of Common Stock. See "Description of Warrants--Adjustment Provisions."

Registration of Warrant
Shares..................  The Company has agreed to use its reasonable best efforts to maintain the effectiveness under the Securities Act of the registration statement of which this Prospectus is a part, until the earlier of the Expiration Time or the date on which all Warrants have been exercised, subject to the Company's right to discontinue the effectiveness of such registration statement for such periods as the Company determines are necessary and appropriate (any such period referred to as a "Suspension Period").

                          The Company has also agreed to use its reasonable best efforts to obtain any required approvals or registrations under state securities laws for the issuance of the Common Stock upon exercise of the Warrants. Under the Warrant Agreement, however, Warrants may not be exercised by, or shares of Common Stock issued to, any Warrantholder in any state where such exercise would be unlawful.

Warrants Outstanding....  As a result of this offering, warrants to acquire
                          7,700,000 shares of Common Stock will be outstanding.

Common Stock
Outstanding.............  As of the date of this Prospectus, 153.3 million shares of Common Stock are outstanding. This does not include (i) 7.7 million shares of Common Stock issuable upon exercise of the Warrants, (ii) 11.9 million shares of Common Stock subject to options granted to executive officers and certain current and former employees of the Company, with a weighted average exercise price of $3.97 per share (certain of which options are subject to vesting requirements),
                          (iii) 2.8 million shares of Common Stock issuable to executive officers and certain current and former employees under deferred stock incentive plans (certain of which shares are subject to vesting requirements) and (iv) 4.9 million shares of Common Stock issuable upon exercise of conversion rights by holders of the Company's Series A Cumulative Convertible Preferred Stock. See "Management-- Executive Officer Compensations," "Description of the Warrants" and "Description of Capital Stock-- Convertible Preferred Stock."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following table presents (i) summary historical financial data of the Company for the twenty-four weeks ended June 17, 1994, (ii) summary pro forma income statement data of the Company for the twenty-four weeks ended June 18, 1993 and (iii) summary historical balance sheet data and pro forma income statement data of the Company for the fiscal year ended December 31, 1993. The historical financial data provided herein is derived from the consolidated and condensed consolidated financial statements of the Company included in this Prospectus and the pro forma financial data provided herein is derived from the Pro Forma Condensed Consolidated Statement of Income of the Company and the condensed consolidated financial statements of the Company included in this Prospectus. During the fourth quarter of 1993, the Company effected the Distribution, which caused a substantial change in the composition of the Company's assets, liabilities and operations. Accordingly, the Company's historical financial data does not fully reflect the financial condition and results of operations of the Company as it existed subsequent to the Distribution (see "Selected Historical Financial Data"). The pro forma financial information set forth below may not necessarily be indicative of the results that would have been achieved had such transactions been consummated as of the dates indicated, or that may be achieved in the future. The information presented below should be read in conjunction with the Host Marriott Corporation Pro Forma Condensed Consolidated Statement of Income for the fiscal year ended December 31, 1993, the Host Marriott Corporation Consolidated and Condensed Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included in this Prospectus. The following information is unaudited except for the balance sheet data as of December 31, 1993.


                                       TWENTY-FOUR WEEKS ENDED   FISCAL YEAR
                                     ---------------------------      1993
                                       JUNE 17,      JUNE 18,     (PRO FORMA,
                                         1994          1993      EXCEPT BALANCE
                                     (HISTORICAL) (PRO FORMA)(4) SHEET DATA)(4)
                                     ------------ -------------- --------------
                                                   (IN MILLIONS)
INCOME STATEMENT DATA:
 Revenues...........................    $  660        $ 597          $1,354
 Operating profit before corporate
  expenses and interest.............        77           59             122
 Interest expense...................        95           88             190
 Loss before extraordinary item and
  cumulative effect of changes in
  accounting principles(1)..........       (18)         (24)            (60)
BALANCE SHEET DATA:
 Total assets.......................    $3,949                       $3,893
 Debt(2)............................     2,399                        2,499
OTHER DATA:
 EBITDA(3)..........................    $  166
 Cash from operations...............        42
 Cash used in investing activities..       (58)
 Cash from financing activities.....       155
 Ratio of earnings to fixed
  charges(5)........................       --

- --------
(1) Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," was adopted in the first fiscal quarter of 1993. In the second fiscal quarter of 1993, the Company changed its accounting method for assets held for sale. See "Notes to Consolidated Financial Statements."
(2) The December 31, 1993 debt amount includes $20 million of convertible subordinated debt in the form of Liquid Yield Option Notes (LYONs). Long-term debt of the Company at June 17, 1994 and December 31, 1993 was $1.7 billion and $2.1 billion, respectively.
(3) EBITDA, as defined in the New Notes Indenture, consists of the sum of consolidated net income (loss), interest expense, income taxes, depreciation and amortization and certain other non-cash charges, subject to certain other adjustments. EBITDA data is presented because such data is used by certain investors to determine the Company's ability to meet debt service requirements. The Company considers EBITDA to be an indicative measure of the Company's operating performance due to the significance of the Company's long-lived assets. EBITDA measures the Company's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles.
(4) The historical information for the twenty-four weeks ended June 17, 1994 and the pro forma information for the twenty-four weeks ended June 18, 1993 and for fiscal year 1993 include the effects of the Distribution and related transactions. This information does not include the effects of the sale of the 26 Fairfield Inns by Marriott and the sale of the 14 senior living communities. See "Pro Forma Condensed Consolidated Financial Data."
(5) The ratio of earnings to fixed charges is computed by dividing income
    (loss) before taxes, interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense which represents interest. Earnings were inadequate to cover fixed charges by $19 million for the twenty-four weeks ended June 17, 1994. The deficiency is largely the result of depreciation and amortization of $82 million for the twenty-four weeks ended June 17, 1994.

                              RECENT DEVELOPMENTS

COMMON STOCK OFFERING

  On January 20, 1994, the Company completed the issuance of 20.1 million shares of common stock for net proceeds of $231 million. HMC Acquisitions, Inc. ("HMC Acquisitions"), a wholly-owned subsidiary, was capitalized with approximately $210 million of the proceeds from the Common Stock offering. The amount used to capitalize HMC Acquisitions and any earnings therefrom will be available for investment on an unrestricted basis under the terms of the Revolving Line of Credit with Marriott International. HMC Acquisitions is a guarantor under the Revolving Line of Credit.

ACQUISITIONS

  During 1994, the Company has acquired six full service hotels totalling approximately 2,850 rooms in separate transactions for approximately $236 million. The Company also provided 100% financing totalling approximately $35 million to an affiliated partnership, in which the Company owns the sole general partner interest, for the acquisition of two full service hotels (totalling another 685 rooms). Subsequent to September 9, 1994, the Company acquired a controlling interest in one 665 room full service hotel for $52 million through an equity investment and the assumption of debt. The Company considers all nine properties as owned hotels for accounting purposes.

DISPOSITIONS

  During the first quarter of 1994, the Company signed an agreement to sell its 14 senior living communities to an unrelated third party for $320 million, which approximates the communities' carrying value. The sale of nine of the communities was completed in the second quarter of 1994 and the sale of the five remaining communities was completed in the third quarter of 1994.

  In the third quarter of 1994, the Company completed the sale of 26 of its Fairfield Inns by Marriott to an unrelated third party. The net proceeds from the sale of such hotels were approximately $114 million, which exceeded the carrying value of the hotels by approximately $12 million. Approximately $27 million of the proceeds was payable in the form of a note from the purchaser. The gain on the sale of these hotels will be deferred.

  In June 1994, the Company transferred its rights under an unprofitable concessions contract to a third party. In connection with this decision to discontinue servicing the contract, the Company wrote off related assets of approximately $8 million in the second quarter of 1994. The Company also established a reserve of approximately $4 million for amounts which are to be paid to the third party transferee over the next six years.

NEW YORK MARRIOTT MARQUIS

  As of December 31, 1993, the Company owned a 50% partnership interest in Times Square Hotel Company ("TSHCO"), the owner of the New York Marriott Marquis, and held security interests in an additional 39% of the partnership interests as collateral for loans made to certain partners. These partners defaulted on their loans and in the first quarter of 1994, the Company foreclosed on a 28.68% partnership interest and completed the transfer of an additional 7.32% partnership interest in TSHCO in full satisfaction of the loans. As a result, the Company now holds an 86% partnership interest in TSHCO, which is consolidated in the Company's financial statements. See "Certain Transactions--New York Marriott Marquis."

  In the second quarter of 1994, in a lawsuit filed by the general contractor against the parent corporation of the structural steel contractor for the construction of the New York Marriott Marquis, the jury entered a verdict in favor of the general contractor. The award, which is subject to appeal, is approximately $26 million plus interest thereon from September 1985. Through agreement with its TSHCO partners and the general contractor of the hotel, the Company has been advancing to TSHCO substantially all costs of litigation and is entitled to virtually the entire amount of any court award in this lawsuit, even though the suit was brought in the name of the general contractor of the hotel. The Company has not recognized any amount of the jury award but, if the award is upheld upon any appeal, will utilize the amount of the award to reduce the carrying value of the property on the Company's financial statements to the extent that costs were previously capitalized.

BOND REDEMPTIONS AND REPURCHASES

  Based on Cumulative Available Net Proceeds from Qualifying Asset Sales (as defined in the New Notes Indenture) of approximately $183 million through June 17, 1994, Hospitality redeemed or repurchased approximately $137 million of New Notes in the third quarter of 1994. Based on Cumulative Available Net Proceeds from Qualifying Asset Sales of approximately $228 million received in the third quarter of 1994, Hospitality will initiate the process for redemption of $114 million of New Notes and initiate an offer to repurchase up to an additional $57 million of New Notes during the fourth quarter of 1994.

TSHCO REFINANCING

  In August 1994, the TSHCO first mortgage loan was extended for five years from its original maturity of December 1993. In connection with the extension, a $10 million principal payment was made on the loan. The current principal balance of the loan of $336 million is scheduled to mature as follows: $5 million in each of 1994 through 1997, and $316 million in 1998.

  Interest on $165 million of the loan is fixed at 8.4% and interest on the remaining portion of the loan is based on LIBOR plus 150 basis points. All cash flow in excess of annual minimum principal amortization will be applied as additional amortization until the principal amount of the loan is paid down to $300 million. Once the principal amount of the loan is paid down to $300 million, 75% of future cash flow in excess of annual minimum amortization requirements ranging up to $9 million per year will be applied to further principal amortization and the remaining 25% will be available for other obligations of TSHCO. The Company provided a $10 million debt service guarantee of principal and interest on the loan.

                                  RISK FACTORS

  In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors before purchasing the securities offered hereby.

SUBSTANTIAL LEVERAGE; RESTRICTIVE COVENANTS

  The Company has substantial indebtedness. As of June 17, 1994, the Company had consolidated debt of $2.4 billion and total shareholders' equity of $729 million. The Ownership Business and the Host/Travel Plazas Business are capital intensive, and the Company will have significant capital requirements in the future. The Company's leverage could affect its ability to obtain financing in the future or to undertake refinancings on terms and subject to conditions deemed acceptable by the Company.

  Most of the business of the Company's Real Estate and Operating Groups (each as defined herein) is conducted by subsidiaries of Hospitality (a second-tier subsidiary of the Company). As of June 17, 1994, Hospitality had approximately $1.2 billion in aggregate principal amount of New Notes outstanding, which are secured by a pledge of the stock of, and guaranteed by, Hospitality and certain of its subsidiaries. The indenture governing these notes contains covenants that, among other things, (i) limit the ability of Hospitality to pay dividends and make other distributions and restricted payments, (ii) limit the ability of Hospitality and its subsidiaries to incur additional debt, (iii) limit the ability of Hospitality and its subsidiaries to create additional liens on their respective assets, (iv) limit the ability of the subsidiaries of Hospitality to incur debt and issue preferred stock, (v) limit the ability of Hospitality and its subsidiaries to engage in certain transactions with related parties, (vi) limit the ability of each subsidiary of Hospitality to enter into agreements which restrict such subsidiary in paying dividends or making certain other payments and (vii) limit the activities and businesses of Holdings. See "Financing--New Notes" and "The Exchange Offer and Restructuring." In addition, the Credit Agreement with Marriott International imposes certain restrictions on the ability of the Company and certain other subsidiaries to incur additional debt, impose liens or mortgages on their properties (other than various types of liens arising in the ordinary course of business), extend new guarantees (other than replacement guarantees), pay dividends, repurchase their common stock, make investments and incur capital expenditures. The above restrictions may limit the Company's ability to secure additional financing, and may prevent the Company from engaging in transactions that might otherwise be beneficial to the Company. See "Financing--Credit Agreement."

PENDING LITIGATION

  Between October 9, 1992 and approximately January 4, 1993, following the announcement of the Distribution, ten plaintiffs who were holders or former holders of Old Notes (the "Class Action Plaintiffs") filed lawsuits against the Company purportedly brought on behalf of classes of holders and purchasers of Old Notes (the "Class Action Lawsuits"). The Class Action Lawsuits were consolidated under the caption United Apple Sales Incorporated Profit Sharing Trust u/a DTD 8/1/71, et al. v. Marriott Corp. et al. in the United States District Court for the District of Maryland. The Class Action Lawsuits asserted various claims related to the Distribution and related disclosures.

  On October 29, 1992, a second group of plaintiffs (the "PPM Group") purporting to hold approximately $120 million of principal amount of Old Notes filed a lawsuit against the Company (the "PPM Lawsuit") in the United States District Court for the District of Maryland. The PPM lawsuit claims that the sale by the Company of certain series of its Old Notes violated the federal securities laws and similar state laws. The PPM Group alleged that it had incurred damages of approximately $30 million.

  On or about March 25, 1993, the State Board of Administration of Florida, purporting to hold approximately $7.5 million of principal amount of Old Notes, filed an additional lawsuit asserting claims relating to the Distribution (the "Florida Lawsuit"), purportedly on behalf of certain classes of holders of Old Notes.

  The Company reached an agreement to settle the Class Action Lawsuits (the "Class Action Settlement"), which settlement was approved by the Court on September 10, 1993. The Class Action Settlement disposes of all legal claims challenging the Distribution. Disclosure claims by certain holders and former holders of Old Notes (principally members of the PPM Group) who had "opted out" of the Class Action Settlement were not resolved as part of the Class Action Settlement. As part of the Class Action Settlement, the Company effected the Exchange Offer, paid certain legal fees and expenses of the Class Action Plaintiffs and agreed to issue the Warrants. The Florida Lawsuit was also settled on April 28, 1994. Under the terms of this settlement, the Company agreed to repurchase at their par value the Old Notes held by the State Board of Administration of Florida.

  The PPM Group continues to litigate its claims. On December 17, 1993, the Company filed a motion for summary judgment seeking judgment in favor of the defendants in the PPM Lawsuit. The PPM Group also filed a motion for summary judgment with respect to the Company's counterclaim that some of the PPM Group plaintiffs tortiously interfered with the Company's contractual relationship with some of its financial advisors. On May 23, 1994, the Court issued an order granting in part and denying in part the Company's motion for summary judgment on the remaining claims of the PPM Group. Specifically, the Court dismissed claims brought by 13 of the 16 plaintiffs comprising the PPM Group for alleged violations of Section 11 and Section 12(2) of the Securities Act. The Court denied the Company's motion for summary judgment on the PPM Group's claims for violation of Section 10(b) of the Securities and Exchange Act of 1934 and for common law fraud, as well as for the Section 11 and Section 12(2) claims brought by three of the plaintiffs in the PPM Group. In addition, the Court granted the PPM Group's motion for summary judgment on the Company's counterclaim. The Company has reached a settlement of all claims with 5 of the 16 plaintiffs comprising the PPM Group whereby the Company has agreed to pay certain legal expenses incurred by these plaintiffs. Under the terms of the settlement, these plaintiffs may, in certain circumstances, receive additional amounts based on a percentage of any judgment against, or settlement with, the Company obtained by the remaining 11 plaintiffs comprising the PPM Group. Trial for this lawsuit commenced on September 26, 1994. During the trial, the claims brought by 3 of the 16 plaintiffs alleging violation of Section 11 of the Securities Act, which were not dismissed pursuant to the Court's order dated May 23, 1994, were voluntarily dismissed by the plaintiffs. Additionally, the Court has directed a verdict in favor of the Company on claims brought by all plaintiffs alleging common law fraud (under which such plaintiffs had requested punitive damages).

  The Company believes the remaining claims of the PPM Group are without merit and that the litigation will not have a material effect on the financial condition or results of operations of the Company. Nevertheless, there can be no certainty as to the ultimate outcome of such litigation.

POTENTIAL CONFLICTS WITH MARRIOTT INTERNATIONAL

  The interests of the Company and Marriott International may potentially conflict due to the ongoing relationships between the companies. In addition, the Company and Marriott International share two common directors--J.W. Marriott, Jr. serves as Chairman of the Board of Directors and President of Marriott International and also serves as a director of the Company, and Richard E. Marriott serves as Chairman of the Board of Directors of the Company and also serves as a director of Marriott International. Messrs. J.W. Marriott, Jr. and Richard E. Marriott, as well as certain other officers and directors of Marriott International and the Company, also own shares (and/or options or other rights to acquire shares) in both companies. With respect to the various contractual arrangements between the two companies, the potential exists for disagreement as to the quality of services provided by Marriott International and as to contract compliance. Additionally, the possible desire of the Company, from time-to-time, to finance, refinance or effect a sale of any of the properties managed by Marriott International may, depending upon the structure of such transactions, result in a need to modify the management agreement with Marriott International with respect to such property. Any such modification proposed by the Company may not be acceptable to Marriott International, and the lack of consent from Marriott International could adversely affect the Company's ability to consummate such financing or sale. In addition, certain situations could arise where actions taken by Marriott International in its capacity as manager of competing lodging properties would not necessarily be in the best interests of the Company. Nevertheless, the Company believes that there is sufficient mutuality of interest between the Company and Marriott International to result in a mutually productive relationship.

Moreover, appropriate policies and procedures are followed by the Board of Directors of each of the companies to limit the involvement of Messrs. J.W. Marriott, Jr. and Richard E. Marriott (and, if appropriate, other officers and directors of such companies) in conflict situations, including requiring them to abstain from voting as directors of either the Company or Marriott International (or as directors of any of their subsidiaries) on certain matters which present a conflict between the companies. See "Relationship Between the Company and Marriott International."

DIVIDEND POLICY

  The Company intends to retain future earnings, if any, for use in its business and does not currently anticipate paying dividends on the Common Stock. In addition, the Credit Agreement contains restrictions on the payment of dividends on the Common Stock. See "Dividend Policy" and "Financing." The Company has also stated its intention to pay dividends on its outstanding Convertible Preferred Stock only to the extent of earnings, and the Company has not declared a dividend on the Convertible Preferred Stock for the last five quarterly dividend periods. If six quarterly dividend payments are in arrears, the holders of the Convertible Preferred Stock will become entitled to elect two directors of the Company. There are approximately 282,000 depositary shares, each representing 1/1000th of a share of Convertible Preferred Stock, that remain outstanding as of June 17, 1994 and the stated quarterly dividend on these shares is approximately $300,000. The Company could recommence payment of quarterly dividends in order to avoid the election of additional directors. In addition, commencing January 15, 1996, the outstanding Convertible Preferred Stock may be redeemed at an aggregate redemption price of approximately $15 million plus accrued and unpaid dividends.

EFFECTS OF ECONOMIC CONDITIONS AND CYCLICALITY

  The Company's ownership of real property, including hotels, and undeveloped land parcels, is substantial. Real estate values are sensitive to changes in local market and economic conditions and to fluctuations in the economy as a whole. There can be no assurance that downturns or prolonged adverse conditions in real estate or capital markets or the economy as a whole will not have a material adverse impact on the Company.

ANTITAKEOVER PROVISIONS

  The Company's Restated Certificate of Incorporation and Bylaws each contain provisions that will make difficult an acquisition of control of the Company by means of a tender offer, open market purchases, proxy fight, or otherwise, that is not approved by the Board of Directors. Provisions that may have an antitakeover effect include (i) a staggered board of directors with three separate classes, (ii) a super-majority vote requirement for removal or filling of vacancies on the Board of Directors and for amendment to the Company's Restated Certificate of Incorporation and Bylaws, (iii) limitations on shareholder action by written consent and (iv) super-majority voting requirements for approval of mergers and other business combinations involving the Company and interested shareholders. In addition, the Company is subject to
Section 203 of the Delaware General Corporation Law requiring super-majority approval for certain business combinations. The Company has also adopted a shareholder rights plan which may discourage or delay a change in control of the Company. Finally, the Company has granted Marriott International, for a period of ten years following the Distribution, the right to purchase up to 20% of each class of the then outstanding voting stock of the Company at the fair market value thereof upon the occurrence of certain specified events, generally involving changes in control of the Company (the "Marriott International Purchase Right"). The Marriott International Purchase Right may have certain antitakeover effects with respect to the Company. See "Purposes and Antitakeover Effects of Certain Provisions of the Company Certificate and Bylaws and the Marriott International Purchase Right" and "Description of Capital Stock--Rights and Junior Preferred Stock."

LACK OF PUBLIC MARKET FOR THE WARRANTS

  The Warrants have no established trading market and no assurance can be given that any such market will develop or, if one develops, that it will be sustained. The Company does not intend to apply to list the Warrants on any stock exchange. If a market for the Warrants does not develop, Warrantholders may be unable to sell the Warrants for an extended period of time, if at all.

                                  THE COMPANY

  The Company is one of the largest owners of lodging properties in the world. The Company owns over 110 lodging properties that are operated under Marriott brand names and managed by Marriott International, formerly a wholly-owned subsidiary of the Company. The Company is the largest owner of hotels operated under Marriott brands. The Company also holds minority interests in various partnerships that own in the aggregate nearly 270 additional properties operated by Marriott International. The Company's properties span several market segments, including full service (Marriott Hotels, Resorts and Suites), moderate-priced (Courtyard by Marriott), extended-stay (Residence Inn by Marriott) and economy (Fairfield Inn by Marriott). These Marriott brands are among the most respected and widely recognized in the lodging industry.

  The Company seeks to grow primarily through opportunistic acquisitions of full service hotels in the U.S. and abroad. The Company believes that the full service segment of the market offers numerous opportunities to acquire assets at attractive multiples of cash flow and at discounts to replacement value, including under-performing hotels which can be improved under new management. The Company believes that the full service segment, in particular, has potential for improved performance as the economy continues to improve and as business travel continues to increase. During 1994, the Company has acquired six full service hotels totalling approximately 2,850 rooms in separate transactions for approximately $236 million. The Company also provided 100% financing totalling approximately $35 million to an affiliated partnership, in which the Company owns the sole general partner interest, for the acquisition of two full service hotels (totalling another 685 rooms). Subsequent to September 9, 1994, the Company acquired a controlling interest in one 665 room full service hotel for $52 million through an equity investment and the assumption of debt. The Company considers all nine properties as owned hotels for accounting purposes. The Company is also engaged in discussions with respect to other acquisition opportunities. See "Prospectus Summary--Recent Developments--Acquisitions."

  In the third quarter of 1994, the Company completed the sale of 26 of its Fairfield Inns by Marriott. The Company also sold its 14 senior living facilities which are leased to Marriott International under long-term leases. The sale, to an unrelated party for $320 million, was completed in stages. The sale of nine of the senior living communities was completed in the second quarter of 1994 and the sale of the five remaining senior living communities was completed in the third quarter of 1994. See "Prospectus Summary--Recent Developments--Dispositions."

  The Company is also the leading operator of airport and tollroad food and merchandise concessions, with facilities in virtually every major commercial airport in the U.S. The Company operates restaurants, gift shops and related facilities at over 70 airports, on 14 tollroads (including over 90 travel plazas) and at more than 40 tourist attractions, stadiums and arenas. Many of the Company's concessions operate under branded names, including Pizza Hut, Burger King, Taco Bell, Sbarro's, Dunkin' Donuts, TCBY yogurt, Mrs. Fields cookies, Nathan's Famous hot dogs and Cheers.

  The principal executive offices of the Company are located at 10400 Fernwood Road, Bethesda, Maryland, 20817, and its telephone number is (301) 380-9000. The Company was incorporated under the laws of the State of Delaware in 1929.

                                USE OF PROCEEDS

  The Warrants are being issued as part of the Class Action Settlement, and the Company will not receive any proceeds from such issuance. The net proceeds to be received by the Company from the sale of 7,700,000 shares of Common Stock upon the exercise of the Warrants would be approximately $61.6 million, assuming the exercise of all Warrants at an exercise price of $8.00 per share and approximately $77 million, assuming the exercise of all Warrants at an exercise price of $10.00 per share, before deducting expenses payable by the Company. Any net proceeds are expected to be used for general corporate purposes.

                                DIVIDEND POLICY

  The Company intends to retain future earnings, if any, for use in its business and does not currently anticipate paying any dividends on the Common Stock. In addition, the Credit Agreement contains restrictions on the payment of dividends on the Common Stock and the Company's subsidiaries are subject to certain agreements that limit their ability to pay dividends to the Company. See "Financing." The Company has also stated its intention to pay dividends on its outstanding Convertible Preferred Stock only to the extent of earnings, and the Company has not declared a dividend on the Convertible Preferred Stock for the last five quarterly dividend periods. If six quarterly dividend payments are in arrears, the holders of the Convertible Preferred Stock will become entitled to elect two directors of the Company. There are approximately 282,000 depositary shares, each representing 1/1000th of a share of Convertible Preferred Stock, that remain outstanding as of June 17, 1994, and the stated quarterly dividend on these shares is approximately $300,000. The Company could recommence payment of quarterly dividends in order to avoid the election of additional directors. In addition, commencing January 15, 1996, the outstanding Convertible Preferred Stock may be redeemed at an aggregate redemption price of approximately $15 million plus accrued and unpaid dividends.

                         CAPITALIZATION OF THE COMPANY

  The following table sets forth the capitalization of the Company at June 17, 1994 and the capitalization of the Company as adjusted to give effect to the exercise of all Warrants, as if all such exercises had occurred on June 17, 1994. The capitalization of the Company should be read in conjunction with the Company's Consolidated and Condensed Consolidated Financial Statements and Notes thereto each contained elsewhere in this Prospectus.

                                                      AT JUNE 17, 1994
                                                  (UNAUDITED, IN MILLIONS)
                                                  -----------------------------
                                                   ACTUAL       AS ADJUSTED(1)
                                                  ------------ ----------------
Cash and cash equivalents........................ $        242     $        303
                                                  ============     ============
Debt............................................. $      2,399     $      2,399
Shareholders' equity.............................          729              790
                                                  ------------     ------------
Total Capitalization............................. $      3,128     $      3,189
                                                  ============     ============

- --------
(1) Reflects receipt of proceeds from the exercise of all Warrants, after deducting estimated expenses, assuming an exercise price for each Warrant of $8.00. See "Use of Proceeds." Assuming an exercise price for each Warrant of $10.00, the cash and cash equivalents, and shareholders' equity, of the Company would be $318 million and $805 million, respectively.

                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

  The unaudited Pro Forma Condensed Consolidated Balance Sheet and Income Statement of the Company as of and for the twenty-four weeks ended June 17, 1994 reflect the Company's recent dispositions of properties (26 Fairfield Inns by Marriott and 14 senior living communities). The "Host Marriott Corporation Pro Forma" column of the unaudited Pro Forma Condensed Consolidated Balance Sheet presents the financial position of the Company as if the sale of 26 Fairfield Inns by Marriott and the sale of the remaining five of 14 senior living communities had been completed as of June 17, 1994. The Distribution and related transactions and the sale of nine of the 14 communities were completed prior to June 17, 1994 and already have been reflected in the Company's historical balance sheet. The unaudited Pro Forma Condensed Consolidated Statement of Income of the Company for the twenty-four weeks ended June 17, 1994 presents, in the "Host Marriott Corporation Pro Forma" column, the results of operations of the Company as if the sale of the 26 Fairfield Inns by Marriott and the sale of the 14 senior living communities had been completed as of the beginning of the fiscal year. The adjustments required to reflect the sale of the Fairfield Inns and senior living communities are set forth in the "Disposition Pro Forma Adjustments" column and discussed in the accompanying notes.

  The unaudited Pro Forma Condensed Consolidated Statement of Income of the Company for the fiscal year ended December 31, 1993 reflects the Distribution and related transactions and the Company's recent dispositions of properties. The "Host Marriott Corporation Distribution Pro Forma" column presents the results of operations of the Company as if the Distribution and related transactions had been completed as of the beginning of the fiscal year. The adjustments required to reflect the Distribution and related transactions are set forth in the "Distribution Pro Forma Adjustments" column and discussed in the accompanying notes. The "Host Marriott Corporation Pro Forma" column presents the results of operations of the Company as if the Distribution and related transactions and the dispositions of properties had been completed as of the beginning of the fiscal year. Certain revenues and costs and expenses have been reclassified for the fiscal year ended December 31, 1993 to conform to the Company's new income statement presentation and are reflected in the "Reclassification" column.

  The Pro Forma Condensed Consolidated Financial Data of the Company are unaudited and presented for informational purposes only and may not reflect the Company's future results of operations and financial position or what the results of operations and financial position of the Company would have been had such transactions occurred as of the dates indicated. The unaudited Pro Forma Condensed Consolidated Financial Data and Notes thereto of the Company should be read in conjunction with the Host Marriott Corporation Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere in this Prospectus.

                           HOST MARRIOTT CORPORATION

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 17, 1994
                            (UNAUDITED, IN MILLIONS)

                                     ASSETS

                                        HOST MARRIOTT DISPOSITION  HOST MARRIOTT
                                         CORPORATION   PRO FORMA    CORPORATION
                                         HISTORICAL   ADJUSTMENTS    PRO FORMA
                                        ------------- -----------  -------------
Property and Equipment................     $2,950        $(244)(S)    $2,706
Investments in Affiliates.............        221          --            221
Notes Receivable......................         69           15 (S)        84
Accounts Receivable...................         95           (5)(S)        90
Inventories...........................         49          --             49
Other Assets..........................        233           (3)(S)       230
Cash and Cash Equivalents.............        242          219 (S)       142
                                                          (301)(Q)
                                                           (18)(P)
Investment in Short-Term Marketable
 Securities...........................         90          --             90
                                           ------        -----        ------
                                           $3,949        $(337)       $3,612
                                           ======        =====        ======
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Debt
  Debt carrying a company guarantee of
   repayment..........................     $1,623        $(301)(Q)    $1,322
  Debt not carrying a company guaran-
   tee of repayment...................        776          (18)(P)       758
                                           ------        -----        ------
                                            2,399         (319)        2,080
                                           ------        -----        ------
Accounts Payable and Accrued Expenses.        188           (1)(S)       187
Deferred Income.......................         18          --             18
Deferred Income Taxes.................        424          --            424
Other Liabilities.....................        191          (17)(S)       174
                                           ------        -----        ------
    Total Liabilities.................      3,220         (337)        2,883
                                           ------        -----        ------
Shareholders' Equity
  Convertible Preferred Stock.........         14          --             14
  Common Stock, 300 million shares au-
   thorized; 152.4 million shares
   issued.............................        152          --            152
  Additional Paid-in Capital..........        472          --            472
  Retained Earnings...................         91          --             91
                                           ------        -----        ------
    Total Shareholders' Equity........        729          --            729
                                           ------        -----        ------
                                           $3,949        $(337)       $3,612
                                           ======        =====        ======

                           HOST MARRIOTT CORPORATION

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

               (UNAUDITED, IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                         TWENTY-FOUR WEEKS ENDED JUNE 17, 1994
                                        ----------------------------------------
                                        HOST MARRIOTT DISPOSITION  HOST MARRIOTT
                                         CORPORATION   PRO FORMA    CORPORATION
                                         HISTORICAL   ADJUSTMENTS    PRO FORMA
                                        ------------- -----------  -------------
Revenues
  Real Estate Group....................    $  164        $(19)(O)     $  145
  Operating Group......................       496         --             496
                                           ------        ----         ------
                                              660         (19)           641
                                           ------        ----         ------
Operating costs and expenses
  Real Estate Group....................        93          (7)(O)         86
  Operating Group......................       490         --             490
                                           ------        ----         ------
                                              583          (7)           576
                                           ------        ----         ------
Operating profit
  Real Estate Group....................        71         (12)(O)         59
  Operating Group......................         6         --               6
                                           ------        ----         ------
Operating profit before corporate ex-
 penses and interest...................        77         (12)            65
Corporate Expenses.....................       (17)                       (17)
Interest Expense.......................       (95)          1(P)         (79)
                                                           15(Q)
Interest Income........................        11         --              11
                                           ------        ----         ------
(Loss) before income taxes.............       (24)          4            (20)
(Provision) benefit for income taxes...         6          (1)(F)          5
                                           ------        ----         ------
Net income (loss)......................       (18)          3            (15)
Dividends on preferred stock...........       --          --             --
                                           ------        ----         ------
Income (loss) available for common
 stock.................................    $  (18)       $  3         $  (15)
                                           ======        ====         ======
Earning (loss) per common share........    $ (.12)                    $ (.10)
                                           ======                     ======
Weighted average number of common
 shares outstanding....................     149.6                      149.6
                                           ======                     ======

                           HOST MARRIOTT CORPORATION

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                                  (UNAUDITED)

                               FISCAL YEAR ENDED DECEMBER 31, 1993 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                          ---------------------------------------------------------------------------------------
                                                                                 HOST
                             HOST                 RECLASSIFIED                 MARRIOTT                  HOST
                           MARRIOTT                   HOST     DISTRIBUTION  CORPORATION  DISPOSITION  MARRIOTT
                          CORPORATION RECLASSIFI-   MARRIOTT    PRO FORMA    DISTRIBUTION  PRO FORMA  CORPORATION
                          HISTORICAL  CATION (2)  CORPORATION  ADJUSTMENTS    PRO FORMA   ADJUSTMENTS  PRO FORMA
                          ----------- ----------- ------------ ------------  ------------ ----------- -----------
Revenues
 Real Estate Group (1)..    $  614       $ 58        $  672       $(354)(C)     $  273        (41)(O)    $ 241
                                                                    (45)(B)                     9 (R)
 Operating Group (1)....     1,177        (96)        1,081         --           1,081        --         1,081
                            ------       ----        ------       -----         ------        ---        -----
                             1,791        (38)        1,753        (399)         1,354        (32)       1,322
                            ------       ----        ------       -----         ------        ---        -----
Operating costs and ex-
 penses
 Real Estate Group (1)..       515         66           581        (341)(C)        194        (20)(O)      174
                                                                      2 (H)
                                                                    (48)(B)
 Operating Group (1)....     1,120        (82)        1,038         --           1,038        --         1,038
                            ------       ----        ------       -----         ------        ---        -----
                             1,635        (16)        1,619        (387)         1,232        (20)       1,212
                            ------       ----        ------       -----         ------        ---        -----
Operating profit
 Real Estate Group (1)..        99         (8)           91         (13)(C)         79        (21)(O)       67
                                                                     (2)(H)                     9 (R)
                                                                      3 (B)
 Operating Group (1)....        57        (14)           43         --              43        --            43
                            ------       ----        ------       -----         ------        ---        -----
Operating profit before
 corporate expenses and
 interest...............       156        (22)          134         (12)           122        (12)         110
Corporate Expenses......       (63)        22           (41)         13 (D)        (28)                    (28)
Interest Expense........      (201)       --           (201)         13 (A)       (190)         3 (P)     (155)
                                                                     (5)(E)                    32 (Q)
                                                                      3 (I)
                                                                      2 (H)
                                                                      4 (K)
                                                                     (1)(N)
                                                                     (5)(J)
Interest income.........        26        --             26         --              26        --            26
Profit from operations
 distributed to Marriott
 International, Inc. ...       211        --            211        (211)(M)        --         --           --
                            ------       ----        ------       -----         ------        ---        -----
Income (loss) before in-
 come taxes, extraordi-
 nary item and cumula-
 tive effect of changes
 in accounting princi-
 ples (3)(4)............       129        --            129        (199)           (70)        23          (47)
(Provision) benefit for
 income taxes...........       (72)       --            (72)         88 (M)         10         (8)(F)        2
                                                                     (6)(F)
                            ------       ----        ------       -----         ------        ---        -----
Income (loss) before ex-
 traordinary item and
 cumulative effect of
 changes in accounting
 principles (3)(4)......        57        --             57        (117)           (60)        15          (45)
Dividends on preferred
 stock..................        (8)       --             (8)          7 (L)         (1)       --            (1)
                            ------       ----        ------       -----         ------        ---        -----
Income (loss) available
 for common stock before
 extraordinary item and
 cumulative effect of
 changes in accounting
 principles (3)(4)......    $   49       $--         $   49       $(110)        $  (61)       $15        $ (46)
                            ======       ====        ======       =====         ======        ===        =====
Fully diluted earning
 (loss) per share before
 extraordinary item and
 cumulative effect of
 changes in accounting
 principles (3)(4)......    $  .40                   $  .40                     $ (.51)                  $(.39)
                            ======                   ======                     ======                   =====
                                                                  (13.9)(G)
                                                                    7.9 (L)
Fully diluted common
 shares.................     121.3                    121.3         1.4 (K)      116.7                   116.7
                            ======                   ======       =====         ======                   =====

- -------
(1) The Real Estate Group, the majority of which was formerly classified in the "Lodging" segment, is comprised of the Company's existing business of owning lodging properties and senior living facilities, its partnership investments and undeveloped land parcels. The Operating Group, formerly included as part of the "Contract Services" segment, consists of the food, beverage and merchandise operations at airports, on tollroads and at tourist attractions, stadiums and arenas, as well as restaurant operations. The new segments reflect the Company's current business segments and operating environment.
(2) Certain revenues, costs and expenses have been reclassified to conform to the Company's new income statement presentation. These include reclassifying the senior living community operations from the Operating Group to the Real Estate Group, reclassifying the Company's equity in net losses of affiliates from corporate expenses to operating costs of the Real Estate Group, reclassifying the net gains/losses on certain property transactions from Real Estate Group operating cost and corporate expenses to Real Estate Group revenue, and netting the revenue and costs related to the sale of condominium units to the net gain on the sale of the units, which is included in Real Estate Group revenues.
(3) Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," was adopted in the first fiscal quarter of 1993. ln the second quarter of 1993, the Company changed its accounting method for assets held for sale. See "Notes to Consolidated Financial Statements."
(4) The Company recognized a $5 million extraordinary loss (net of taxes) on the completion of the Exchange Offer. See "Notes to Consolidated Financial Statements."

                           HOST MARRIOTT CORPORATION
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

A. Represents assumption by Marriott International of 90% of the obligations under the Company's formerly outstanding convertible subordinated debt ("LYONS").

B. Represents sales and operating expenses, other than depreciation, offset by rental income, for retirement communities owned by the Company and leased to Marriott International.

C. Represents adjustment to reduce lodging sales of properties owned by the Company and operated by Marriott International to amounts to be remitted by Marriott International to the Company.

D. Represents the elimination of nonrecurring costs directly related to the Distribution.

E. Represents 1% commitment fee to Marriott International on the revolving line of credit from January 1, 1993 to the Distribution Date.

F. Represents income tax impact of pro forma adjustments, at statutory rates, adjusted to reflect the loss of certain state income tax benefits.

G. Represents elimination of shares that are antidilutive on a pro forma basis.

H. Represents the impact on operating costs and interest expense related to the transfer of land owned by the Company and leased to a partnership owning a Marriott hotel and assumption of debt by Marriott International equal to the book value of the land.

I. Represents the increase in interest expense and the reduction in commitment fee to Marriott International related to initial draw by the Company under the Marriott International line of credit (and corresponding paydown of other Company debt).

J. Represents the impact of additional debt assumed by Marriott International, and the 100 basis point increase in interest rate applicable to the New Notes.

K. Represents the Common Stock issued concurrently with the Distribution as part of the Exchange Offer, and the corresponding impact on interest expense.

L. Represents adjustment to reflect conversion of Convertible Preferred Stock prior to the Distribution.

M. Represents distribution of 100% of Marriott International common stock to the Company's common shareholders.

N. Represents adjustment for the impact on interest expense related to the initial draw under a mortgage with Marriott International related to the funding of capital expenditures for the Philadelphia Convention Center Hotel.

O. Represents adjustment to eliminate the revenues and operating costs of the 14 senior living communities and 26 Fairfield Inns by Marriott.

P. Represents paydown of the secured debt of certain senior living communities and the corresponding impact on interest expense.

Q. Represents paydown of the New Notes with 75% of the asset sales proceeds (including the proceeds received prior to June 17, 1994) and the corresponding impact on interest expense. Extraordinary losses of approximately $8 million related to the redemption of New Notes are not reflected in the accompanying Pro Forma Condensed Financial Data.

R. Represents adjustment to eliminate the net realizable value write-down for the Fairfield Inns by Marriott that were sold in the third quarter of 1994.

S. Represents adjustment to reduce property and equipment, record the sales proceeds and the note receivable, and adjust other asset and liability accounts for the sale of all 26 Fairfield Inns by Marriott and the sale of the five remaining senior living communities.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  As noted elsewhere in this Prospectus, the Distribution and the related transactions have had a significant effect on the assets, liabilities and business operations of the Company. Accordingly, and as discussed more fully below, a comparison of the results of operations of the Company on a historical basis would not reflect the financial resources and operations of the Company as they now exist. As a result, the Company's results of operations for the twenty-four weeks ended June 17, 1994 (which fully reflect the Distribution and the related transactions) are compared with pro forma results of operations for the twenty-four weeks ended June 18, 1993, and the comparison of the Company's results of operations for fiscal years 1993 and 1992 is presented on a pro forma basis.

  As a result of the Distribution and its effect on the structure of the Company, the Company has altered its financial statement presentation for periods beginning on January 1, 1994 to better reflect the Company's current business segments and operating environment. To facilitate comparison of the Company's results of operations, the operating results for the twenty-four weeks ended June 18, 1993 and for fiscal years 1993 and 1992 have been reformatted to reflect the Company's current business segments and operating environment.

RESULTS OF OPERATIONS

 Twenty-Four Weeks Ended June 17, 1994 Compared to Pro Forma Twenty-Four Weeks Ended June 18, 1993 (reflecting the Distribution and related transactions)

  As noted above, the discussion of the Company's results of operations presented herein compares the historical results for the twenty-four weeks ended June 17, 1994 with pro forma results for the twenty-four weeks ended June 18, 1993. Management believes that, due to the substantial differences in comparability between the Company's 1994 and 1993 historical results, the use of pro forma results for 1993 provides a more meaningful basis for comparison because the pro forma results assume that the Distribution and related transactions occurred at the beginning of 1993 and include only the operations retained by the Company.

  The Company reported 1994 year-to-date revenues of $660 million, a $63 million, or 11%, improvement over pro forma 1993 year-to-date results. Year-to-date operating profit increased $18 million, or 31%, to $77 million due to the strong performance of the Real Estate Group. The Real Estate Group posted a significant increase in year-to-date operating profit--up $26 million over pro forma 1993 year-to-date results. This increase was partially offset by an $8 million decrease in operating profit for the Operating Group due to $12 million of termination expenses recorded for the transfer of the Company's rights under an unprofitable concessions contract to a third party, partially offset by an $8 million reduction in the general liability and workers' compensation insurance reserves due to favorable claims experience.

  The Real Estate Group, consisting of the Ownership and Development Business, posted a 23% increase in year-to-date revenues and a 58% increase in year-to-date operating profit over 1993 year-to-date pro forma results. The operating profit increase is due primarily to improved lodging results, coupled with a reduction in equity losses on the Company's partnership investments, mainly due to the consolidation of the partnership owning the New York Marriott Marquis Hotel (TSHCO) on December 31, 1993. During the 1994 first quarter, the Company increased its ownership interest in TSHCO to 86%.

  Year-to-date hotel revenues for the Real Estate Group increased $30 million over pro forma 1993 amounts, as all four of the Company's lodging concepts reported growth in room revenues generated per available room ("REVPAR") for comparable units. Hotel revenues reflect the addition of three full-service hotels: the New York Marriott Marquis; the Ft. Lauderdale Marina Marriott; and the Washingtonian Marriott in Gaithersburg, Maryland, which are included in the 1994 operating results. These properties contributed $28 million in hotel revenues and $7 million of hotel operating profit during 1994. Also, 1993 pro forma results include $8 million of hotel revenues and $4 million in hotel operating profit relating to eleven Residence Inn properties that were sold in late 1993. Excluding the impact of these noncomparable items, hotel revenues increased $10 million (9%) and operating profit increased $11 million (24%) over pro forma 1993 levels.

  The Company's full service Marriott Hotels, Resorts and Suites posted a 4% increase in REVPAR for comparable units. Average occupancy climbed two percentage points for comparable units while average room rates increased 2%. Overall operating results for most full-service properties were improved or comparable to 1993 results with the exception of the Newport Beach, California property which experienced reduced profits due to the southern California earthquake in late 1993 and the Miami Airport, Florida property which achieved very high occupancy levels in early 1993 resulting from Hurricane Andrew in 1992.

  The Company's moderate-priced Courtyard hotels reported significant increases in operating profit in 1994. Courtyard's REVPAR increased 7% over 1993 fueled by a 6% increase in average room rates and a one percentage point increase in average occupancy.

  The Company's extended-stay Residence Inns reported an 8% increase in REVPAR due primarily to an increase in average room rate for comparable units of 6%, combined with a one percentage point increase in average occupancy.

  The Company's economy lodging Fairfield Inns generated a 4% increase in REVPAR, with the average room rate up 4%, while average occupancy decreased slightly. In the third quarter of 1994, the Company sold 26 of its Fairfield Inns. See "Prospectus Summary--Recent Developments--Dispositions" and "Pro Forma Condensed Consolidated Financial Data."

  Senior living communities' revenues consist of rentals earned under the lease agreements with Marriott International. During the first quarter of 1994, the Company executed an agreement to sell all 14 of its senior living communities to an unrelated party for $320 million, which approximates the communities' carrying value. The sale of nine of the senior living communities was completed in the second quarter of 1994 and the sale of the five remaining senior living communities was completed in the third quarter of 1994. See "Prospectus Summary--Recent Developments--Dispositions" and "Pro Forma Condensed Consolidated Financial Data."

  The Operating Group, consisting of the Host/Travel Plazas Business, generated a 7%, or $32 million increase to $496 million in year-to-date revenues over 1993 performance. Airport revenues increased $19 million, benefiting from enplanement growth and severe winter weather conditions, which boosted sales as the result of flight delays. Travel Plazas and other Operating Group revenues posted modest increases in sales over last year's performance. These increases are primarily attributed to the completion of the remaining New York Thruway plazas and increased attendance at the Dallas Reunion Arena. Increased profits driven by sales growth were primarily offset by contractual rent increases.

  During the second quarter of 1994, due to favorable claims experience for the general liability and workers' compensation self-insurance programs, the Company reduced its actuarially estimated reserves by $8 million, which is reflected as a reduction in the Operating Group's operating costs and expenses.

  Interest expense increased by 8% to $95 million in 1994 as a result of additional expense associated with the consolidation of TSHCO debt.

  Under the terms of the New Notes Indenture, Hospitality is obligated to use 50% of the net proceeds of the senior living communities and Fairfield Inn asset sales to redeem New Notes and must offer to utilize an additional 25% of the net proceeds to make additional New Note repurchases. For a discussion of the Company's redemptions and repurchases of New Notes, see "Financing--New Notes." The remaining net proceeds of the asset sales are expected to be used primarily for future acquisitions of lodging properties or related assets, and to the extent not so used will be used for general corporate purposes.

 1993 Compared to 1992

  Because of the changes to the Company's assets, liabilities and business operations resulting from completion of the Distribution and the related transactions on October 8, 1993, the December 31, 1993 consolidated financial statements differ substantially compared to the 1992 consolidated financial statements. In particular, the most significant differences relate to the following:

  . The 1992 and 1991 consolidated statements of operations include revenues, operating costs and expenses, corporate expenses, interest expense and interest income of operations of Marriott International, which were distributed to the Company's shareholders on October 8, 1993. In the 1993 consolidated statement of operations, such operations through the Distribution Date are combined and included as "Profit from operations distributed to Marriott International." See Note 2 to the consolidated financial statements.

  . As described in Note 1 to the consolidated financial statements, the Company included the sales and operating expenses of its owned hotels in lodging revenues and lodging operating costs and expenses, respectively, prior to the Distribution. Subsequent to the Distribution, lodging revenues represent house profit from these properties. House profit represents hotel operating results less property level expenses excluding depreciation, real and personal property taxes, ground rent, insurance and management fees which are classified as operating costs and expenses.

  Due to these substantial differences in comparability between the Company's historical operating results for 1993 versus 1992, management believes that it is more meaningful and relevant in understanding the present and ongoing Company operations to compare the Company's pro forma operating results for 1993 and 1992. Accordingly, the Company's pro forma consolidated statements of operations for fiscal 1993 and 1992 are presented below. These pro forma consolidated statements of operations were prepared as if the Distribution, Exchange Offer, Restructuring and the implementation of the various related agreements entered into with Marriott International, including the lodging management and senior living community leases, occurred at the beginning of each period and include only the operations of the businesses retained by the Company, and exclude, among other items, certain non-recurring costs. These non-recurring costs include (i) costs of the Distribution of $13 million in 1993 and $21 million in 1992, (ii) an extraordinary loss related to the completion of the Exchange Offer of $5 million, net-of-tax, (iii) the cumulative effect of a change in accounting for income taxes ($30 million credit) adopted in the first quarter of 1993 and (iv) the cumulative effect of a change in accounting for assets held for sale ($32 million after-tax charge) adopted in the second quarter of 1993. See the notes to the consolidated financial statements for discussion of the Distribution, Exchange Offer, Restructuring and the related transactions and agreements.

  The following pro forma consolidated statements of income for 1993 and 1992 and the management's discussion and analysis related thereto are presented in the format that the Company adopted as of January 1, 1994 and reflect the impact of the Distribution and related transactions. This format breaks down the Company's operations into the Real Estate Group, consisting of the results of all of the Company's owned hotel properties and senior living communities as well as its partnership investments and investments in certain other financial assets, and the Operating Group, consisting of the Host/Travel Plazas Business and certain discontinued restaurant operations. These pro forma consolidated statements of operations do not purport to be indicative of results which may occur in the future.

  The following pro forma consolidated statements of operations and related analysis should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                             FISCAL YEARS
                                                          --------------------
                                                            1993       1992
                                                          ---------  ---------
                                                          (IN MILLIONS EXCEPT
                                                          PER SHARE AMOUNTS)
Revenues
  Real Estate Group
    Hotels............................................... $     251  $     239
    Senior living communities............................        23         21
    Net gains (losses) on property transactions..........        (1)         3
                                                          ---------  ---------
                                                                273        263
                                                          ---------  ---------
  Operating Group
    Airports.............................................       690        566
    Travel Plazas........................................       296        279
    Other................................................        95         90
                                                          ---------  ---------
                                                              1,081        935
                                                          ---------  ---------
      Total revenues.....................................     1,354      1,198
                                                          ---------  ---------
Operating Costs and Expenses
  Real Estate Group
    Hotels...............................................       157        151
    Senior living communities............................        12         10
    Other................................................        25         21
                                                          ---------  ---------
                                                                194        182
                                                          ---------  ---------
  Operating Group
    Airport..............................................       659        523
    Travel Plazas........................................       282        261
    Other (including restructuring charges of $7 million
     in 1993)............................................        97         94
                                                          ---------  ---------
                                                              1,038        878
                                                          ---------  ---------
      Total operating costs and expenses.................     1,232      1,060
                                                          ---------  ---------
Operating Profit
  Real Estate Group......................................        79         81
  Operating Group........................................        43         57
                                                          ---------  ---------
    Operating profit before corporate expenses and inter-
     est.................................................       122        138
  Corporate expenses.....................................       (28)       (24)
  Interest expense.......................................      (190)      (198)
  Interest income........................................        26         28
                                                          ---------  ---------
  Loss before income taxes, extraordinary item and ac-
   counting changes......................................       (70)       (56)
  Benefit for income taxes...............................        10         19
                                                          ---------  ---------
  Loss before extraordinary item and accounting
   changes(1)(2)......................................... $     (60) $     (37)
                                                          =========  =========
  Loss per common share before extraordinary item and ac-
   counting changes...................................... $    (.51) $    (.33)
                                                          =========  =========
  Weighted average shares outstanding(3).................     116.7      112.2
                                                          =========  =========

- --------
(1) Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" was adopted in the first fiscal quarter of 1993. In the second quarter of 1993, the Company changed its accounting method for assets held for sale. See "Notes to Consolidated Financial Statements."
(2) The Company recognized a $5 million extraordinary loss (net-of-tax) on the completion of the Exchange Offer. See "Notes to Consolidated Financial Statements."

(3) Based on weighted average common shares of Marriott Corporation adjusted to reflect (i) the conversion of Marriott Corporation preferred stock into
    10.6 million shares of common stock prior to the Distribution, and (ii) the issuance by Marriott Corporation of 1.8 million shares of its common stock, prior to the Distribution, in connection with the refinancing of certain of its senior debt.

  The Company reported a pro forma loss before extraordinary item and accounting changes in 1993 of $60 million, versus the 1992 pro forma loss of $37 million. Comparisons of the pro forma 1993 results to the preceding year were affected by the following items:

  . The $11 million charge recorded in 1993 to write down the carrying value of Fairfield Inns held as available for sale.

  . The restructuring costs of $7 million recorded in 1993 as a result of the reorganization of the Operating Group.

  . The effect on the income tax provision in 1993 resulting from the increase in corporate income tax rates due to tax legislation.

  Excluding the impact of these items, the loss before extraordinary item and accounting changes was relatively unchanged between years.

  Hotel revenues represent house profit which is hotel operating results less property-level expenses, excluding depreciation, property taxes, ground rent expense, insurance and management fees. As described in Note 1 to the consolidated financial statements, subsequent to the Distribution, the Company does not report the gross operations of the individual hotels but, rather, the net results which are distributed to the Company in accordance with the terms of the management agreements. Revenues and operating costs and expenses have been reclassified in the pro forma operating data to reflect those operations consistently with the new policy. Pro forma hotel revenues increased 5% from $239 million in 1992 to $251 million in 1993 due to (i) the combined increase in room revenues generated per available room (REVPAR) for comparable properties of approximately 7% and (ii) higher house profit margins offset by the sale of seven properties in mid-1992.

  Hotel operating profits increased 7% over 1992 to $94 million as a result of increased revenues, as discussed above, offset by higher ground rent expense and management fees tied to improved property performance. Excluding the impact of the Fairfield Inn write-down in 1993, the sale of seven full service hotels and 13 Courtyard hotels in 1992 and higher deferred gain amortization in 1992, the Real Estate Group's operating profit increased 29% to $90 million in 1993.

  Senior living community revenues consist of rentals earned under the lease agreements with Marriott International. The terms of the leases call for annual payments of $28 million (with all 14 properties fully operational) plus a percentage of certain annual revenues from operation of the facilities in excess of $72 million on a combined basis. The increase in pro forma revenues is due to the opening of additional properties through 1993 and the corresponding commencement of the rental payments for such properties. On March 17, 1994, the Company executed an agreement to sell all of its senior living communities to an unrelated party for $320 million, which approximates the communities' carrying value. The sale of nine of the senior living communities was completed in the second quarter of 1994 and the sale of the remaining five senior living communities was completed in the third quarter of 1994. See "Prospectus Summary--Recent Developments--Dispositions."

  Operating profits for senior living communities represent rentals less depreciation expense. The increase in operating profits for these senior living communities in 1993 is in direct relation to their increase in revenues.

  Net gains (losses) on property transactions consists of gains and losses on the sale of real estate or financial assets. Included, as well, are writedowns in connection with other property-related transactions. Such transactions are included in lodging operating profit in the Company's historical consolidated financial statements with respect to owned hotel transactions and corporate expenses with respect to partnership and other financial asset transactions. In 1993, profits were earned from the sales of the Company's interests in the Boston Copley Marriott and The Jefferson senior living community condominium units and were reduced by the charge recorded to write down the carrying value of certain Fairfield Inns held as available for sale and by certain partnership transactions. The amount of net gain on property transactions in 1992 primarily consisted of gains on the sales of condominium units at The Jefferson.

  Included in Other Expenses for the Real Estate Group are the net equity in earnings for the Company's equity investments in partnerships and the carrying costs of the Company's undeveloped land parcels. Such expenses are included in Corporate expenses in the Company's historical consolidated financial statements. There was an increase in these expenses to $25 million in 1993, principally from an increase in the proportion of losses recorded for the New York Marriott Marquis partnership.

  Revenues for the Operating Group grew by 16% in 1993 to $1,081 million due to the acquisition of 32 Dobbs contracts in September 1992. Operating profit for the Operating Group was down 12% from the prior year to $43 million excluding restructuring charges of $7 million, despite higher revenues. This decline was due to (i) higher employee benefit costs, (ii) reduced operating efficiencies as locally and minority-owned business participation reduced market share and
(iii) higher rents and depreciation expense for certain contracts. Depreciation increased $13 million (24%) on higher asset balances, principally from the Dobbs contract acquisitions.

  During the fourth quarter of 1993, the Company recorded a $7 million pre-tax restructuring charge for the costs of redesigning its operating structure. Such costs represent $4 million of severance and relocation payments, a $2.5 million write off of development costs for a data processing system no longer required under the new organization structure and $500,000 of other charges. Most of these expenditures were incurred in the first quarter of 1994. The Company expects to realize improved operating profits of approximately $2 million annually as a result of the restructuring.

  Corporate expenses include executive management and administrative costs. On a pro forma basis, these costs were up $4 million in 1993 to $28 million, principally due to increased minority interest expense and higher administrative costs.

  Interest expense decreased by 4% to $190 million in 1993 due to the paydown in debt from the proceeds of hotel sales in 1992 and other asset sales occurring in late 1993. Declining interest rates on variable rate debt also had a favorable impact on interest expense.

 1992 Compared to 1991

  The following discussion represents an analysis of the comparative operating results of the Company for 1992 versus 1991 on an historical basis, including the operations of Marriott International for both periods as these operations were not distributed to shareholders until October 8, 1993.

  Net Income totaled $85 million in 1992, compared to $82 million in 1991, on a 5% increase in sales. The Company's earnings per common share were $.64, down from $.80 in 1991. Comparisons of 1992 earnings to the preceding year were affected by several noncomparable items, including operating results and financing costs for recently opened lodging and senior living services properties, reduced gain amortization from earlier asset sales, lodging dispositions in both years, the issuance of preferred stock in 1991, and approximately $21 million of costs related to the Distribution planned for 1993.

  Excluding the impact of these items, the Company's operating profit and net income increased by 11% and 56%, respectively, principally due to strong improvement in four of the Company's five lodging divisions and growth in its senior living services operations.

  Lodging sales and operating profit both increased 4% in 1992. Excluding the impact of the noncomparable items cited above, lodging profits were up 14% compared to the preceding year. Lodging sales growth was generated primarily by the net addition of 107 hotels (16,750 rooms) since the beginning of

1991, and higher occupancy rates. Average room rates across the Marriott system increased slightly. Food and beverage sales were flat with the prior year due to more rapid expansion of product lines with limited food service facilities, and the closing of certain low volume restaurants. At year-end 1992, the Company's lodging business encompassed 746 hotels with over 167,000 rooms, including the net addition of 48 hotels (5,800 rooms) during 1992.

  Marriott Hotels, Resorts and Suites, the full service lodging division, posted increases in occupancy for comparable U.S. hotels of two percentage points for 1992--to the mid-70s--while the average room rate was unchanged. Profits were flat excluding the impact of the aforementioned noncomparable items.

  Courtyard, the moderate price lodging product, posted strong increases in sales and profits for 1992. Occupancy for comparable units advanced nearly eight percentage points for 1992 to the upper 70s. Average room rates were slightly lower, reflecting the division's strategy of increasing occupancy and total revenues. Reduced administrative expenses also improved results.

  Residence Inn, the extended stay lodging product, reported solid sales and profit growth for 1992. Occupancy for comparable units increased nearly three percentage points--to the low 80s--as business travel and weekend leisure business improved from 1991 levels. Average room rates were slightly higher.

  Fairfield Inn, the economy lodging product, generated higher sales and profits for 1992 on occupancy growth of more than three percentage points--to the upper 70s--for comparable units. Average room rate growth matched inflation.

  Marriott Ownership Resorts, the timeshare division, posted higher sales and profits in 1992 due to increased sales at existing timesharing properties, the addition of two new properties, and greater cost efficiencies in marketing and product development.

  Contract Services reported increases in sales and operating profit of 6% and 3%, respectively, compared to 1991, largely due to significant growth for Marriott Senior Living Services, although all four divisions in the group reported higher sales.

  Marriott Management Services, benefitted from increased profits in its health care, higher education and school services divisions. Overall results increased only modestly due to the offsetting effect of losses at a west coast laundry facility and lower profits for Canadian operations.

  Host/Travel Plazas results were helped by operating efficiencies, and the increased travel resulting from low summer airfares, the September 1992 acquisition of the Dobbs airport concessions, and improved performance in stadiums and arenas. However, lower profits reflected reduced results on several major tollroads served by the Company, and at merchandise operations in Las Vegas and Atlantic City.

  Marriott Senior Living Services reported strong sales and profit increases in 1992, aided by the sale of condominium units at a new retirement community in the Washington, D.C. area, and the maturing of units opened in prior years. Occupancy for comparable units increased by more than nine percentage points to nearly 90 percent.

  Marriott Distribution Services had higher sales in 1992. Profits were slightly lower due to costs associated with new distribution center openings, and reduced volume at certain distribution centers resulting from the Company's disposition of its family restaurant division.

  Corporate expenses increased 16% in 1992 due to $21 million of costs associated with the Distribution. Corporate expenses decreased 3% in 1992 excluding these costs, following a 19% decline in the preceding year. After a major administrative downsizing program conducted in 1990-91, the Company eliminated additional administrative staff positions in 1992.

  Interest expense declined 6% in 1992 due to lower average borrowings as well as lower interest rates, which were partially offset by reduced interest capitalization. Interest income was down 28% primarily as a result of lower temporary cash investments. The Company's effective tax rate was 43.3% in 1992 compared to 43.4% in the preceding year.

  During 1992, the Company sold thirteen Courtyard hotels for $146 million in a sale/leaseback transaction. The Company also sold seven full service hotels in 1992 for total proceeds of $200 million. Pre-tax gains on these full service hotel sales of approximately $15 million were offset by adjustments to previously established reserves, resulting in no net gain or loss. Most of the reserve adjustment was a valuation allowance, related to the in-substance foreclosure of a 28.7% interest in the Times Square Hotel Company (the owner of the New York Marriott Marquis hotel), equal to the difference between the estimated fair value of the in-substance foreclosed ownership interest and the carrying amount of the receivable.

 Sources and Uses of Capital

  The Company has historically funded its capital requirements with a combination of operating cash flow, proceeds from sales of hotels and other properties, and debt and equity financing. Operating cash flow is generated principally by the Company's Ownership Business and by the Host/Travel Plazas Business. The Company believes that financial resources from ongoing operations as well as funds available under the Revolving Line of Credit from Marriott International will be sufficient to enable it to meet its debt service needs and finance its capital expenditures for the foreseeable future.

  Financing Activities. The Company had debt of $2.4 billion at June 17, 1994. A substantial portion of this debt carries fixed interest rates and the weighted average rate approximated 9.3% at June 17, 1994. Aggregate debt maturities at June 17, 1994, excluding capital lease obligations, are:

                                                          CARRYING   NOT CARRYING
                                                           COMPANY     COMPANY
                                                          GUARANTEE   GUARANTEE
                                                          ---------  ------------
                                                              (IN MILLIONS)
   1994..................................................  $  310**      $364*
   1995..................................................      93          68
   1996..................................................      73          45
   1997..................................................      35           1
   1998..................................................       1           1
   Thereafter............................................   1,111         285
                                                           ------        ----
                                                           $1,623        $764
                                                           ======        ====

- --------
 * Includes the outstanding loan balance of $346 million for the TSHCO first mortgage loan. In August 1994, the loan was extended and matures as follows:

      1994................................................................. $ 15
      1995.................................................................    5
      1996.................................................................    5
      1997.................................................................    5
      1998.................................................................  316
                                                                            ----
                                                                            $346
                                                                            ====

   The 1994 amount includes $10 million in principal payments made subsequent to June 17, 1994 as part of the terms of the extension. See "Prospectus Summary--Recent Developments--TSHCO Refinancing."

** 1994 amounts include $205 million of New Notes subject to mandatory redemption and $103 million of New Notes subject to offers to repurchase. See "Prospectus Summary--Recent Developments--Bond Redemptions."

  The Company's derivative activities are very limited and currently are solely related to interest rate exchange agreements. The Company regularly evaluates its mix of fixed and floating rate obligations in comparison to the variability of its sources of cash flow. From time-to-time, the Company may enter into interest rate exchange agreements to manage its blend of fixed versus floating rate debt. The Company currently is party to five interest rate exchange agreements with notional amounts of $100 million each. These agreements with Citibank, N.A. New York, First National Bank of Chicago, and Salomon Brothers (the contracting parties) require the Company to pay interest based on specified floating rates of one to six month LIBOR (average rate of 4.7% at June 17, 1994) and collect interest at fixed rates (average rate of 7.6% at June 17, 1994). The Company realized a net reduction of interest expense for both 1993 and 1992 of $21 million and a net reduction of $6 million for 1991 related to the interest rate exchange agreements. Additionally, the Company realized a net reduction of interest expense of $8 million for the period ended June 17, 1994 related to the interest rate exchange agreements. The agreements expire in 1995 through 1997. The Company monitors the credit worthiness of its contracting parties by evaluating credit exposure and referring to the ratings of widely accepted credit rating services. The Standard and Poors' long-term debt ratings for the contracting parties are all A- or better. The Company is exposed to credit loss in the event of non-performance by the contracting parties; however, the Company does not anticipate non-performance by the contracting parties.

  The Company owns a portfolio of real estate which can be sold or used to secure new financings. Property and equipment totaled $2.9 billion at June 17, 1994, $1.7 billion of which had not been pledged or mortgaged. The Company may secure long-term financing and (subject, among other things, to compliance with its existing debt agreements, including requirements to use the proceeds of certain refinancings to repay indebtedness) may use unencumbered assets as security for future financings, if such financings are determined to be advantageous. Such financings could take the form of traditional secured real estate financings or could be effected through vehicles such as formation of a real estate investment trust (REIT) or collateralized mortgage financings.

  In addition, the Company may, from time to time, consider opportunities to sell certain of its real estate properties if price targets can be achieved. During the second quarter of 1994, the Company completed the sale of nine of its 14 senior living properties and the sale of the five remaining senior living communities was completed in the third quarter of 1994. During the third quarter of 1994, the Company also sold 26 of its Fairfield Inns. All of the Fairfield Inns and the senior living communities sold were owned by subsidiaries of Hospitality, the issuer of the notes issued in the Exchange Offer. Under the terms of the New Notes Indenture, Hospitality is obligated to use 50% of the net proceeds of these asset sales to redeem New Notes and must offer to utilize an additional 25% of the net proceeds to make additional repurchases of New Notes. Based on Cumulative Available Net Proceeds from Qualifying Asset Sales (as defined in the New Notes Indenture) of approximately $183 million through June 17, 1994, Hospitality redeemed approximately $137 million of New Notes in the third quarter of 1994. Based on Cumulative Available Net Proceeds from Qualifying Asset Sales of approximately $228 million received in the third quarter of 1994, Hospitality will initiate the process for redemption of $114 million of New Notes and initiate an offer to repurchase up to an additional $57 million of New Notes during the fourth quarter of 1994. Hospitality will make further redemptions and offers to repurchase as and when necessary based on future net proceeds from qualifying asset sales. Hospitality may also from time to time make open market purchases of its debt securities, including the New Notes, to the extent such purchases are viewed as an attractive use of available cash. During the second quarter of 1994, Hospitality purchased approximately $15 million of New Notes with excess cash from operations.

  In cases where there is an intent to sell particular properties, the Company assesses impairment of each individual property to be sold on the basis of expected sales price less estimated costs of disposal. Otherwise, the Company assesses impairment of its real estate properties based on whether it is probable that undiscounted future cash flows from such properties will be less than their net book value. As previously discussed, the Company recorded an $11 million charge in the fourth quarter of 1993 to write-down 15 individual Fairfield Inn properties to their net realizable value although the overall sales transaction provided an aggregate sales value in excess of the 26 properties' aggregate carrying value.

  In January 1994, the Company completed the sale of 20.1 million shares of its common stock for net proceeds of $231 million. Cash from financing activities of $155 million includes this $231 million, $27 million of debt financing from the mortgage loan provided by Marriott International for the construction of the Philadelphia Convention Center Hotel, offset by a $30 million paydown on the $630 million Revolving Line of Credit from Marriott International, $15 million of open market repurchases of New Notes, the repurchase of approximately $7.5 million in Old Notes in settlement of litigation and other debt repayments of $54 million.

  Lodging Properties Formerly Held For Sale. Historically and prior to the Distribution, the Company developed and sold lodging properties to syndicated limited partnerships, while continuing to operate the properties under long-term agreements. Those agreements provided the Company with specified percentages of sales and operating profits as compensation for operating the properties for the owners.

  Most lodging properties developed by the Company since the early 1980s were reported as assets held for sale prior to 1992. The Company used this classification because the sale of newly-developed lodging properties, subject to long-term operating agreements, was the principal method of financing the Company's lodging property development during this period. Sales of such properties also enabled the Company to transfer the risk of real estate ownership. Most of these properties were in the Company's Courtyard, Fairfield Inn and Residence Inn brands, and were sold in large groups with a balanced geographical mix of properties of the same brand.

  In April 1992, as a result of continuing unfavorable conditions in the real estate markets, the Company decided it was no longer appropriate to view such sales of lodging properties as a primary means of long-term financing. Accordingly, the Company discontinued classification of these properties as assets held for sale.

  During the period the Company classified lodging properties as assets held for sale, it determined the net realizable value of such assets on a property-by-property basis in the case of full service hotels, resorts and suites, and on an aggregate basis, by brand, in the case of its limited service (i.e., Courtyard, Fairfield Inn and Residence Inn) lodging properties. On this basis, carrying value of these properties was not in excess of their net realizable value based on estimated selling prices, although, as a result of deteriorating market conditions, certain individual properties within a limited service brand had carrying values in excess of their estimated selling prices. In certain cases, these unrealized losses related to properties constructed during 1990 and 1991 where total development and construction costs exceeded net realizable value. Following the reclassification of these properties, the Company assesses impairment of its owned real estate properties based on whether it is probable that undiscounted future cash flows from such properties will be less than their net book value.

  Beginning in the second fiscal quarter of 1993, under a new accounting policy adopted by the Company, net realizable value of assets held for sale are determined on a property-by-property basis as to all lodging properties, whereas formerly such determination was made on an aggregate basis by hotel brand as to Courtyard hotels, Fairfield Inns and Residence Inns. The after-tax cumulative effect of this change on years prior to 1993 of $32 million was recorded in the quarter ended June 18, 1993. The reduction in the annual depreciation charge as a result of this change did not have a material effect on 1993 results of operations.

  Capital Expenditures and Acquisitions. Management estimates that capital spending for renovation and refurbishment of the Company's existing lodging properties will approximate $45 million annually. The majority of this amount is expected to be reserved in accordance with the terms of the management agreements for the lodging properties. Management anticipates that an additional $50 million will be spent annually to maintain and expand the business conducted through the Operating Group.

  In addition, the Company is completing construction of two hotels. Capital expenditures for these projects were $60 million in 1993 (including amounts incurred before the Distribution), and are estimated to be $125 million in 1994 and $50 million in 1995. The Company has obtained a $40 million industrial development bond to finance a portion of the construction costs for the Philadelphia Airport Hotel and will receive mortgage financing from Marriott International of up to $125 million to finance 60% of the development and construction costs for the Philadelphia Convention Center Hotel, of which approximately $67 million was borrowed as of June 17, 1994. The remaining portion of capital expenditures will be funded from operating cash or borrowings under the Revolving Line of Credit with Marriott International.

  Capital expenditures amounted to $235 million in 1993 compared to $210 million in 1992. Proceeds from sales of assets totaled $83 million in 1993, compared to $484 million in 1992. Asset dispositions during 1992 included the sale of 13 Courtyard hotels for $146 million in a sale/leaseback transaction, 203 family restaurants for total proceeds of $84 million and seven full service hotels for total proceeds of $200 million.

  In September 1992, the Company acquired 32 Dobbs House concession contracts at 19 airports for approximately $47 million. In addition, during 1993, the Company acquired the National Airport concession contract in Washington, D.C. for $9 million.

  The Company is seeking to acquire full service lodging properties or related assets, to the extent that attractive acquisition opportunities become available. The Company is actively engaged in purchase negotiations with a number of owners of individual hotel properties and lodging chains. The Company may seek additional debt or equity financing in connection with such acquisitions, including debt secured by properties acquired. The Company believes it will have adequate sources of funding to permit it to pursue its acquisition strategy.

  Partnership Activities. The Company or its subsidiaries serve as general partner or the managing general partner of numerous limited partnerships which own hotels. Debt of the hotel limited partnerships is typically secured by first mortgages on the properties and generally is nonrecourse to the partnership and the partners. However, the Company has committed to advance amounts to these affiliated limited partnerships, if necessary, to cover certain future debt service requirements. Such commitments were limited, in the aggregate, to $271 million at December 31, 1993. Funding under these guarantees amounted to $14 million in 1993 and has declined significantly in 1994 as the Company's guarantee obligations expired or maturities of partnership debt were extended.

  Divestitures. The Company disposes of businesses that no longer meet its financial return or growth objectives. In 1989, the Company divested its airline catering business for over $500 million. In 1990, the Company sold its fast food restaurant division for more than $365 million. In 1991, 138 additional family restaurants were sold. The Company sold 10 family restaurants in 1993 and 203 family restaurants in 1992 for cash proceeds of $4 million and $23 million, respectively.

  Revolving Line of Credit. An additional source of liquidity for the Company is the $630 million Revolving Line of Credit from Marriott International available through 2007. As of June 17, 1994, $163 million was outstanding under the Revolving Line of Credit.

  Inflation. The Company's lodging properties are impacted by inflation through its effect on increasing costs and on the operator's ability to increase room rates. Unlike other real estate, hotels have the ability to change room rates on a daily basis, so the impact of higher inflation can be passed on immediately to customers.

  The Operating Group expenses are similarly impacted by inflation, especially with regard to employee benefits. While price increases can be instituted as inflation occurs, several contracts require landlord approval before prices can be increased. Over time, this should not inhibit the Company's ability to raise prices and improve profitability.

  A substantial portion of the Company's debt bears interest at fixed rates. This debt structure largely mitigates the impact of changes in the rate of inflation on future interest costs. However, the Company does participate in five interest rate swap agreements aggregating $500 million with Citibank, N.A. New York, First National Bank of Chicago, and Salomon Brothers. Under these agreements, the Company collects interest at fixed rates (average rate of 7.6% at June 17, 1994) and pays interest based on specified floating interest rates of one to six month LIBOR (average rate of 4.7% at June 17, 1994). Additionally, the Revolving Line of Credit with Marriott International totalling $163 million at June 17, 1994, bears interest at LIBOR plus 4% (8.31% at June 17, 1994). Accordingly, the amount of the Company's interest expense under the interest rate swap agreements and the Revolving Line of Credit for a particular year will be affected by changes in the one month, three month and six month LIBOR during such period.

                       SELECTED HISTORICAL FINANCIAL DATA

  The following table presents certain selected historical financial data of the Company which has been derived from the Host Marriott Corporation Consolidated and Condensed Consolidated Financial Statements as of and for the twenty-four weeks ended June 17, 1994 and June 18, 1993 and the five most recent fiscal years ended December 31, 1993. Except as to the twenty-four weeks ended June 17, 1994 and the balance sheet data at December 31, 1993, the financial data in the table does not reflect the Distribution and related transactions and, accordingly, the table presents data for the Company that include amounts attributable to Marriott International. As a result of the Distribution and related transactions, the assets, liabilities and businesses of the Company have changed substantially. Accordingly, except for the financial information as of and for the twenty-four weeks ended June 17, 1994 and the balance sheet at December 31, 1993, the financial data set forth in the table below does not reflect the financial condition and results of operations of the Company as it now exists. See "Pro Forma Condensed Consolidated Statement of Income" included elsewhere in this Prospectus. The information set forth below should be read in conjunction with the Host Marriott Corporation Consolidated and Condensed Consolidated Financial Statements and Notes thereto and the Management's Discussion and Analysis of Financial Condition and Results of Operations each included in this Prospectus.

                              TWENTY-FOUR
                              WEEKS ENDED                     FISCAL YEAR
                          ------------------- --------------------------------------------
                          JUNE 17,  JUNE 18,
                            1994   1993(1)(2) 1993(2)(3) 1992(3)  1991  1990(4) 1989(5)(6)
                          -------- ---------- ---------- ------- ------ ------- ----------
                              (UNAUDITED)                      (53 WEEKS)
                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues................   $  660    $  825    $ 1,791   $8,722  $8,331 $7,646    $7,536
Operating profit before
 corporate expenses and
 interest...............       77        66        156      483     464    353       535
Interest expense........       95        95        201      235     251    183       185
Income (loss) before
 extraordinary item and
 cumulative effect of
 accounting changes(7)..      (18)       55         57       85      82     47       181
Net income (loss).......      (18)       45         50       85      82     47       177
Earnings (loss) per com-
 mon share:(8)
  Income (loss) before
   extraordinary item
   and cumulative effect
   of accounting
   changes(7)...........   $ (.12)   $  .44    $   .40   $  .64  $  .80 $  .46    $ 1.62
  Net income (loss).....     (.12)      .42        .35      .64     .80    .46      1.58
Cash dividends declared
 per common share.......      --        .14        .14      .28     .28    .28       .25
BALANCE SHEET DATA:
Total assets............   $3,949    $6,402    $ 3,893   $6,346  $6,509 $7,034    $6,600
Debt(9).................    2,399     2,993      2,499    2,981   3,241  3,608     3,080

- --------
(1) Certain revenues and costs and expenses for the twenty-four weeks ended June 18, 1993 have been reclassified to conform to the Company's new income statement presentation.
(2) Operating results for 1993 include the operations of Marriott International only through the Distribution date of October 8, 1993. These operations had a net pre-tax effect on income of $129 million for the twenty-four weeks ended June 18, 1993 and $211 million for the year ended December 31, 1993 and are recorded as "Profit from operations distributed to Marriott International" on the Company's consolidated statements of operations and are, therefore, not included in sales, operating profit before corporate expenses and interest, interest expense and interest income for the same periods. The net pre-tax effect of these operations is, however, included in income before income taxes, extraordinary item and cumulative effect of changes in accounting principles and in net income for the same periods.

(3) Operating results in 1993 and 1992 included pre-tax costs related to the Distribution totaling $13 million and $21 million, respectively, and a $7 million pre-tax restructuring charge for Host/Travel Plazas in 1993.
(4) Operating results in 1990 included pre-tax restructuring charges and writeoffs, net of certain non-recurring gains, of $153 million related to continuing operations.
(5) Operating results in 1989 included pre-tax restructuring charges and writeoffs of $256 million related to continuing operations, a $231 million pre-tax gain on the transfer of the airline catering division, and a $39 million after-tax charge recorded in conjunction with the planned disposal of restaurant operations.
(6) The Company's restaurant operations were discontinued in 1989.
(7) Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," was adopted in the first fiscal quarter of 1993. In the second quarter of 1993, the Company changed its accounting method for assets held for sale. The 1993 income and per share data have been restated to reflect the cumulative effect of the change in accounting for assets held for sale as if it had occurred in the first quarter of 1993. Also, the Company recognized a $5 million extraordinary loss (net-of-tax) on the completion of the Exchange Offer.
(8) Earnings per common share is computed on a fully diluted basis by dividing net income available for common stock by the weighted average number of outstanding common and common equivalent shares, plus other potentially dilutive securities. Common equivalent shares and other potentially dilutive securities have been excluded from the weighted average number of outstanding common shares for the twenty-four weeks ended June 17, 1994, as they are antidilutive.
(9) Includes convertible subordinated debt of $236 million at June 18, 1993, $20 million at December 31, 1993, $228 million at January 1, 1993 and $210 million at January 3, 1992.

                            BUSINESS AND PROPERTIES

GENERAL

  The Company is one of the largest owners of lodging properties in the world. The Company owns over 110 lodging properties that are operated under Marriott brand names and managed by Marriott International. The Company also holds minority interests in various partnerships that own in the aggregate nearly 270 additional properties operated by Marriott International. The Company's properties span several market segments, including full service (Marriott Hotels, Resorts and Suites), moderate-priced (Courtyard by Marriott), extended-stay (Residence Inn by Marriott) and economy (Fairfield Inn by Marriott). Until recently, the Company owned 14 senior living communities which were leased to Marriott International under long-term leases and which the Company sold during the second and third quarters of 1994. See "Prospectus Summary--Recent Developments--Dispositions."

  The Real Estate Group, the majority of which was formerly classified in the "Lodging" segment, is comprised of the Company's existing business of owning lodging properties, its partnership investments and undeveloped land parcels, which together are sometimes referred to as the Company's "Ownership and Development Business." The Operating Group, formerly included in the "Contract Services" segment, consists of the food, beverage and merchandise operations at airports, on tollroads and at tourist attractions, stadiums and arenas, as well as restaurant operations, which together are sometimes referred to as the Company's "Host/Travel Plazas Business." The new segments reflect the Company's current business segments and operating environment.

  The Company, through its Operating Group, is the leading operator of airport and tollroad food and merchandise concessions, with facilities in most major commercial airports in the U.S. The Company operates restaurants, gift shops and related facilities at over 70 airports, on 14 tollroads (including over 90 travel plazas) and at more than 40 tourist attractions, stadiums and arenas. Many of the Company's concessions operate under branded names, including Pizza Hut, Burger King, Taco Bell, Sbarro's, Dunkin' Donuts, Starbucks, TCBY yogurt, Mrs. Fields cookies, Nathan's Famous hot dogs and Cheers.

  The Company leases certain property and equipment under non-cancelable operating leases. Leases related to the Company's Real Estate Group include long-term ground leases for certain hotels, generally with multiple renewal options. Leases related to the Company's Operating Group generally do not have renewal or extension provisions.

  Certain leases contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. Certain leases also contain contractual rental payment increases throughout the term of the lease. The minimum rent increases are amortized over the life of the lease on a straight-line basis. The Company remains contingently liable on certain leases related to divested properties. Management considers the likelihood of any substantial funding related to these leases to be remote. For a further discussion of the Company's leasing commitments, see "Notes to Consolidated Financial Statements" included elsewhere in this Prospectus.

REAL ESTATE GROUP

  The Real Estate Group's properties are operated under four Marriott brand lodging concepts which offer distinct choices to meet consumers' specialized needs whenever they travel. These brands have achieved favorable results compared to competitive hotels.

  One commonly used indicator of market performance for hotels is revenue per available room, or REVPAR, which measures daily room revenues generated on a per room basis. This does not include food and beverage or other ancillary revenues generated by the property. REVPAR represents the combination of the average daily room rate charged and the average daily occupancy achieved. The Company's properties in each of the four Marriott brand lodging concepts reported, in the aggregate, increases in REVPAR during

1994, 1993 and 1992 with a particularly strong improvement in 1993 by the properties operated under the Courtyard and Residence Inn lodging concepts.

  The following table sets forth information as of September 9, 1994 regarding the properties that comprise the Company's Real Estate Group. Each of these properties is operated by Marriott International pursuant to a management agreement.

                                                            NUMBER      NUMBER
                                                         OF FACILITIES OF ROOMS
                                                         ------------- --------
   Marriott Hotels, Resorts and Suites (full service)...       35(1)    17,733
   Courtyard Hotels (moderate-priced)...................       54        7,940
   Residence Inns (extended-stay).......................       19(2)     2,478
   Fairfield Inns (economy).............................        4          453
                                                              ---       ------
     Total..............................................      112       28,604
                                                              ===       ======

- --------
(1) Includes (i) two hotels currently under development and scheduled for completion in late 1994 and early 1995, respectively (ii) the New York Marriott Marquis, which was consolidated on the Company's balance sheet as of December 31, 1993 and (iii) eight full service hotels added in 1994. See "Prospectus Summary--Recent Developments--Acquisitions."
(2) Includes a Residence Inn currently under development and scheduled for completion in early 1996.

  As part of the Company's annual capital expenditure program, its properties are improved or upgraded on a regular basis. The Company expends approximately $45 million annually on the renovation and refurbishment of the Company's existing lodging properties. The expenditures provide for full utilization of the properties through their estimated useful lives of generally 40 years.

  Marriott Hotels, Resorts and Suites. The full service Marriott hotels owned by the Company are part of the Marriott full service hotel system. These Company-owned Marriott hotels generally contain from 300 to 600 rooms. The Company's convention hotels are larger and contain up to 1,900 rooms. Hotel facilities typically include swimming pools, gift shops, convention and banquet facilities, a variety of restaurants and lounges, and parking facilities. The Company's full service hotels primarily serve business and pleasure travelers and group meetings at locations in downtown and suburban areas, near airports and at resort locations. The age of the full-service lodging properties range from one to 24 years with an average room age of 11 years. These hotels achieved an average occupancy rate of 74.9 percent for 1993. The chart below sets forth comparable performance information for such hotels for fiscal years 1991 through 1993.

                                                  1993 (B)  1992 (A,B) 1991 (A,B)
                                                  --------  ---------- ----------
   Number of properties..........................      24         23         23
   Number of rooms...............................  10,560     10,276     10,276
   Average daily rate............................ $ 89.61    $ 88.81    $ 85.35
   Occupancy percentage..........................    74.9%      72.3%      69.4%
   REVPAR........................................ $ 67.12    $ 64.21    $ 59.23
   REVPAR % change...............................     4.5%       8.4%       N/A

- --------
(a) Excludes seven properties which were sold during 1992.
(b) Excludes the New York Marriott Marquis, which was not treated as an owned hotel until December 31, 1993, and excludes the hotels added in 1994. See "Prospectus Summary--Recent Developments--Acquisitions."

  The Company is developing two other full service Marriott hotels, the Philadelphia Convention Center Hotel (1,200 rooms, completion scheduled for late 1994) and the Philadelphia Airport Hotel (419 rooms, completion scheduled for 1995), which, when completed, will be operated by Marriott International. The Philadelphia Airport Hotel has been largely pre-financed through the issuance of $40 million of industrial revenue bonds. The Philadelphia Convention Center Hotel was financed initially, in part, by a mortgage loan provided by Marriott International.

  During 1994, the Company acquired six full service hotels totalling approximately 2,850 rooms in separate transactions for approximately $236 million. The Company also provided 100% financing totalling approximately $35 million to an affiliated partnership, in which the Company owns the sole general partner interest, for the acquisition of two full service hotels (685 rooms). The Company considers these properties as owned hotels for accounting purposes. The Company is also engaged in discussion with respect to other acquisition opportunities. See "Prospectus Summary--Recent Developments-- Acquisitions."

  Courtyard Hotels. The Company's moderate-priced Courtyard hotels are positioned to compete in their respective markets directly with major national franchised moderate-priced hotel chains. Aimed at individual business and pleasure travelers as well as families, Courtyard hotels typically have about 150 rooms. Well-landscaped grounds include a courtyard with a pool and socializing areas. Each hotel features meeting rooms and a restaurant and lounge with approximately 80 seats. The operating systems developed for these hotels allow Courtyard to be price competitive while providing value through superior product and guest service. The 54 Courtyard hotels owned by the Company are among the newest in the Courtyard hotel system, averaging only four years old. The chart below sets forth comparable performance information for fiscal years 1991 through 1993.

                                                          1993    1992    1991
                                                         ------  ------  ------
   Number of properties.................................     54      54      52
   Number of rooms......................................  7,940   7,896   7,395
   Average daily rate................................... $64.58  $61.54  $61.12
   Occupancy percentage.................................   79.7%   76.3%   63.7%
   REVPAR............................................... $51.47  $46.96  $38.93
   REVPAR % change......................................    9.6%   20.6%    N/A

  Residence Inns. Residence Inn is the market leader in the extended-stay lodging segment, enjoying solid customer preference, high guest satisfaction and strong intent-to-return. The extended-stay lodging segment caters primarily to business and family travelers who stay more than five consecutive nights. Residence Inns generally have 80 to 130 studio and two-story penthouse suites. Each inn features a series of residential style buildings with landscaped walkways, courtyards and recreational areas. The Inns do not have restaurants but offer complimentary continental breakfast, and most provide a complimentary evening hospitality hour. Each suite contains a fully equipped kitchen, and many suites have woodburning fireplaces.

  The 18 Residence Inns owned by the Company are among the newest in the Residence Inn system, averaging only four years old. The chart below sets forth performance information for such Inns for fiscal years 1991 through 1993. During 1993, the Company sold the majority of its equity interest in a partnership owning eleven Residence Inns. The following table excludes information with respect to the eleven Residence Inns that are no longer consolidated with the Company as of December 31, 1993.

                                                          1993    1992    1991
                                                         ------  ------  ------
   Number of properties.................................     18      18      17
   Number of rooms......................................  2,178   2,178   2,072
   Average daily rate................................... $74.70  $73.38  $73.69
   Occupancy percentage.................................   84.5%   77.4%   68.7%
   REVPAR............................................... $63.12  $56.80  $50.62
   REVPAR % change......................................   11.1%   12.2%    N/A

  Additionally, one Residence Inn owned by a subsidiary of the Company is currently under construction and scheduled for completion in early 1996.

  Fairfield Inns. The Company's Fairfield Inns are positioned to compete in their respective markets directly with major national economy motel chain operators. Aimed at budget conscious individual business and pleasure travelers, Fairfield Inns typically have 104 to 138 rooms. A Fairfield Inn has limited public space and does not include a restaurant, however, they do offer a complimentary breakfast program. The Fairfield Inns owned by the Company average only four years old. The chart below sets forth performance information for such Inns for fiscal years 1991 through 1993.

                                                          1993    1992    1991
                                                         ------  ------  ------
   Number of properties.................................     30      30      30
   Number of rooms......................................  3,632   3,632   3,632
   Average daily rate................................... $39.82  $38.41  $36.46
   Occupancy percentage.................................   79.3%   78.7%   71.2%
   REVPAR............................................... $31.58  $30.23  $25.96
   REVPAR % change......................................    4.5%   16.4%    N/A

  In the third quarter of 1994, the Company completed the sale of 26 of its Fairfield Inns to an unrelated party. The net proceeds from the sale were approximately $114 million, which exceeds the carrying value of the hotels. Approximately $27 million of the proceeds were be payable in the form of a note from the purchaser. See "Prospectus Summary--Recent Developments-- Dispositions."

  Senior Living Communities. Until recently, the Company owned 14 senior living communities (one of which opened in February 1994). These communities are located in seven states and offer independent living apartments, assisted living services and skilled nursing care. Certain of these senior living communities are operated under the trade names Brighton Gardens and Stratford Court. Commencing with the Distribution, these communities have been leased to and operated by Marriott International.

  During the first quarter of 1994, the Company signed an agreement to sell its 14 senior living communities to an unrelated party for $320 million, which approximates the communities' carrying value. The sale was completed in stages. The sale of nine of the 14 senior living communities was completed in the second quarter of 1994 and the sale of the five remaining communities was completed in the third quarter of 1994. See "Prospectus Summary--Recent Developments--Dispositions."

  Partnership Investments. The Company and certain of its subsidiaries also monitor the Company's partnership investments and conduct the partnership services business (the "Partnership Business"). The Company and/or its subsidiaries own an equity investment in, and serve as the general partner or the managing general partner for, various partnerships which collectively own 45 Marriott full service hotels, 120 Courtyard hotels, 50 Residence Inns and 50 Fairfield Inns. In addition, the Company holds notes receivable (net of reserves) from partnerships totalling $180 million.

  As a general partner or the managing general partner, the Company or its subsidiaries are responsible for the day-to-day management of partnership operations, which includes payment of partnership obligations from partnership funds, preparation of financial reports and tax returns and communications with lenders, limited partners and regulatory bodies. As managing general partner, the Company or its subsidiary is usually reimbursed for the cost of providing these services.

  Hotel properties owned by the partnerships generally were acquired from the Company or its subsidiaries in connection with limited partnership offerings. These hotel properties are currently operated under existing management agreements with Marriott International. As the general partner or the managing general partner of such partnerships, the Company and its subsidiaries oversee and monitor Marriott International's performance pursuant to these agreements.

  The Company's interests in these partnerships range from 1% to 50%. Cash distributions provided from these partnerships are tied to the overall performance of the underlying properties and the overall level of debt owed by the partnership. Partnership distributions to the Company approximated $6 million in 1993. All partnership debt is non-recourse to the Company and its subsidiaries except to the extent of limited debt service guarantees discussed below.

  The Company is contingently liable under various guarantees of debt obligations of certain of these partnerships. Such commitments are limited in the aggregate to $271 million at December 31, 1993. Management believes fundings under these guarantees will decline significantly in 1994 as the Company's guarantee obligations expire or maturities of partnership debts are extended. In most cases, fundings of such guarantees represent loans to the respective partnerships.

  Other. The Company owns 56 undeveloped parcels of vacant land originally purchased for the development of hotels or senior living communities. In addition, the Company owns a 210-acre parcel of undeveloped land in Germantown, Maryland, suitable for commercial use. The Company may sell these properties from time to time when market conditions are favorable. Some of the properties may be developed as part of a long-term strategy to realize the maximum value of these parcels.

OPERATING GROUP

  The Operating Group operates food, beverage and merchandise concessions at airports, travel plazas and other locations.

  The Company, through the Operating Group, is the leading operator of airport concessions in the United States with restaurants, gift shops and related facilities at over 70 domestic airports and four foreign airports. The Company's foreign airport operations include concessions at two airports in New Zealand, one airport in Australia and one airport in Canada. The Company's airport concessions operate primarily under the trade name "Host" and "Host Marriott" and include restaurants, cafeterias, snack bars and gift shops. Payments by the Company under operating contracts with airport authorities are typically based on percentages of sales subject to an annual minimum. The terms of such agreements vary but many have initial terms of ten or more years for food and beverage concessions, and five or more years for merchandise facilities. Additionally, the Company operates restaurants, gift shops and related facilities at more than 40 major tourist attractions, stadiums and arenas.

  During the fourth quarter of 1992, a wholly-owned subsidiary of the Company acquired the airport concessions business of Dobbs Houses, Inc. for approximately $47 million, adding 32 contracts at 19 airports and two hotel gift shops to the concessions business. In addition, during 1993, the Company acquired the National Airport concession contract in Washington, D.C. for $9 million.

  The Company is also the leading operator of travel plazas in the United States, with over 90 travel plazas on 14 tollroads. The Company currently operates such facilities under contracts with the highway authorities which typically extend 15 years. The highway systems are located primarily in the Mid-Atlantic, Midwest and New England states as well as in Florida. Travel plazas typically include restaurants, snack bars, vending areas and merchandise facilities.

  The Operating Group now employs 17 different food, beverage and merchandise concepts at many of its airports and tollroads, including Pizza Hut, Burger King, Taco Bell, Sbarro's, Dunkin Donuts, Starbucks, TCBY yogurt, Mrs. Fields cookies, Nathan's Famous hot dogs and Cheers. As a licensee of these brands, the Company typically pays royalties based on a percentage of sales.

  In November 1993, the Operating Group announced a plan to redesign its operations structure to improve the effectiveness and competitiveness of the business. Implementation of the new structure was completed in early 1994. In the fourth quarter of 1993, the Company recorded a restructuring charge of approximately $7 million pre-tax, principally for severance, relocation, and the closing of certain offices.

COMPETITION

  Competition in the U.S. lodging industry is strong. Room revenues, which are determined by occupancy levels and room rates, have been impacted by a slow growth economy, overbuilt markets and price-sensitive customers. However, the Company has experienced increases in REVPAR in each of its lodging product lines in 1994 compared to 1993. Room supply growth is expected to be minimal over the next few years.

  The cyclical nature of the U.S. lodging industry has been demonstrated over the past two decades. Low hotel profitability during the 1974-75 recession led to a prolonged slump in new construction and, over time, high occupancy rates and real price increases in the late 1970s and early 1980s. Changes in tax and banking laws during the early 1980s precipitated a construction boom that peaked in 1986 but created an oversupply of hotel rooms that has not yet been fully absorbed by increased demand. The Company expects the U.S. hotel supply/demand imbalance to continue to improve gradually over the next few years.

  The Company believes that its lodging properties will enjoy competitive advantages arising from their participation in the Marriott International hotel system. Repeat guest business in the Marriott hotel system is enhanced by the Marriott Honored Guest Awards program, which awards frequent travelers with free stays at Marriott Hotels, Resorts and Suites, and by frequent stay programs established by the Courtyard (Courtyard Club) and Fairfield Inn (INNsiders Club) systems. Marriott International's nationwide marketing programs and reservation systems as well as the advantage of increasing customer preference for Marriott brands should also help these properties to maintain or increase their premium over competitors in both occupancy and room rates.

  Through its Operating Group, the Company competes with several national and regional companies to obtain the rights from airport and highway authorities to operate food, beverage and merchandise concessions. To compete effectively, the Company regularly updates and refines its product offerings (including the addition of branded products) and facilities. Through these efforts, the Company is able to generate higher sales and thereby increase returns both to the airport and highway authorities and the Company. Generating these financial results, as well as achieving high satisfaction with the products and services provided, better positions the Operating Group to be a preferred choice when renewing contracts or obtaining new contracts.

  The Operating Group's contracts generally do not contain extension or renewal provisions, although they are frequently extended on month-to-month leases at contract completion while a rebidding procedure is completed. In any given year, a number of the Operating Group's contracts expire and are rebid. Based upon the Company's successful track record in achieving extensions of existing contracts and gaining new contracts, management expects that most of these contracts will be renewed and a limited number of new contracts also will be awarded to the Company.

  Three major Operating Group airport contracts will expire in 1994. These contracts represent approximately 18% of the total airport concessions' business annual revenue. The Company is currently operating under month-to-month contracts at these locations which, for the most part, are expected to extend for one to two years. It also has detailed development strategies in place with respect to each of these airports in order to maintain significant presence on a profitable basis. Based upon its negotiations with the local authorities, the Company believes that it will be successful in executing those strategies. There are no other contracts expiring through 1995 that are material, individually or in the aggregate, to the Company's financial position or results of operations.

EMPLOYEES

  At June 17, 1994, the Company and its subsidiaries collectively have approximately 23,000 employees. Approximately 6,000 of the employees of the Company and its subsidiaries are covered by collective bargaining agreements.

                               LEGAL PROCEEDINGS

  A number of holders of the Company's Old Notes instituted legal proceedings against the Company. For a discussion of the allegations raised and agreements to settle certain of such claims, see "Risk Factors--Pending Litigation."

                                THE DISTRIBUTION

  Prior to October 8, 1993, the Company was named "Marriott Corporation." In addition to conducting its existing Ownership Business and the Host/Travel Plazas Business, Marriott Corporation engaged in lodging and senior living services management, timeshare resort development and operation, food service and facilities management and other contract services businesses (the "Management Business"). On October 8, 1993, Marriott Corporation made a special dividend consisting of the distribution (the "Distribution") to holders of outstanding shares of Common Stock, on a share-for-share basis, of all outstanding shares of its wholly-owned subsidiary, Marriott International, which at the time of the Distribution held all of the assets relating to the Management Business. Marriott International now conducts the Management Business as a separate publicly-traded company. The Company and Marriott International are parties to several important ongoing arrangements, including
(i) agreements pursuant to which Marriott International manages or leases the Company's portfolio of lodging properties and senior living facilities and (ii) the Credit Agreement pursuant to which Marriott International provides a $630 million line of credit to Holdings. See "Relationship Between the Company and Marriott International" and "Financing--Credit Agreement."

                      THE EXCHANGE OFFER AND RESTRUCTURING

THE EXCHANGE OFFER

  In connection with the Distribution, the Company also completed the Exchange Offer pursuant to which holders of Old Notes in aggregate principal amount of approximately $1.2 billion exchanged such Old Notes for a combination of (i) cash, (ii) Common Stock and (iii) New Notes issued by Hospitality. The coupon and maturity date for each series of New Notes was 100 basis points higher and four years later, respectively, than the series of Old Notes for which it was exchanged (except that the maturity of the New Notes issued in exchange for the Series L Senior Notes due 2012 was shortened by five years). The Company also conducted a consent solicitation pursuant to which, as a condition to participation in the Exchange Offer, holders of Old Notes were required to deliver (i) a consent to the Distribution and a waiver of any defaults, claims or rights under the Old Note Indenture relating thereto, (ii) a release and discharge of legal or equitable claims relating to the Distribution and (iii) a consent to the deletion of a negative pledge covenant in the Old Note Indenture to permit the Restructuring and grant of a stock pledge under the New Note Indenture (collectively, the "Consents and Releases").

  The Company received tenders of approximately $1.2 billion of Old Notes. Excluding the Series F Notes due 1995 (the "Old Series F Notes") and the Series I Senior Notes due 1995 (the "Old Series I Notes"), the Company received tenders for 82% of the aggregate amount of Old Notes subject to the Exchange Offer. The Company has redeemed all of the Old Series F Notes that did not tender in the Exchange Offer, and has secured the Old Series I Notes equally and ratably with the New Notes issued in the Exchange Offer. The Company recognized an extraordinary after-tax loss of approximately $5 million in the fourth quarter of fiscal 1993 in connection with extinguishment of debt in the Exchange Offer.

THE RESTRUCTURING

  In connection with the Exchange Offer, the Company effected the restructuring of its assets (the "Restructuring"). As a result of the Restructuring, the Company's primary asset is the capital stock of Holdings, although the Company conducts certain operations directly and holds interests in various other subsidiaries. Holdings is a holding company, the primary asset of which is the capital stock of Hospitality, and is the borrower under the Credit Agreement. Hospitality is also a holding company which owns the capital stock of HMH Properties, Inc. ("HMH Properties") and Host Marriott Travel Plazas, Inc. ("HMTP"). In the Restructuring, most of the assets relating to the Ownership Business were transferred to HMH Properties and its subsidiaries, and most of the assets relating to the Host/Travel Plazas Business were transferred to HMTP and its subsidiaries. Certain assets relating to such businesses (the "Retained Business") were retained directly by the Company and certain of its other subsidiaries (the "Retained Business Subsidiaries").

  The Company also has two subsidiaries used to fund new acquisitions. HMC Ventures, Inc. ("HMC Ventures") is an unrestricted subsidiary under the Credit Agreement that has been capitalized with approximately $50 million from recent asset sales. HMC Acquisitions is a newly-formed subsidiary that, pursuant to amendments to the Credit Agreement, is permitted to use the net proceeds of the January 1994 sale of Common Stock (approximately $231 million) to fund acquisitions. See "Prospectus Summary--Recent Developments--Common Stock Offering." HMC Acquisitions is a guarantor under the Credit Agreement. See "Financing--Credit Agreement."

                                   FINANCING

  The following is a summary of important terms of certain indebtedness and financing arrangements of the Company and its subsidiaries. For more complete information regarding such documents, reference is made to the definitive agreements and instruments governing such indebtedness and financing arrangements, copies of which have been filed as exhibits to, or incorporated by reference in, the Registration Statement of which this Prospectus is a part, and which are incorporated by reference herein.

NEW NOTES

  Hospitality issued $1.2 billion in aggregate principal amount of New Notes in the Exchange Offer. Each series of New Notes is secured by a pledge of all of the capital stock of Hospitality, HMH Properties, HMTP and certain of their subsidiaries, and is guaranteed (the "Guarantees") by Holdings, HMH Properties, HMTP and their material subsidiaries (the "Guarantors"). The New Notes were issued in series with an average maturity of 11.3 years. The weighted average interest rate on the New Notes is 10.5%. The New Notes are senior obligations of Hospitality and the Guarantees are senior obligations of the Guarantors. The New Note Indenture contains covenants that, among other things, (i) limit the ability of Hospitality to pay dividends and make other distributions and restricted payments, (ii) limit the ability of Hospitality and its subsidiaries to incur additional debt, (iii) limit the ability of Hospitality and its subsidiaries to create additional liens on their respective assets, (iv) limit the ability of the subsidiaries of Hospitality to incur debt and issue preferred stock, (v) limit the ability of Hospitality and its subsidiaries to engage in certain transactions with related parties, (vi) limit the ability of each subsidiary of Hospitality to enter into agreements restricting such subsidiary in paying dividends or making certain other payments and (vii) limit the activities and businesses of Holdings.

  Under certain circumstances, Hospitality is required to redeem all or a portion of the New Notes with the proceeds of Refinancing Indebtedness (as defined in the New Note Indenture) incurred by Hospitality or its subsidiaries, and with certain proceeds of the sale of equity interests of HMTP and/or its subsidiaries, at a redemption price of (i) 100% of the aggregate principal amount of such notes plus accrued and unpaid interest thereon, if the Comparable Interest Rate (as defined in the New Note Indenture) of this Refinancing Indebtedness (or, in the case of the sale of equity interests, certain Refinancing Indebtedness incurred substantially contemporaneously therewith) is not less than the interest rate of the notes redeemed or if the notes redeemed mature within 18 months, or (ii) otherwise, 103% of the aggregate principal amount of such notes plus accrued and unpaid interest thereon. Hospitality is also required, under certain circumstances, to redeem and offer to repurchase New Notes upon the sale of certain assets of Hospitality or its subsidiaries, with up to 75% of the net proceeds of such asset sales, at a redemption/repurchase price of 100% of the aggregate principal amount of such notes plus accrued and unpaid interest thereon. In addition, each holder of the New Notes has the right to require Hospitality to repurchase the New Notes of such holder, at 101% of their aggregate principal amount plus accrued and unpaid interest thereon, upon the occurrence of certain events constituting a Change of Control as defined under the New Note Indenture.

  Based on Cumulative Available Net Proceeds from Qualifying Asset Sales (as defined in the New Notes Indenture) of approximately $183 million through June 17, 1994, Hospitality redeemed or repurchased approximately $137 million of New Notes in the third quarter of 1994. Based on Cumulative Available Net Proceeds from Qualifying Asset Sales of approximately $228 million received in the third quarter of 1994, Hospitality will initiate the process for redemption of $114 million of New Notes and initiate an offer to repurchase up to an additional $57 million of New Notes during the fourth quarter of 1994. Hospitality will make further redemptions and offers to repurchase as and when necessary based on cumulative net proceeds from qualifying asset sales. Hospitality may also from time to time make open market purchases of its debt securities, including the New Notes, to the extent such purchases are viewed as an attractive use of available cash. During the second quarter of 1994, Hospitality purchased approximately $15 million of New Notes with excess cash from operations.

  Management believes that the covenants and other provisions of the New Notes Indenture will not materially restrict or inhibit the Company's ability to meet its future financing needs.

OLD NOTES

  The Company has $223 million in aggregate principal amount outstanding of Old Notes. The Old Notes are senior obligations of the Company. The Old Notes were issued in series and have an average maturity of approximately 4 years. The weighted average interest rate on the Old Notes is 9.0%, exclusive of the impact of interest rate swaps. The Old Note Indenture contains certain covenants that, among other things, limit the ability of the Company to (i) create liens on its assets and (ii) enter into certain sale and leaseback transactions. Approximately $7.5 million of Old Notes were repurchased during 1994. See "Risk Factors--Pending Litigation."

CREDIT AGREEMENT

  Marriott International and Holdings have entered into a Credit Agreement pursuant to which Holdings has the right to borrow from Marriott International up to $630 million to fund (i) obligations under certain guarantees made by the Company, (ii) specified recourse debt of the Company and its subsidiaries (including the New Notes at maturity), (iii) repayment of interest on amounts borrowed under the Credit Agreement and on specified recourse debt of the Company and its subsidiaries (including the New Notes), (iv) certain capital expenditures under commitments to construct the Philadelphia Airport hotel (to the extent not funded by an existing $40 million credit facility) and Philadelphia Marriott Convention Center hotel (the "Philadelphia Convention Center hotel") (to the extent not funded under the Philadelphia Mortgage (defined below)) and Port St. Lucie and Boca Point, Florida senior living communities, and (v) other Marriott International approved capital expenditures or other guarantees of the Company. The line of credit established by the Credit Agreement will be available through August 2007 (or, if earlier, the date when no New Notes are outstanding), with final maturity one year thereafter. Holdings will pay Marriott International a commitment fee equal to one percent per year on any unborrowed amounts. Additionally, any such borrowings are guaranteed by, or secured by the pledge of the stock of, certain subsidiaries of the Company, other than Hospitality or any of Hospitality's subsidiaries.

  Borrowings under the Credit Agreement bear interest at a floating rate equal to the London Interbank Borrowing Rate ("LIBOR") (as defined in the Credit Agreement) plus 400 basis points (provided that any interest in excess of 10.5 percent per annum will be deferred until maturity and will not reduce availability under the Credit Agreement). Outstanding borrowings must be reduced or repaid out of Net Cash Flow (as defined in the Credit Agreement), on an annual basis, with respect to fiscal year 1994, and on a quarterly basis thereafter. Amounts repaid may be reborrowed for the purposes specified in the Credit Agreement during the commitment term, subject to availability under the commitment (which is $630 million, subject to reduction to the extent that the sum of outstanding borrowings plus the principal amount of New Notes outstanding is less than $630 million).

  The Credit Agreement imposes certain restrictions on the ability of the Company and the Retained Business Subsidiaries to incur additional debt, impose liens or mortgages on their properties (other than various types of liens arising in the ordinary course of business), extend new guarantees (other than replacement guarantees), pay dividends, repurchase their common stock, make investments and incur capital expenditures. New debt is generally restricted to refinancing debt, non-recourse secured debt with a loan to value ratio of not less than 50% and certain types of subordinated debt. Liens and mortgages securing debt, other than existing liens and replacements of existing liens in connection with a debt refinancing, are generally limited to liens securing the new non-recourse secured debt described above. New guarantees of the Company's and its subsidiaries' debt, with an aggregate guarantee liability of not more than $150 million, are permitted, to the extent that each such guarantee supports no more than 20% of the principal amount of new non-recourse secured debt to which it relates and the principal amount of such debt is not greater than 70% of the value of the property which secures it. Dividends and distributions on stock (other than dividends on the Company's existing preferred stock, which are permitted), repurchases of stock, capital expenditures (other than expenditures to maintain existing assets and business operations), investments in persons other than subsidiaries and certain other restricted payments by the Company and the Retained Business Subsidiaries are generally prohibited (subject to specified exceptions), so long as there are any outstanding advances under the Credit Agreement. When no advances are outstanding under the Credit Agreement and the Company and the Retained Business Subsidiaries have adequately reserved for debt maturities over a 6-month term, (i) capital expenditures and additional investments to acquire entities engaged in the Ownership Business and the Host/Travel Plazas Business are generally permitted and (ii) such restricted payments as would otherwise be prohibited are permitted in the amount by which aggregate EBITDA of the Company and the Retained Business Subsidiaries (unconsolidated with Hospitality) and the proceeds of specified stock issuances exceed 170% of the aggregate of certain specified charges. Other covenants under the Credit Agreement restrict the ability of the Company and the Retained Business Subsidiaries to enter into new leases (other than in the ordinary course of business), sell assets (except for fair market value and, subject to certain exceptions, for at least 75% cash consideration), issue new preferred stock, prepay indebtedness (other than in connection with refinancings, prepayments of LYONs and other specified exceptions), merge or consolidate with other entities or change the nature of their business.

  If an event of default (as defined in the Credit Agreement) occurs and is continuing, Marriott International is entitled to certain specified remedies, including the right to foreclose on its security interest in the stock of certain of the Retained Business Subsidiaries and the right to require Net Cash Flow (which includes proceeds of stock issuances) of the Company and the Retained Business Subsidiaries to be turned over on a quarterly basis to Marriott International, to be used to repay all advances under the Credit Agreement with the remainder to be held by Marriott International in trust as security for future such advances until all events of default cease to exist. However, prior to August 2007 (or such earlier date as no New Notes are outstanding) Marriott International will not be entitled to (i) accelerate the maturity of amounts due under the Credit Agreement (other than upon the occurrence of certain bankruptcy events, or the acceleration of the maturity of the New Notes as a result of an event of default under the New Note Indenture) or (ii) foreclose on its security interest in the stock of Holdings. Upon the occurrence and during the continuation of any event of default under the Credit Agreement, Marriott International has the right to set-off and apply amounts owed by it to or for the credit or account of the Company or certain subsidiaries identified in the Credit Agreement against any Obligation (as defined in the Credit Agreement) of Holdings then due and payable under the Credit Agreement. Marriott International's right of set-off does not apply, however, to the extent (but only to the extent) that any agreement in effect on the Distribution Date to which the Company or certain specified subsidiaries is a party, or any financing agreement permitted by the Credit

Agreement entered into by the Company or a specified subsidiary prohibits such set-off with respect to the Company or the specified subsidiaries or with respect to any specified assets of the Company or such subsidiaries.

  In connection with the Company's offering of Common Stock in January 1994, Marriott International and the Company entered into an amendment to the Credit Agreement, that (i) permits the Company to use any portion of the proceeds of such offering (approximately $231 million) to capitalize HMC Acquisitions, a new subsidiary formed to make acquisitions, and (ii) exempt such proceeds from the mandatory repayment provisions of the Credit Agreement. HMC Acquisitions is permitted to incur indebtedness and to reinvest its Net Cash Flow (including proceeds from asset sales) in its ongoing businesses and/or new acquisitions, except that, when the outstanding balance under the Credit Agreement exceeds $450 million, then HMC Acquisitions will be required to use Net Cash Flow (plus any unused portion of the net proceeds from such offering) to repay balances under the Credit Agreement and will be restricted in developing or acquiring new assets. HMC Acquisitions was capitalized with approximately $210 million of the proceeds from the Common Stock offering.

  The Company owns a portfolio of real estate which can be sold or used to secure new financings. Property and equipment totaled $2.9 billion at June 17, 1994, $1.7 billion of which had not been pledged or mortgaged. The Company may secure long-term financing and (subject, among other things, to compliance with its existing debt agreements, including requirements to use the proceeds of certain refinancings to repay indebtedness) may use unencumbered assets as security for future financings, if such financings are determined to be advantageous. Such financings could take the form of traditional secured real estate financings or could be effected through vehicles such as formation of a real estate investment trust (REIT) or collateralized mortgage financings. At June 17, 1994, approximately $1.6 billion of the Company's $2.9 billion portfolio of real estate was owned by Hospitality and its subsidiaries. The capital stock of Hospitality and of most of its subsidiaries has been pledged as security for the New Notes. Of this $1.6 billion portfolio of property and equipment owned by Hospitality and its subsidiaries, only $181 million has been pledged or mortgaged. Under the New Notes Indenture, up to 75% of the Net Proceeds from Qualifying Net Asset Sales or from Refinancing Indebtedness (each as defined in the New Notes Indenture) are to be used to redeem or repurchase New Notes.

  Management believes that the covenants and other provisions of the Credit Agreement will not materially restrict or inhibit the Company's ability to meet its future financing needs.

                      RELATIONSHIP BETWEEN THE COMPANY AND
                             MARRIOTT INTERNATIONAL

  For the purpose of governing certain of the ongoing relationships between the Company and Marriott International after the Distribution and to provide mechanisms for an orderly transition, the Company and Marriott International have entered into various agreements and have adopted policies, as described in this section. The following are summaries of the principal terms of most such agreements and do not purport to be complete. The following summaries are qualified in their entirety by reference to the actual agreements which have been previously filed by the Company with the Securities and Exchange Commission.

DISTRIBUTION AGREEMENT

  Prior to the Distribution, the Company and Marriott International entered into the Distribution Agreement, which provided for, among other things, (i) certain asset transfers to occur prior to the Distribution (the "Assets Transfers"), (ii) the Distribution, (iii) the division between the Company and Marriott International of certain liabilities and (iv) certain other agreements governing the relationship between the Company and Marriott International following the Distribution.

  Subject to certain exceptions, the Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate, effective as of the Distribution, financial responsibility for the liabilities arising out of or in connection with the Management Business to Marriott International and its subsidiaries, and financial responsibility for the liabilities arising out of or in connection with the Ownership Business and Host/Travel Plazas Business, along with the Company's liabilities under a substantial portion of its pre-existing financing and long-term debt obligations, to the Company and its retained subsidiaries. The agreements executed in connection with the Distribution Agreement also set forth certain specific allocations of liabilities between the Company and Marriott International.

  To avoid adversely affecting the intended tax consequences of the Distribution and related transactions, the Distribution Agreement provides that, until the second anniversary of the Distribution, Marriott International must obtain an opinion of counsel reasonably satisfactory to the Company or a supplemental tax ruling before Marriott International may make certain material dispositions of its assets, engage in certain repurchases of Marriott International capital stock or cease the active conduct of its business independently, with its own employees and without material changes. The Company must also obtain an opinion of counsel reasonably satisfactory to Marriott International or a supplemental tax ruling before the Company may engage in similar transactions during such period. The Company does not expect these limitations to inhibit significantly its operations, growth opportunities or its ability to respond to unanticipated developments.

  Under the Distribution Agreement, Marriott International has a right (the "Marriott International Purchase Right") to purchase up to 20% of each class of the Company's voting stock (determined after assuming full exercise of the right) at its then fair market value (based on an average of trading prices during a specified period), upon the occurrence of certain specified events generally involving a change in control of the Company. The Marriott International Purchase Right terminates on October 8, 2003. The Marriott International Purchase Right may have certain antitakeover effects as described in "Antitakeover Effects of Certain Provisions of the Company's Certificate and Bylaws and the Marriott International Purchase Right."

  In addition, under the Distribution Agreement, Marriott International has a right of first offer if the Company decides to sell all or any substantial portion of the business of the Company's Operating Group. Pursuant to such right, prior to selling all or a substantial portion of such business to any third-party, the Company must first offer to sell the Operating Group business (or applicable portion thereof) to Marriott International. If Marriott International declines to purchase the Operating Group business at a price established by the Company, the Company will be free to sell such business for a specified period of time to an unrelated third-party at a price at least equal to 95% of the price offered to Marriott International and on terms and conditions substantially consistent with those offered to Marriott International. The right of first offer with respect to the Operating Group business will terminate on October 8, 2003. Notwithstanding the foregoing, the Company currently has no intention to sell or dispose of all or any significant portion of the Operating Group business.

LODGING MANAGEMENT AGREEMENTS

  Marriott International and certain of its subsidiaries entered into management agreements with the Company and certain of its subsidiaries (the "Lodging Management Agreements") to manage the Marriott Hotels, Resorts and Suites, Courtyard hotels, Residence Inns and Fairfield Inns owned by the Company and its subsidiaries as of October 8, 1993. There are four types of Lodging Management Agreements corresponding to each line of Marriott lodging facilities. The terms of each type of Lodging Management Agreement reflect market terms and conditions and are substantially similar to the terms of recently negotiated management agreements with third-party owners regarding lodging facilities of the same type. A separate agreement was entered into with respect to each individual lodging facility, or in certain cases a group of lodging facilities, based on the appropriate form of Lodging Management Agreement for lodging facilities of such type, with appropriate adjustments made for properties subject to ground leases, existing mortgages or covenants, conditions and other special factors relating to a particular lodging facility. Each Lodging Management Agreement has an initial term of 20 years and, at the option of Marriott International, may be renewed for up to three additional terms of ten years each, aggregating 30 years, for a total term of up to 50 years. Each Lodging Management Agreement for the Courtyard hotels, Fairfield Inns and Residence Inns (but not full service hotels) is also subject to the terms of a Consolidation Agreement (the "Consolidation Agreement") entered into between Marriott International and the Company, pursuant to which (i) certain fees payable under the Lodging Management Agreement with respect to a particular lodging facility will be determined on a consolidated basis with certain fees payable under the Lodging Management Agreements for all lodging facilities of the same type, and (ii) certain base fees payable under Lodging Management Agreements with respect to a particular lodging facility will be waived in return for payment of an incentive fee upon the sale of such facility. Marriott International does not have the right to set off amounts owed to the Company under any Lodging Management Agreement against any other indebtedness or amounts due from the Company although, under the Consolidation Agreement (which is discussed below), all revenues collected, expenses incurred and management fees earned by Marriott International under Lodging Management Agreements for the Company's limited service hotels are aggregated on the basis of hotel product line. In general, properties remain subject to the Lodging Management Agreement upon the sale of such property to third parties. The principal terms of the four types of Lodging Management Agreements, along with the Consolidation Agreement, are summarized below.

  Under each Lodging Management Agreement for full service hotels, Marriott International collects all revenue generated at a particular lodging property. Marriott International holds such amounts on behalf of the Company in segregated accounts and forwards to the Company every two weeks all amounts in excess of certain expenses and management fees (as described more fully below). Under the Lodging Management Agreements for the Company's limited service hotels and the Consolidation Agreement (which is discussed below), all revenues generated at the Company's limited service hotels are collected and aggregated in a single segregated account for each limited service product line (i.e., Courtyard, Fairfield Inns and Residence Inns). Marriott International forwards to the Company amounts in excess of aggregated expenses and management fees in a manner similar to that for the full service hotels. Because amounts collected by Marriott International are held on the Company's behalf, the Company does not depend upon the creditworthiness of Marriott International for receipt of such payments.

  Marriott Hotels, Resorts and Suites. The form of Lodging Management Agreement for full service hotels in the Marriott Hotels, Resorts and Suites line provides for a base management fee equal to three percent of annual gross revenues plus an incentive management fee equal to 50 percent of "Available Cash Flow" for each fiscal year (provided that the cumulative incentive management fee may not on any date exceed 20 percent of the cumulative operating profit of the hotel from the Distribution through such date). "Available Cash Flow" is defined to be the excess of "Operating Profit" over the "Owner's Priority." "Operating Profit" is defined generally in all forms of Lodging Management Agreements as gross revenues, less all ordinary and necessary operating expenses, including all base and system fees and reimbursement for certain system-wide operating costs ("Chain Services"), as well as a deduction to fund a required reserve for furniture, fixtures and equipment, before any depreciation or amortization or similar fixed charges. "Owner's Priority" in all forms of Lodging Management Agreements is derived from an agreed upon base amount assigned to each lodging facility. Marriott International is also entitled to reimbursement for certain costs attributable to Chain Services of Marriott International. The Company has the option to terminate the agreement if specified performance thresholds regarding Operating Profit are not satisfied and if specified revenue market share tests are not met (provided that Marriott International can elect to avoid such termination by making cure payments to the extent necessary to allow the specified Operating Profit thresholds to be satisfied).

  Since October 8, 1993, the Company has added eight full service hotels. See "Prospectus Summary--Recent Development--Acquisitions." These properties are managed by Marriott International using the Marriott brand name under management agreements that were in place with the previous owners or that were negotiated by the Company in connection with the acquisitions. The terms of the contracts vary, but are generally similar, to the terms outlined above for hotels owned at October 8, 1993.

  The Company intends to aggressively pursue further hotel acquisitions and it is anticipated that the Company will engage Marriott International to manage many of the hotels that are acquired.

  Limited Service Hotels. The forms of Lodging Management Agreements for Courtyard hotels, Residence Inns and Fairfield Inns provide for a system fee equal to three percent (in the case of Courtyard hotels and Fairfield Inns) or four percent (in the case of Residence Inns) of annual gross revenue, and a base fee equal to two percent of annual gross revenues. The base fee is deferred in favor of the Owner's Priority, and in any fiscal year in which the base fee is greater than Operating Profit (prior to deduction of the base fee) less Owner's Priority, the excess base fee is deferred, to be paid in a subsequent fiscal year out of excess Operating Profit. Owner's Priority and Operating Profit are determined in substantially the same manner as described above for Marriott Hotels, Resorts and Suites. In addition, the agreements provide for an incentive management fee equal to 50 percent of "Available Cash Flow" for each fiscal year (provided that the cumulative incentive management fee may not on any date exceed 20 percent of the cumulative Operating Profit of the hotel through such date). "Available Cash Flow" is defined to be the excess of Operating Profit (after deduction of the base fee, including any portion of the base fee that is deferred or waived) over the Owner's Priority. Under such forms of agreement, Marriott International is also entitled to reimbursement for certain costs attributable to Chain Services of Marriott International. The Company or its subsidiaries have the option to terminate the agreement if specified performance thresholds regarding Operating Profit are not satisfied and if specified revenue market share tests are not met (provided that Marriott International can elect to avoid such termination by making cure payments to the extent necessary to allow the specified Operating Profit thresholds to be satisfied).

  Consolidation Agreement. Each Lodging Management Agreement for the Courtyard hotels, Fairfield Inns and Residence Inns (but not full service hotels) is subject to the terms of the Consolidation Agreement. Pursuant to the Consolidation Agreement, certain revenues, expenses and fees payable under the Lodging Management Agreements for Courtyard hotels, Residence Inns and Fairfield Inns are consolidated by product line as set forth below. With respect to any Courtyard hotels, Residence Inns or Fairfield Inns managed by Marriott International under a Lodging Management Agreement, for so long as the Company has not sold or financed any such lodging facility, then the calculations, distributions and dispositions of gross revenues, reserves, base fees, Owner's Priority, incentive management fees and system fees under the Lodging Management Agreement with respect to such lodging facility will be determined and reported on an aggregate basis, together with all such facilities governed by a Lodging Management Agreement in the same product line. After any such lodging facility is sold or financed, the Consolidation Agreement will no longer be applicable to such facility, and the gross revenues, reserves, base fee, Owner's Priority, incentive management fee and system fee for such facility will be determined solely in accordance with the Lodging Management Agreement applicable to such facility.

  In addition, pursuant to the terms of the Consolidation Agreement, the base fee payable under the Lodging Management Agreements (other than Lodging Management Agreements for full service hotels) is modified as set forth below. Until December 31, 2000, in lieu of the base fees payable to Marriott International with respect to the Courtyard hotels, Residence Inns and Fairfield Inns managed by Marriott International under a Lodging Management Agreement, Marriott International will receive a "Bonus Incentive Fee" upon the sale of any of such facilities by the Company. The "Bonus Incentive Fee" is defined to be 50 percent of the "Net Excess Sale Proceeds" resulting from the sale of such facility (provided that the Bonus Incentive Fee shall not exceed two percent of the cumulative gross revenues of such facility, from the date of inception of the Lodging Management Agreement for such facility through the earlier of December 31, 2000 or the date of sale). "Net Excess Sale Proceeds" is defined to be the gross property sales price for the facility less (i) the reasonable costs incurred by the Company in connection with the sale and (ii) a base amount assigned to each lodging facility. Any future owners of such facility, and the Company to the extent that it retains ownership of such facility after December 31, 2000, will not be subject to the foregoing terms and will be required to pay to Marriott International the base fee as set forth in the Lodging Management Agreement applicable to such facility.

SENIOR LIVING SERVICES LEASE AGREEMENTS

  As part of the Distribution, Marriott International entered into lease agreements with the Company (the "Senior Living Services Lease Agreements") to operate the 14 senior living facilities (including one under development) then owned by the Company and its subsidiaries. Under the terms of the Senior Living Services Lease Agreements, Marriott International will pay or reimburse the Company for all costs and expenses (including property taxes) associated with the facilities, and in addition will pay the Company (i) fixed rentals, aggregating $28 million a year for all 14 facilities and (ii) additional rentals equal to 4.5 percent of annual revenues from operation of the facilities in excess of $72 million per annum beginning in 1994. The Senior Living Services Lease Agreements have initial terms of 20 years with renewal options aggregating 20 years and contain other terms and conditions customary for "triple net" leases.

  The Company has sold these 14 senior living communities to an unrelated party for $320 million. In the second quarter of 1994, the sale of nine of the 14 senior living communities was completed and the sale of the five remaining senior living communities was completed in the third quarter of 1994. See "Prospectus Summary--Recent Development--Dispositions."

CREDIT AGREEMENT

  Marriott International and Holdings have entered into a Credit Agreement pursuant to which Holdings has the right to borrow from Marriott International up to $630 million. For a description of the Credit Agreement, see "Financing-- Credit Agreement."

PHILADELPHIA MORTGAGE

  Marriott International is providing first mortgage financing for a portion of the development and construction costs for the Philadelphia Marriott hotel (the "Philadelphia Convention Center Hotel") being constructed by the Company pursuant to a mortgage financing agreement (the "Philadelphia Mortgage") entered into between the Company and Marriott International. The Philadelphia Mortgage provides for the funding of a portion (approximately 60 percent) of the construction and development costs of such hotel, as and when such costs are incurred, up to a maximum of $125 million of funding. The Philadelphia Mortgage (i) is a two-year construction loan, convertible into a two-year "mini-perm" facility upon completion of construction, carrying a floating interest rate of LIBOR plus 300 basis points, and (ii) will, upon maturity of the two-year mini-perm, fund into a ten-year term loan, bearing cash-pay interest at the rate of ten percent per annum, plus deferred interest of two percent per annum. The Philadelphia Mortgage is due on sale of the property (or any majority interest therein) and is subject to other terms and conditions customary for first mortgage financings of this type.

TAX SHARING AGREEMENT

  The Company and Marriott International have entered into a tax sharing agreement (the "Tax Sharing Agreement") that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to the Company's businesses for tax years prior to the Distribution and with respect to certain tax attributes of the Company after the Distribution. In general, with respect to periods ending on or before the last day of 1993, the Company is responsible for (i) filing both consolidated federal tax returns for the Company affiliated group and combined or consolidated state tax returns for any group that includes a member of the Company affiliated group, including in each case Marriott International and its subsidiaries for the relevant periods of time that such companies were members of the applicable group, and (ii) paying the taxes relating to such returns (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities). Marriott International will reimburse the Company for the portion of such taxes relating to the Management Business. Marriott International is responsible for filing returns and paying taxes related to the Management Business for subsequent periods. The Company and Marriott International have agreed to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters.

HOST CONSULTING AGREEMENT

  Pursuant to the Host Consulting Agreement, effective October 8, 1993, Marriott International has agreed to provide certain consulting and advisory services to the Company and its subsidiaries with respect to certain operational matters involving the Operating Group business (formerly known as the "Host/Travel Plazas Business"). The Host Consulting Agreement has an annual base fee of $500,000 and runs for an initial three-year term and thereafter will automatically renew for additional one-year terms unless cancelled by either party. If services under the Host Consulting Agreement require more than 500 employee-hours, Marriott International will be paid an additional amount equal to 200 percent of the hourly compensation payable to the employee providing such consulting services. The Host Consulting Agreement reflects the fact that the Host/Travel Plazas business comprising a portion of the Operating Group business was in the past included within the Company's contract services segment, most of which was transferred to Marriott International. Accordingly, certain of the key executive employees of the contract services group who were transferred to Marriott International will continue to provide certain advisory services to the management of the Company with respect to operating and personnel matters.

ASSIGNMENT AND LICENSE AGREEMENT

  Pursuant to the terms of an Assignment and License Agreement, all of the Company's right, title and interest in certain trademarks, including the trademarks "Marriott," "Courtyard," "Residence Inns by Marriott" and "Fairfield Inns by Marriott," were conveyed to Marriott International. The Company and its subsidiaries have been granted a license to use such trademarks in their corporate names and in connection with the Host/Travel Plazas Business, subject to specified terms and conditions.

NONCOMPETITION AGREEMENT

  The Company and Marriott International entered into a noncompetition agreement (the "Noncompetition Agreement") that defines the parties' rights and obligations with respect to certain businesses operated by Marriott International and the Company. Under the Noncompetition Agreement, the Company and its subsidiaries are prohibited from entering into, or acquiring an ownership interest in any entity that operates, any business that competes with the food and facilities management business as conducted by a former subsidiary of the Company, Marriott Management Services, Inc. ("MMS," with such business being referred to as the "MMS Business"), provided that such restrictions do not apply to businesses that constitute part of the Host/Travel Plazas Business as of the Distribution. Marriott International is prohibited from entering into, or acquiring an ownership interest in any entity that operates any business that competes with the Host/Travel Plazas Business, provided that such restrictions do not apply to businesses that constitute part of the MMS Business as of the Distribution. The Noncompetition Agreement confirms the Company's right to compete in the hotel management business subject to certain prohibited transactions. The Noncompetition Agreement has a seven-year term that commenced on October 8, 1993.

TRANSITIONAL SERVICES AGREEMENTS

  Marriott International and the Company entered into a number of agreements pursuant to which Marriott International has agreed to provide certain continuing services to the Company and its subsidiaries for a transitional period. Such services are to be provided on market terms and conditions. Subject to the termination provisions of the specific agreements, the Company and its subsidiaries are free to procure such services from outside vendors or may develop an in-house capability in order to provide such services internally. The Company believes that these agreements are based on commercially reasonable terms including pricing and payment terms. In general, the transitional services agreements can be kept in place at least through 1997. The Company has the right to terminate such agreements upon giving 180 day (or less) notice.

POLICIES AND PROCEDURES FOR ADDRESSING CONFLICTS

  The on-going relationships between Marriott International and the Company may present certain conflict situations for Messrs. J.W. Marriott, Jr. and Richard
E. Marriott, because J.W. Marriott, Jr. serves as Chairman of the Board of Directors and President of Marriott International and also serves as a director of the Company and Richard E. Marriott serves as Chairman of the Board of Directors of the Company and also serves as a director of Marriott International. Messrs. J.W. Marriott, Jr. and Richard E. Marriott, as well as other executive officers and directors of the Company and Marriott International, also own (or have options or other rights to acquire) a significant number of shares of common stock in both the Company and Marriott International. The Company and Marriott International have adopted appropriate policies and procedures to be followed by the Board of Directors of each company to limit the involvement of Messrs. J.W. Marriott, Jr. and Richard E. Marriott (or such other executive officers and directors having a significant ownership interest in both companies) in conflict situations, including matters relating to contractual relationships or litigation between the companies. Such procedures include requiring Messrs. J.W. Marriott, Jr. and Richard E. Marriott (or such other executive officers or directors having a significant ownership interest in both companies) to abstain from making management decisions in their capacities as officers of Marriott International and the Company, respectively, and to abstain from voting as directors of either company, with respect to matters that present a significant conflict of interest between the companies. Whether or not a significant conflict of interest situation exists is determined on a case-by-case basis depending on such factors as the dollar value of the matter, the degree of personal interest of Messrs. J.W. Marriott, Jr. or Richard E. Marriott (or such other executive officers and directors having a significant ownership interest in both companies) in the matter, the interests of the shareholders of the Company and the likelihood that resolution of the matter has significant strategic, operational or financial implications for the business of the Company. It is a principal responsibility of the general counsel of the Company to monitor this issue in consultation with the Audit Committee of the Board of Directors. See "Risk Factors--Potential Conflicts with Marriott International."

                                   MANAGEMENT

BOARD OF DIRECTORS

  The Company's Board of Directors consists of seven directors divided into three classes, one class consisting of three directors and two classes consisting of two directors. Each director serves a three-year term. Set forth below is information with respect to those individuals serving as directors of the Company.

                        TERM
      DIRECTOR         EXPIRES                 OTHER POSITIONS
      --------         -------                 ---------------
Richard E. Marriott*    1995   Mr. Richard Marriott is a director of Marriott
Chairman of the Board          International, Inc. He also serves as a director
Director since 1979            of certain subsidiaries of the Company and of
Age: 55                        Potomac Electric Power Company. He also is the
                               immediate past President of the National Restau-
                               rant Association. Prior to the Distribution, Mr.
                               Marriott was Vice Chairman of the Board and Ex-
                               ecutive Vice President of the Company. For addi-
                               tional information on Mr. Marriott, see "--Exec-
                               utive Officers" below.
J.W. Marriott, Jr.*     1996   Mr. J.W. Marriott, Jr. is Chairman of the Board
Director since 1964            and President of Marriott International, Inc. He
Age: 62                        also serves as a director of General Motors Cor-
                               poration, Outboard Marine Corporation and the
                               U.S.-Russia Business Council. He is a member of
                               the Conference Board, the Business Council and
                               the Business Roundtable and serves on the boards
                               of trustees of The Mayo Foundation, the National
                               Geographic Society and the Executive Council on
                               Foreign Diplomats. Prior to the Distribution,
                               Mr. Marriott was Chairman of the Board, Chief
                               Executive Officer and President of the Company.
R. Theodore Ammon       1995   Mr. Ammon was formerly a general partner of
Director since 1992            Kohlberg Kravis Roberts & Co. (a New York and
Age: 45                        San Francisco-based investment firm). He also
                               serves on the boards of Astrum International
                               Corp., Big Flower Press, Inc., Doskocil Compa-
                               nies Incorporated, the New York YMCA, the Coro
                               Foundation and Bucknell University.
Stephen F. Bollenbach   1997   Mr. Bollenbach is President and Chief Executive
President and Chief            Officer of the Company. He serves as a director
Executive Officer              of certain subsidiaries of the Company, Carr Re-
Director since 1993            alty Corporation and Mid-America Apartment Com-
Age: 52                        munities, Inc. He also serves on the CEO Maga-
                               zine Advisory Board. For additional information
                               on Mr. Bollenbach, see "--Executive Officers"
                               below.

                        TERM
      DIRECTOR         EXPIRES                 OTHER POSITIONS
      --------         -------                 ---------------
Ann Dore McLaughlin     1997   Ms. McLaughlin is President of the Federal City
Director since 1993            Council and Vice Chairman of the Aspen Insti-
Age: 52                        tute. She was formerly President and Chief Exec-
                               utive Officer of New American Schools Develop-
                               ment Corporation. Ms. McLaughlin has served with
                               distinction in several U.S. Administrations in
                               such positions as Secretary of Labor and Under
                               Secretary of the Department of the Interior. Ms.
                               McLaughlin also serves as a director of AMR Cor-
                               poration, General Motors Corporation, Kellogg
                               Company, Nordstrom, Potomac Electric Power Com-
                               pany, Union Camp Corporation and Vulcan Materi-
                               als Company. Additionally, Ms. McLaughlin serves
                               as a member of the governing boards of a number
                               of civic, non-profit organizations, including
                               the Public Agenda Foundation and the Conserva-
                               tion Fund. Ms. McLaughlin is on the Board of
                               Overseers for the Wharton School of the Univer-
                               sity of Pennsylvania and is a Trustee of the
                               Center for Strategic and International Studies.

Harry L. Vincent, Jr.   1996   Mr. Vincent is a retired Vice Chairman of Booz-
Director since 1969            Allen & Hamilton, Inc.
Age: 74

Andrew J. Young         1997   Mr. Young is Vice Chairman of the Law Companies
Director since 1993            Group, Inc., an engineering and environmental
Age: 62                        consulting group, and Co-Chairman of the Atlanta
                               Committee for the Olympic Games. Mr. Young has
                               spent more than 35 years in public service. He
                               was elected to three terms in the U.S. Congress,
                               representing the Fifth Congressional District of
                               Georgia. In 1977 he was appointed U.S. Ambassa-
                               dor to the United Nations. He was elected mayor
                               of Atlanta, Georgia in 1981, and reelected in
                               1985. Mr. Young is a member of several addi-
                               tional boards including those of Howard Univer-
                               sity, The Martin Luther King, Jr. Center, the
                               Global Infrastructure Fund and the Center for
                               Global Partnership. He is also a member of the
                               Georgia Institute of Technology advisory board.

- --------
* J.W. Marriott, Jr. and Richard E. Marriott are brothers.

COMPENSATION POLICY COMMITTEE

  The Compensation Policy Committee comprises three directors who are not employees of the Company or any of its subsidiaries: Harry L. Vincent (Chairman), R. Theodore Ammon and Ann Dore McLaughlin. The committee's functions include recommendations on policies and procedures relating to senior officers' compensation and various employee stock plans and approvals of individual salary adjustments and stock awards in those areas.

COMPENSATION OF DIRECTORS

  Company directors who are also officers of the Company receive no additional compensation for their services as directors. Directors who are not officers of the Company receive an annual retainer fee of $25,000 as well as an attendance fee of $1,000 for each shareholders' meeting, meeting of the Board of Directors or meeting of a committee thereof, regardless of the number of meetings held on a given day. The chair of each committee of the board of directors receives an additional annual retainer fee of $1,000. Directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings.

EXECUTIVE OFFICERS

  Set forth below is certain information with respect to the persons who are executive officers of the Company.

                                   BUSINESS EXPERIENCE PRIOR TO BECOMING
NAME AND TITLE            AGE       AN EXECUTIVE OFFICER OF THE COMPANY
- --------------            ---      -------------------------------------
Richard E. Marriott        55 Richard E. Marriott joined the Company in 1965
Chairman of the Board         and has served in various executive capacities.
                              In 1979, Mr. Marriott was elected to the Board
                              of Directors. In 1984, he was elected Executive
                              Vice President and in 1986 he was elected Vice
                              Chairman of the Board of Directors. In 1993, Mr.
                              Marriott was elected Chairman of the Board. Mr.
                              Marriott also has been responsible for manage-
                              ment of the Company's government affairs func-
                              tions.
Stephen F. Bollenbach      52 Stephen F. Bollenbach rejoined the Company in
Chief Executive Officer       1992 as Executive Vice President and Chief Fi-
and President                 nancial Officer. He was named President and
                              Chief Executive Officer of the Company in 1993.
                              During the period from 1982 to 1986, Mr. Bollen-
                              bach was Senior Vice President--Finance and
                              Treasurer of the Company. He subsequently served
                              as Chief Financial Officer of Promus Companies
                              from 1986 to 1990 and served as Chief Financial
                              Officer with the Trump Organization from 1990
                              until he rejoined the Company.
William W. McCarten        45 William W. McCarten joined the Company in 1979
Executive Vice President      as Vice President and Controller--Corporate Ac-
and President--               counting. He was promoted to Vice President and
Host/Travel Plazas            Controller of the Roy Rogers Division in 1982
                              and became Vice President--Group Finance in
                              1984. He was named Vice President and Corporate
                              Controller in 1985. Mr. McCarten was elected Se-
                              nior Vice President--Finance and Corporate Con-
                              troller in 1986. In 1991, he was elected Execu-
                              tive Vice President and in 1992 was elected
                              President--Host/Travel Plazas.
Matthew J. Hart            42 Matthew J. Hart joined the Company in 1981 as
Executive Vice President      Manager of Project Finance and was named Vice
and Chief Financial           President of Project Finance in 1984. He was ap-
Officer                       pointed Assistant Treasurer in 1987 and was ap-
                              pointed Senior Vice President--Finance and Trea-
                              surer in 1991. Mr. Hart was named Executive Vice
                              President and Chief Financial Officer in 1993.
                              Prior to joining the Company, Mr. Hart spent
                              five years with Bankers Trust Company in the
                              corporate lending division.

                                  BUSINESS EXPERIENCE PRIOR TO BECOMING
NAME AND TITLE           AGE       AN EXECUTIVE OFFICER OF THE COMPANY
- --------------           ---      -------------------------------------
Stephen J. McKenna        54 Stephen J. McKenna joined the Company in 1973 as
Senior Vice President        an attorney. He was appointed Assistant General
and General Counsel          Counsel in 1976, and was promoted to Vice Presi-
                             dent and Assistant General Counsel in 1986. He
                             became Vice President and Associate General
                             Counsel in 1990 and became Senior Vice President
                             and General Counsel in 1993. Prior to joining
                             the Company, Mr. McKenna was employed as an at-
                             torney in the airline and aircraft manufacturing
                             industries.
Jeffrey P. Mayer          38 Jeffrey P. Mayer joined the Company in 1986 as
Senior Vice President--      Director--Corporate Accounting. He was promoted
Finance and Corporate        to Assistant Controller--Corporate Accounting in
Controller                   1987 and Vice President--Corporate Accounting in
                             1989. He was appointed Vice President--Project
                             Finance in the Company's Treasury Department in
                             1991 and Senior Vice President--Finance and Cor-
                             porate Controller in 1993. Prior to joining the
                             Company, Mr. Mayer spent eight years with Arthur
                             Andersen & Co.

EXECUTIVE OFFICER COMPENSATION

  Summary of Compensation. Table I below sets forth a summary of the compensation paid by the Company for the last three fiscal years to its Chief Executive Officer and four additional most highly compensated executive officers. With the exception of Mr. McCarten, all such executive officers assumed their current position effective October 8, 1993. Such information is also provided for three additional persons for whom disclosure would have been provided but for the fact that such persons were not serving as executive officers of the Company at the end of the last fiscal year.

TABLE I

                           SUMMARY COMPENSATION TABLE

                                                                  LONG TERM COMPENSATION
                                                               ------------------------------------
                                      ANNUAL COMPENSATION             AWARDS                PAYOUTS
                                 ----------------------------- ---------------------------- -------
                                                        OTHER  RESTRICTED
                                                       ANNUAL    STOCK           SECURITIES         ALL OTHER
                                                       COMPEN-   AWARDS          UNDERLYING  LTIP    COMPEN-
        NAME AND          FISCAL SALARY(2)(3) BONUS(4) SATION  (5)(6)(7)          OPTIONS   PAYOUTS SATION(8)
   PRINCIPAL POSITION      YEAR      ($)        ($)      ($)      ($)               (#)       ($)      ($)
   ------------------     ------ ------------ -------- ------- ----------        ---------- ------- ---------
Richard E. Marriott        1993    230,770    110,769     --   1,222,157(9)             0       0     10,693
Chairman of the Board      1992    210,000    100,800     --      42,080           14,500       0     10,078
                           1991    214,039    101,026     --      20,205           16,200       0      7,196

Stephen F. Bollenbach(1)   1993    473,077    327,370     --   6,644,470(9)(10)         0       0     13,077
Chief Executive Officer    1992    380,769    255,115     --     304,156          193,000       0    150,000(11)
and President

William W. McCarten        1993    280,705    116,773     --   1,166,712(9)             0       0     12,854
Executive Vice President   1992    245,024    115,896     --      23,181           23,000       0     13,073
                           1991    249,736    157,334     --      28,178           25,000       0     12,081

Matthew J. Hart            1993    220,191    142,243     --   1,171,812(9)             0       0     11,172
Executive Vice President   1992    189,921    123,448     --      24,688           16,500       0      9,083
                           1991    165,273     63,835     --      18,002           13,200       0      7,421

Stephen J. McKenna         1993    195,178    119,009     --     595,482(9)             0       0      7,947
Senior Vice President      1992    178,792     98,336     --      19,663           10,000       0      8,829
and General Counsel        1991    171,916     93,694     --      18,742           10,800       0      8,034

J.W. Marriott, Jr.(12)     1993    557,692    495,013     --           0                0       0     38,069
Former Chairman of the     1992    725,000    617,288     --     199,261          114,000       0     40,967
Board and President        1991    738,942    539,428     --     107,879          125,000       0     21,151

William J. Shaw(13)        1993    365,385    245,116     --           0                0       0     14,971
Former Executive Vice      1992    471,154    304,837     --     107,986           68,000       0      4,943
President                  1991    458,654    309,591     --     361,913           85,000       0      4,800

William R. Tiefel(14)      1993    346,154    228,622     --           0                0       0     20,571
Former Executive Vice      1992    444,231    288,750     --     102,184           68,000       0     21,262
President                  1991    331,250    212,000     --     342,399           60,000       0     14,155

- --------
(1) Mr. Bollenbach joined the Company as Executive Vice President and Chief Financial Officer on March 2, 1992.
(2) Fiscal year 1991 base salary earnings were for 53 weeks.
(3) Salary amounts include base salary earned and paid in cash during the fiscal year and the amount of base salary deferred at the election of the executive officer under the Company's Employees' Profit Sharing, Retirement and Savings Plan and Trust (the "Profit Sharing Plan") and the Company's Executive Deferred Compensation Plan (the "Deferred Compensation Plan").
(4) Bonus includes the amount of cash bonus earned pursuant to the named individual's bonus plan during the fiscal year and paid subsequent to the end of each fiscal year.
(5) As part of its long-term compensation program for executive officers, the Company awards shares of restricted stock pursuant to the Company's 1993 Comprehensive Stock Incentive Plan (the "Comprehensive Stock Plan") and previously awarded such shares under the Company's Restricted Stock Plan for Key Employees (the "Company's Restricted Stock Plan") and the Company's Deferred Stock Incentive Plan (the "Company's Deferred Stock Plan"), predecessor plans to the Comprehensive Stock Plan. For Mr. R.E. Marriott such restricted shares are as follows: for 1991, 1,229 shares of deferred bonus stock awarded under the Company's Deferred Stock Plan; for 1992, 963 shares of deferred bonus stock awarded under the Company's Deferred Stock Plan and 1,275 shares of restricted stock awarded under the Company's Restricted Stock Plan; for 1993, 2,411 shares of deferred bonus stock awarded under the Company's Deferred Stock Plan and 160,000 shares awarded under the Company's Comprehensive Stock Plan. For Mr. Bollenbach such restricted shares are as follows: for 1992, 2,437 shares awarded under the Company's Deferred Stock Plan and 15,000 shares awarded under the Company's Restricted Stock Plan; for 1993, 7,124 shares awarded under the Company's

    Deferred Stock Plan and 900,000 shares under the Company's Comprehensive Stock Plan. For Mr. McCarten such restricted shares are as follows: for 1991, 1,914 shares awarded under the Company's Deferred Stock Plan; for 1992, 1,107 shares awarded under the Company's Deferred Stock Plan; for 1993, 2,541 shares awarded under the Company's Deferred Stock Plan and 144,000 shares awarded under the Company's Comprehensive Stock Plan. For Mr. Hart such shares of restricted stock are as follows: for 1991, 1,095 shares awarded under the Company's Deferred Stock Plan; for 1992, 1,179 shares awarded under the Company's Deferred Stock Plan; for 1993, 3,096 shares awarded under the Company's Deferred Stock Plan and 144,000 shares awarded under the Company's Comprehensive Stock Plan. For Mr. McKenna such restricted shares are as follows: for 1991, 1,140 shares awarded under the Company's Deferred Stock Plan; for 1992, 939 shares awarded under the Company's Deferred Stock Plan; for 1993, 2,590 shares awarded under the Company's Deferred Stock Plan and 72,000 shares awarded under the Company's Comprehensive Stock Plan. For Mr. J.W. Marriott such restricted shares are as follows: for 1991, 6,562 shares awarded under the Deferred Stock Plan; for 1992, 5,896 shares awarded under the Company's Deferred Stock Plan and 4,410 shares awarded under the Company's Restricted Stock Plan. For Mr. Shaw such restricted shares are as follows: for 1991, 3,766 shares awarded under the Company's Deferred Stock Plan and 20,000 shares awarded under the Company's Restricted Stock Plan; for 1992, 2,912 shares awarded under the Deferred Stock Plan and 2,735 awarded under the Company's Restricted Stock Plan. For Mr. Tiefel such restricted shares are as follows: for 1991, 2,579 shares awarded under the Company's Deferred Stock Plan and 20,000 shares awarded under the Company's Restricted Stock Plan; for 1992, 2,758 shares awarded under the Company's Deferred Stock Plan and 2,585 shares awarded under the Company's Restricted Stock Plan. The restricted shares reported in Table I and in this footnote are shares subject to "General Restrictions" (see footnote 8 below). Restricted shares with "Performance Restrictions" (see footnote 8 below) awarded as long term incentive plan ("LTIP") awards are excluded. Such LTIP awards are reported at Table III and discussed in the section entitled "Restricted Stock" in the Report on Executive Compensation of the Compensation Policy Committee of the Board of Directors.
(6) Pursuant to the Employee Benefits Allocation Agreement, the intercompany agreement between Host Marriott and Marriott International regarding employment and benefit issues arising from the Distribution, each participant in the Marriott Corporation Restricted Stock Plan received one share of Marriott International Common Stock for each share of Marriott Corporation common stock held by the plan participant on the Distribution Date. Both the Marriott Corporation restricted shares (now Host Marriott Corporation shares) and Marriott International restricted shares are subject to continued employment and other vesting conditions. In accordance with the Employee Benefits Allocation Agreement, each participant in the Marriott Corporation Deferred Plan could elect to receive either one share of Company Stock and one share of Marriott International Common Stock or an equivalent value entirely in Company Common Stock. As a result of this election, Messrs. J.W. Marriott, R.E. Marriott, Shaw, McCarten, Hart and McKenna elected to convert their outstanding Deferred Bonus Stock Awards into one share each of Company Common stock and Marriott International Common Stock. Mr. Bollenbach elected to convert his outstanding awards entirely into shares of Company Stock. Mr. Tiefel elected to convert his outstanding awards entirely into shares of Marriott International Common Stock. In all cases, the value of the award immediately after the adjustment was equal to the value of the award immediately before the adjustment.
(7) The Deferred Stock Bonus Awards granted by the Company are generally derived based on dividing twenty percent of each individual's annual cash bonus award by the average of the high and low trading prices for a share of Company Common Stock on the last trading day of the fiscal year. No voting rights or dividends are attributed to award shares until such award shares are distributed. Awards may be denominated as current awards or deferred awards. A current award is distributed in 10 annual installments commencing one year after the award is granted. A deferred award is distributed in a lump sum or in up to 10 installments following termination of employment. Deferred award shares contingently vest pro rata in annual installments commencing one year after the Deferred Stock Bonus Award is granted to the employee. Awards are not subject to forfeiture once the employee reaches age 55 or after 10 years of service with the Company. The aggregate number and value of shares of

     Company deferred stock and restricted stock subject to "General Restrictions" and "Performance Restrictions" (see footnote 8 below) held by each identified executive officer as of the end of the fiscal year 1993 is as follows: Mr. R.E. Marriott, 447,926 shares valued at $4,116,440; Mr. Bollenbach, 1,525,180 shares valued at $14,016,404; Mr. McCarten, 391,171 shares valued at $3,594,862; Mr. Hart, 369,325 shares valued at $3,394,097; Mr. McKenna, 217,537 shares valued at $1,999,165; Mr. J.W. Marriott, Jr., 148,410 shares valued at $1,363,888; Mr. Shaw, 75,764 shares valued at $696,271; Mr. Tiefel, 20,000 shares valued at $183,800. During the period in which any restrictions apply, holders of restricted stock are entitled to receive all dividends or other distributions paid with respect to such stock.
(8) With the exception of Mr. Bollenbach's amount for 1992, amounts included as "All Other Compensation" represent matching Company contribution amounts received under one or both of the Profit Sharing Plan and the Deferred Compensation Plan. For Mr. R.E. Marriott, $4,269 was attributable to the Profit Sharing Plan and $6,424 was attributable to the Deferred Compensation Plan. For Mr. Bollenbach, $4,870 was attributable to the Profit Sharing Plan and $8,207 was attributable to the Deferred Compensation Plan. For Mr. McCarten, $4,179 was attributable to the Profit Sharing Plan and $8,675 was attributable to the Deferred Compensation Plan. For Mr. Hart, $4,161 was attributable to the Profit Sharing Plan and $7,011 was attributable to the Deferred Compensation Plan. For Mr. McKenna, $4,261 was attributable to the Profit Sharing Plan and $3,686 was attributable to the Deferred Compensation Plan. For Mr. J.W. Marriott, Jr., $3,708 was attributable to the Profit Sharing Plan and $34,362 was attributable to the Deferred Compensation Plan. For Mr. Shaw, $5,094 was attributable to the Profit Sharing Plan and $9,877 was attributable to the Deferred Compensation Plan. For Mr. Tiefel, $3,708 was attributable to the Profit Sharing Plan and $16,863 was attributable to the Deferred Compensation Plan.
(9) On October 17, 1993, the Compensation Policy Committee (the "Committee") of the Board of Directors approved grants of restricted stock to certain key employees of the Company, including Mr. McCarten, Mr. Hart and Mr. McKenna. On October 29, 1993, the Board of Directors approved an award of restricted stock to Mr. Bollenbach, and on December 2, 1993, the Board of Directors approved a grant of restricted stock to Mr. R.E. Marriott. Each such grant made in 1993 to Mr. R.E. Marriott, Mr. Bollenbach, Mr. McCarten, Mr. Hart and Mr. McKenna consists of two awards: shares subject to restrictions relating primarily to continued employment ("General Restrictions") which vest ratably over a five or ten year period or at the end of a five or ten year period and an award of shares subject to performance objectives such as financial performance of the Company ("Performance Restrictions"). Performance objectives are established by the Committee and are subject to periodic review and revision. All restricted stock awards subject only to General Restrictions are presented on Table I as "Restricted Stock Awards," and the value stated in Table I is the fair market value on the date of the grant. Restricted stock awards subject to Performance Restrictions are presented as long term incentive plan ("LTIP") awards on Table III.
(10) Includes 900,000 shares of restricted common stock awarded to Mr. Bollenbach by the Board of Directors on October 29, 1993. See footnote 8 above. Pursuant to this award, 400,000 shares are subject to General Restrictions and vest ratably over a five year period and 500,000 shares are subject to General Restrictions and vest on the fifth anniversary of the date of award.
(11) Mr. Bollenbach received a one-time payment of $150,000 pursuant to the Company's relocation program.
(12) In connection with the Distribution, Mr. J.W. Marriott, Jr. resigned his positions as Chairman of the Board and President of the Company effective October 8, 1993. Mr. Marriott remains a director of the Company.
(13) In connection with the Distribution, Mr. Shaw resigned his position as Executive Vice President and President of the Company's Contract Services Group effective October 8, 1993. Mr. Shaw had assumed these duties on February 10, 1992. Prior to such date, Mr. Shaw served as Executive Vice President and Chief Financial Officer.
(14) In connection with the Distribution, Mr. Tiefel resigned his position as Executive Vice President effective October 8, 1993.

  Aggregated Stock Option Exercises and Year-End Value. Table II below sets forth, on an aggregated basis, information regarding the exercise during the 1993 fiscal year of options to purchase Company Common Stock by each of the applicable persons listed on Table I above and the value on December 31, 1993 of all unexercised options held by such individuals. The Company did not grant any stock options to the persons listed on Table I during fiscal year 1993.

TABLE II

                      AGGREGATED STOCK OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED
                                                       OPTIONS AT FISCAL YEAR-    VALUE OF UNEXERCISED
                                   SHARES                        END             IN-THE-MONEY OPTIONS AT
                                 ACQUIRED ON  VALUE            (#)(1)            FISCAL YEAR-END ($)(2)
                                  EXERCISE   REALIZED ------------------------- -------------------------
          NAME           COMPANY     (#)       ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ------- ----------- -------- ----------- ------------- ----------- -------------
R.E. Marriott...........   HM           0          0     60,475       30,225       301,521      174,720
                           MI           0          0     60,475       30,225       631,030      413,165
                          Total         0          0    120,950       60,450       932,551      587,885
S.F. Bollenbach.........   HM           0          0     48,250      144,750       284,142      852,426
                           MI           0          0     48,250      144,750       682,592    2,047,777
                          Total         0          0     96,500      289,500       966,734    2,900,203
W.W. McCarten...........   HM       8,000    103,920    127,657       46,250       698,973      254,357
                           MI      29,750    342,733     46,800       46,250       463,237      584,664
                          Total    37,750    446,653    174,457       92,500     1,162,210      839,021
M.J. Hart...............   HM           0          0     36,763       22,100       194,741      133,614
                           MI           0          0     36,763       22,100       429,545      327,938
                          Total         0          0     73,526       44,200       624,286      461,552
S.J. McKenna............   HM      14,000    172,180     83,432       17,525       474,173      110,404
                           MI           0          0     34,425       17,525       410,825      279,668
                          Total    14,000    172,180    117,857       35,050       884,998      390,072
J.W. Marriott, Jr.......   HM           0          0    487,250      236,750     2,389,744    1,365,619
                           MI           0          0    487,250      331,750     4,926,138    3,472,295
                          Total         0          0    974,500      568,500     7,315,882    4,837,914
W.J. Shaw...............   HM      19,125    231,846    351,125      139,750     1,834,321      834,474
                           MI           0          0    351,125      195,750     4,404,150    2,174,499
                          Total    19,125    231,846    702,250      335,500     6,238,471    3,008,973
W.R. Tiefel.............   HM       6,000     78,600    176,200      105,750       984,222      632,299
                           MI           0          0    176,200      161,750     2,290,180    1,684,988
                          Total     6,000     78,600    352,400      267,500     3,274,402    2,317,287

- --------
(1) In connection with the Distribution, and pursuant to the Company's 1976 Employee Stock Option Plan, all Company stock options were adjusted to reflect the effects of the Distribution. Each non-qualified stock option held by a Company employee (or retiree) prior to the Distribution was effectively converted into two separate options: a Company option and a Marriott International Option, in both cases for a number of shares equal to the underlying Company option. The exercise price of the underlying Company option was allocated to the two options pursuant to a formula designed to preserve the economic value of the underlying Company option prior to the Distribution. Each incentive stock option held by an employee remaining a Company employee after the Distribution was adjusted in number and as to the exercise price in order to preserve the economic value of each such incentive stock option immediately prior to the Distribution.
(2) Based on a per share price for Company Common Stock of $9.19 and a per share price for Marriott International of $28.69. These prices represent the average of the high and low trading prices for a share on December 31, 1993.

  Long-Term Incentive Plan ("LTIP") Awards. Table III below sets forth information regarding Restricted Stock Awards subject to certain performance criteria granted by the Company under the Comprehensive Stock Plan and previously awarded by the Company under the Company's Restricted Stock Plan to the persons listed on Table I above in respect of the 1993 fiscal year.

  The Board of Directors may, upon the recommendation of its Compensation Policy Committee, award to certain key employees shares of restricted stock which vest upon satisfaction of specified performance objectives. The award of such performance-restricted stock is maintained in the name of the recipient in an account at the transfer agent and is restricted from further transfer, sale, alienation or hypothecation, until such time as the conditions restricting transfer have been satisfied. Such conditions include continued employment, non-competition, proper conduct, and attainment of specified Company business objectives. While such restricted shares are maintained on account, the award recipient is entitled to vote such shares. Upon satisfaction of the business objectives and all other conditions, the shares are released from restrictions and may be sold or transferred by the employee. The performance objectives for 1994 relate to cash coverage of interest, maintaining an acceptable level of total Company debt in relation to total cash flow, free cash flow, favorable asset dispositions or financings, stock price appreciation and utilizing the strategic alliance with Marriott International to expand the Company's portfolio of full service Marriott hotels.

TABLE III

              LONG-TERM INCENTIVE PLANS AWARDS IN LAST FISCAL YEAR

                                     NUMBER OF PERFORMANCE OR OTHER PERIOD UNTIL
                NAME                  SHARES        MATURATION OR PAYOUT(1)
                ----                 --------- ---------------------------------
Richard E. Marriott.................  240,000             10 Years(2)
Stephen F. Bollenbach...............  600,000              5 Years(2)
William W. McCarten.................  216,000              5 Years(2)
Matthew J. Hart.....................  216,000              5 Years(2)
Stephen J. McKenna..................  108,000              5 Years(2)
J.W. Marriott, Jr. .................        0                 --
William J. Shaw.....................        0                 --
William R. Tiefel...................        0                 --

- --------
(1) The vesting procedures and rules governing forfeitability of these awards are discussed in this section "Long-Term Incentive ("LTIP") Awards" and in the section entitled "Restricted Stock" in the Report on Executive Compensation of the Compensation Policy Committee of the Board of Directors.
(2) Represents awards of shares of restricted stock that may vest on a pro-rata basis over a ten or five year period subject to the satisfaction of certain Performance Restrictions established by the Compensation Policy Committee of the Board of Directors. See footnote 8 to Table I. The vesting provisions governing these awards are subject to review and revision by the Compensation Policy Committee.

                              CERTAIN TRANSACTIONS

NEW YORK MARRIOTT MARQUIS

  In 1985, the Company sold for $10.03 million a 10.32% equity interest in the Times Square Hotel Company partnership ("TSHCO"), owner of the New York Marriott Marquis Hotel, to MM Times Square Hotel Investors ("MM Times Square"), a limited partnership which includes J.W. Marriott, Jr. and Richard E. Marriott as partners. The Company received cash at closing of $3.15 million and a $6.88 million nonrecourse promissory note due September 1, 2015 with interest at 12% per annum, collateralized by the ownership interest sold. At the same time, the Company sold a 28.68% interest in TSHCO to an unrelated third-party for approximately $26.3 million on essentially the same terms.

  Preliminary agreements were reached in 1991 with the purchaser of the 28.68% interest, and in 1992 with MM Times Square, to restructure the respective promissory notes payable to the Company. During the fourth quarter of 1992, the purchaser of the 28.68% interest informed the Company that he would not be making further payments on his promissory note. In view of this action, the restructurings of the promissory notes with both TSHCO and MM Times Square were discontinued and, in the first quarter of 1994, the Company foreclosed on the 28.68% interest. The Company also accepted from MM Times Square a transfer of a 7.23% equity interest in TSHCO in exchange for cancellation of the outstanding debt. The Company currently holds an 86% interest in TSHCO, which is consolidated in the Company's financial statements. See "Prospectus Summary-- Recent Developments--New York Marriott Marquis."

RELATIONSHIP BETWEEN THE COMPANY AND MARRIOTT INTERNATIONAL

  The Company and its subsidiaries and Marriott International and its subsidiaries have entered into certain relationships following the Distribution. By reason of their ownership of shares of common stock of Marriott International and their positions as Chairman and director, respectively, J.W. Marriott, Jr. and Richard E. Marriott, who also are a director and Chairman, respectively, of the Company, would be deemed in control of Marriott International within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of Marriott International by reason of their ownership of shares of Marriott International and/or their relationship to other family members.

  Prior to the Distribution, the Company and Marriott International entered into the Distribution Agreement, which provided for, among other things, (i) certain asset transfers to occur prior to the Distribution, (ii) the Distribution, (iii) the division between the Company and Marriott International of certain liabilities and (iv) certain other agreements governing the relationship between the Company and Marriott International following the Distribution. See "Relationship Between the Company and Marriott International."

SALE OF LAND PARCEL

  During the second quarter of 1994, a subsidiary of the Company sold a parcel of land in San Antonio, Texas to JWM Family Enterprises, L.P., a partnership which is comprised of members of J.W. Marriott, Jr.'s immediate family. The purchase price of $1.3 million was determined by using an appraisal prepared by an unaffiliated, professional land appraisal firm. The partnership intends to develop a Residence Inn on the land.

                        OWNERSHIP OF COMPANY SECURITIES

  As of February 28, 1994, the Company had two outstanding classes of equity or equity-linked securities: Common Stock and Convertible Preferred Stock. None of the directors, nominees or executive officers owns shares of Convertible Preferred Stock.

  Based upon a Schedule 13D filed with the Securities and Exchange Commission on September 27, 1993, the Company believes that a group including Gotham Capital III, L.P., Alfred Partners, L.P., Joel M. Greenblatt and Daniel L. Nir, each with an address of 100 Jericho Quadrangle, Jericho, New York, 11753, beneficially own 220,200 depositary shares representing 220.2 shares of the Convertible Preferred Stock. Such holdings represented 75.41% of the approximately 286,000 depositary shares of Convertible Preferred Stock outstanding as of February 28, 1994, and are convertible into approximately 4,219,000 shares of Company Common Stock.

  Except as indicated in the footnotes thereto, set forth below is the ownership as of February 28, 1994 of Common Stock by directors, the chief executive officer and the four additional most highly compensated executive officers and certain former executive officers of the Company, as well as by all directors and executive officers (including such former executive officers) of the Company as a group, and to the best of the Company's knowledge, beneficial holders of 5% or more of Company Common Stock.

                                       SHARES OF COMPANY          % OF SHARES
                                         COMMON STOCK             OUTSTANDING
                                      BENEFICIALLY OWNED             AS OF
       NAME                         AS OF FEBRUARY 28, 1994    FEBRUARY 28, 1994
       ----                         -----------------------    -----------------
DIRECTORS:
R. Theodore Ammon..................           10,000                 0.01
Stephen F. Bollenbach..............            8,025(1)              0.01
J.W. Marriott, Jr. ................        4,821,516(1)(3)(4)        3.24
Richard E. Marriott................        6,109,585(1)(3)(4)        4.11
Ann Dore McLaughlin................            1,000                 0.00(2)
Harry L. Vincent, Jr. .............           11,100                 0.01
Andrew J. Young....................                0                 0.00
NON-DIRECTOR EXECUTIVE OFFICERS:
Matthew J. Hart....................            3,895(1)              0.00(2)
William W. McCarten................           13,429(1)              0.01
Stephen J. McKenna.................           14,104(1)              0.01
CERTAIN FORMER EXECUTIVE OFFICERS:
William J. Shaw....................           25,440(5)              0.02
William R. Tiefel..................           46,154(5)              0.03
ALL DIRECTORS AND EXECUTIVE OFFI-
 CERS AS A GROUP:..................       11,066,933(6)              7.45(6)
CAPITAL GROWTH MANAGEMENT LIMITED
 PARTNERSHIP:......................        8,438,700(7)              5.67(7)

- --------
(1) Does not include shares reserved, contingently vested or awarded under the Company's 1993 Comprehensive Stock Incentive Plan. For additional information, see Tables I through III below.
(2) Ownership of less than l/l00th of 1% is reflected as 0.00 in the table above.
(3) Does not include: (i) 1,619,556 shares held in trust for the children and grandchildren of J.W. Marriott, Jr. or 1,089,759 shares held by his wife and children; (ii) 1,404,883 shares held in trust for the children and grandchildren of Richard E. Marriott or 451,709 shares held by his wife and children; (iii) 2,280,287 shares held by the J. Willard Marriott Foundation; (iv) 1,923,885 shares held by a charitable annuity trust, created by the will of J. Willard Marriott, to which his descendants have a remainder interest; (v) 2,707,590 shares held by a limited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling shareholder; (vi) 80,000 shares held by a limited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling shareholder; (vii) 2,302,729 shares held by a limited partnership whose general partner is a corporation of which Richard E. Marriott is the controlling shareholder; or (viii) 1,066,314 shares owned directly or beneficially by certain other members of the Marriott family. The shares referred to in this note aggregated 10.05% of the common shares outstanding as of February 28, 1994.
(4) By virtue of their ownership of shares of common stock and their positions as Chairman and director, respectively, Richard E. Marriott and J.W. Marriott, Jr. would be deemed in control of the Company within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons by reason of their ownership of shares and/or their relationship to other family members. J.W. Marriott, Jr., Richard E. Marriott, their mother Alice S. Marriott and other members of the Marriott family and various trusts established by members of the Marriott family owned beneficially an aggregate of 26,317,368 shares or 17.71% of the total common shares outstanding of the Company as of February 28, 1994. All directors and current executive officers as a group (other than members of the Marriott family) owned beneficially an aggregate of 64,238 shares or 0.04% of the total common shares outstanding as of February 28, 1994. In addition, the Company's Employees' Profit Sharing, Retirement and Savings Plan and Trust owned 575,855 shares or 0.39% of the total common shares outstanding as of March 28, 1994.

(5) Mr. Shaw and Mr. Tiefel are included because they were officers of Marriott Corporation from January 1, 1993 until the Distribution on October 8, 1993. At the time of the Distribution, Mr. Shaw and Mr. Tiefel became officers of Marriott International, Inc.
(6) Includes shares of Common Stock beneficially owned by the former executive officers listed on the table.
(7) Represents shares of Common Stock held in client accounts managed by Capital Growth Management Limited Partnership ("CGM") for which CGM has shared dispositive power. As of March 31, 1994, CGM held 5,130,000 shares of Company common stock in client accounts managed by CGM for which CGM has shared dispositive power (including 2,826,300 of Company common stock over which CGM holds sole voting power). CGM has disclaimed any beneficial interest in these shares but has voluntarily filed with the Securities and Exchange Commission a Schedule 13G under the Securities Exchange Act of 1934. The principal business address of CGM is One International Place, Boston, Massachusetts 02110.

                          DESCRIPTION OF THE WARRANTS

GENERAL

  As part of the Class Action Settlement and pursuant to that certain Stipulation and Agreement of Compromise and Settlement dated as of June 16, 1993 (the "Settlement Agreement"), the Company has agreed to issue the Warrants to the Initial Warrantholders as described in "Plan of Distribution." The Company will issue the Warrants pursuant to a Warrant Agreement (the "Warrant Agreement") between the Company and First Chicago Trust Company of New York, as Warrant Agent, in the manner described more fully in "Plan of Distribution." The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Warrant Agreement, including the definition of certain terms therein. A copy of the Warrant Agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part. Wherever particular sections or defined terms of the Warrant Agreement not otherwise defined herein are referred to, such section or defined terms shall be incorporated herein by reference.

  The Warrants will be evidenced by warrant certificates (the "Warrant Certificates"), a form of which is attached as an exhibit to the Warrant Agreement. Each Warrant entitles the Warrantholder, at any time prior to 5:00 p.m. on October 8, 1998 (the "Expiration Time"), to purchase one share of Common Stock from the Company at a price (the "Exercise Price") of (i) $8.00, if exercised on or before 5:00 p.m. New York City time on October 8, 1996, or
(ii) $10.00, if exercised after 5:00 p.m. New York City time on October 8, 1996, but on or before 5:00 p.m. New York City time on October 8, 1998. Both the Exercise Price and the number of shares subject to the Warrants are subject to certain adjustments, as described below. Warrants that are not exercised prior to the Expiration Time expire and become void.

  Warrantholders will not be entitled to vote or to consent or to receive notice as shareholders in respect of the meeting of shareholders or the election of Directors of the Company or any other matter, or possess any rights whatsoever as shareholders of the Company.

  The Company has agreed to use its reasonable best efforts to maintain the effectiveness under the Securities Act of the registration statement of which this Prospectus is a part until the earlier of the Expiration Time or the date on which all Warrants have been exercised, subject to the Company's right to discontinue the effectiveness of such registration statement for such periods as the Company determines are necessary and appropriate (any such period referred to as a "Suspension Period"). The Company expects to exercise its right to discontinue the effectiveness of the registration statement only (i) if it determines that, based on circumstances arising after the date hereof, the registration statement contains an untrue statement of material fact or omits to state a material fact required to be stated therein in order to make the statements therein not misleading or (ii) as may otherwise be required under the Securities Act of 1933, as amended. During the pendency of any Suspension Period, no Warrants may be exercised and no shares of Common Stock may be issued upon the exercise of any Warrant.

  The Company has also agreed to use its reasonable best efforts to obtain any required approvals or registration under state securities laws for the issuance of the Common Stock upon exercise of the Warrants. Under the Warrant Agreement, however, Warrants may not be exercised by, or shares of Common Stock issued to, any Warrantholder in any state where such exercise or issuance would be unlawful.

  The Warrants have no established trading market and no assurance can be given that any such markets will develop. The Company does not intend to apply to list the Warrants on any stock exchange. See "Risk Factors--No Trading Market for the Warrants."

EXERCISE OF THE WARRANTS

  The Warrants are exercisable at the election of the holder, in full or from time to time in part, at any time prior to the Expiration Time, except that Warrants may not be exercised during a Suspension Period. In the event of partial exercise of Warrants evidenced by a Warrant Certificate, a new certificate evidencing the remaining Warrant or Warrants will be issued.

  To exercise all or any of the Warrants represented by a Warrant Certificate, the Warrantholder is required to surrender to the Warrant Agent the Warrant Certificate, a duly executed copy of the Form of Election to Purchase (which is set forth in the Warrant Certificate) and payment in full of the Exercise Price for each share of Common Stock as to which a Warrant is exercised, which payment may be made in cash or by certified or official bank check to the order of the Company.

  Upon the exercise of any Warrants in accordance with the Warrant Agreement, the Company will issue and cause to be delivered to, or upon the written order of, the holder, in such name or names as the Warrantholder may designate, a certificate or certificates for the number of full shares of Common Stock issuable upon the exercise of Warrants. Any shares of Common Stock issuable by the Company upon the exercise of the Warrants must be validly issued, fully paid and non-assessable.

PAYMENT OF TAXES AND OTHER COSTS

  Warrantholders are required to pay any and all taxes payable (a) in respect of the issuance of the Warrants or of the shares of Common Stock upon the exercise of Warrants and (b) in respect of any transfer of any Warrant Certificate or the issuance of any certificate for shares of Common Stock issuable upon exercise of Warrants in a name other than that of the registered holder of the Warrant Certificates surrendered upon the exercise of the Warrant.

  Any Warrantholder requesting transfer or exchange of any Warrant Certificates pursuant to the Warrant Agreement is also required to pay any and all costs and expenses of such transfer or exchange (including without limitation the fees and expenses of the Warrant Agent in connection therewith).

  The Company is not required to issue or deliver, transfer or exchange new Warrant Certificates or issue or deliver shares of Common Stock upon exercise of the Warrants unless and until the person requesting such issuance, delivery, transfer or exchange shall have paid to the Company the amount of such taxes, costs and expenses or established to the Company's satisfaction that such taxes, costs and expenses have been paid.

NO FRACTIONAL SHARES

  The Company will not issue warrants to purchase fractional shares of Common Stock. As a result, the Warrants to which each Initial Warrantholder is entitled will be rounded downward where the fractional portion of such entitlement, if any, involves less than one-half of a Warrant or upward where the fractional portion of such entitlement, if any, involves one-half or more of a Warrant, subject to the overall limitation on the issuance of Warrants. In the event of certain transactions described below, the number of shares of Common Stock that may be purchased upon the exercise of each Warrant is subject to adjustment. See "--Adjustment Provisions" below. The Company will not issue fractional shares of Common Stock on the exercise of Warrants otherwise issuable as a result of any of the aforementioned adjustments. If any fraction of a share of Common Stock would be issuable on the exercise of any Warrants (or portion thereof), the Company will pay to the exercising Warrantholders (in lieu of issuance of such fractional share of Common Stock) an amount of cash equal to the Exercise Price on the date the Warrant is presented for exercise, multiplied by such fraction.

ADJUSTMENT PROVISIONS

  The number of shares of Common Stock that may be purchased upon the exercise of each Warrant and the Exercise Price are each subject to adjustment in the event of certain transactions involving the Company, including (a)(i) issuing shares of Common Stock as a stock dividend to the holders of Common Stock; (ii) subdividing or combining the outstanding shares of Common Stock into a greater or lesser number of shares; (iii) issuing shares of its capital stock other than Common Stock as a distribution to the holders of Common

Stock; (iv) issuing by reclassification of its Common Stock any shares of its capital stock, (b) distributing any rights, options or warrants to all holders of Common Stock entitling such holders to purchase shares of Common Stock at a price per share less than the current market price per share on the record date for such distribution, and (c) distributing to all holders of Common Stock any of the assets or any rights or warrants to purchase assets or other securities of the Company.

  In case of any consolidation, merger or sale of all or substantially all of the assets of the Company, upon the consummation of the transaction, the Warrants automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of a Warrant would have owned immediately after the consolidation, merger, transfer or lease if the holder had exercised the Warrant immediately before the effective date of the transaction.

                          DESCRIPTION OF CAPITAL STOCK

  The following description of the Company's capital stock is a summary and is subject in all respects to applicable Delaware law and to the provisions of the Company's Restated Certificate of Incorporation and shareholder's rights plan listed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

  The Company's Restated Certificate of Incorporation, as corrected (the "Company Certificate"), authorizes the issuance of a total of 301 million shares of all classes of stock, of which one million may be shares of preferred stock, without par value, and 300 million may be shares of Common Stock. At June 17, 1994, approximately 152.4 million shares of Common Stock were outstanding. The Company Certificate provides that the Board is authorized to provide for the issuance of shares of preferred stock, from time to time, in one or more series, and to fix any voting powers, full or limited or none, and the designations, preferences and relative, participating, optional or other special rights, applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon.

COMMON STOCK

  Voting Rights. Each holder of Common Stock is entitled to one vote for each share registered in his name on the books of the Company on all matters submitted to a vote of shareholders. Except as otherwise provided by law, the holders of Common Stock vote as one class. The shares of Common Stock do not have cumulative voting rights. As a result, subject to the voting rights, if any, of the holders of any shares of the Company's preferred stock which may at the time be outstanding, the holders of Common Stock entitled to exercise more than 50% of the voting rights in an election of directors will be able to elect 100% of the directors to be elected if they choose to do so. In such event, the holders of the remaining Common Stock voting for the election of directors will not be able to elect any persons to the Board of Directors. The Company Certificate provides that the Board of Directors is classified into three classes, each serving a three year term, with one class to be elected in each of three consecutive years.

  Dividend Rights. Subject to the rights of the holders of any shares of the Company's preferred stock which may at the time be outstanding, holders of Common Stock are entitled to such dividends as the Board of Directors may declare out of funds legally available therefor. The Company intends to retain future earnings for use in its business and does not currently intend to pay dividends. In addition, the Credit Agreement contains restrictions on the payment of dividends on the Common Stock. See "Dividend Policies."

  Liquidation Rights and Other Provisions. Subject to the prior rights of creditors and the holders of any of the Company's preferred stock which may be outstanding from time to time, the holders of Common Stock are entitled in the event of liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets. The Common Stock is not liable for any calls or assessments and is not convertible into any other securities. The Company Certificate provides that the private property of the shareholders shall not be subject to the payment of corporate debts. There are no redemption or sinking fund provisions applicable to the Common Stock, and the Company Certificate provides that there shall be no preemptive rights.

  The transfer agent and registrar for the Common Stock is The First National Bank of Boston.

RIGHTS AND JUNIOR PREFERRED STOCK

  The Company has adopted a shareholder rights plan as set forth in that certain Rights Agreement dated February 3, 1989, as amended, between the Company and the Bank of New York, as rights agent (the "Rights Agreement"). The following is a summary of the terms of the Rights Agreement.

  Rights. Following the occurrence of certain events (the "Occurrence Date") and except as described below, each right (a "Right," and, collectively, the "Rights") will entitle the registered holder thereof to purchase from the Company one one-thousandth of a share (a "Unit") of the Company's Series A Junior Participating Preferred Stock ("Junior Preferred Stock") at a price (the "Purchase Price") of $150 per Unit, subject to adjustment. The Rights are not exercisable until the Occurrence Date. The Rights expire on the tenth anniversary of the adoption of the Rights Agreement, unless exercised in connection with a transaction of the type described below or unless earlier redeemed by the Company.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

  Initially, ownership of the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate certificates representing the Rights (the "Rights Certificates") will be distributed. Until the Occurrence Date (or earlier redemption or expiration of the Rights), the Rights will be transferable only with the Common Stock, and the surrender or transfer of any certificate of Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. The Rights will separate from the Common Stock and an Occurrence Date will occur upon the earlier of (i) 10 days following the date (a "Stock Acquisition Date") of a public announcement that a person or group of affiliates or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock or (ii) 10 business days following the commencement of or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the Acquiring Person becoming the beneficial owner of 30% or more of such outstanding Common Stock (such date being called the Occurrence
Date).

  For purposes of the Rights Agreement, a person shall not be deemed to beneficially own "Exempt Shares" which include (i) shares of Common Stock acquired by such person by gift, bequest and certain other transfers, which shares were Exempt Shares immediately prior to such transfer and were held by such person continuously thereafter and (ii) shares acquired by such person in connection with certain distributions of Common Stock with respect to Exempt Shares which were held by such person continuously thereafter. In connection with the Distribution, the Board amended the Rights Agreement to provide that the shares of Common Stock acquired by Marriott International upon exercise of the Marriott International Purchase Right will be deemed "Exempt Shares" under the Rights Agreement, such that the exercise of such right by Marriott International will not cause Marriott International to be deemed an "Acquiring Person" under the Rights Agreement and thus trigger a distribution of the Rights. See "Relationship Between the Company and Marriott International-- Marriott International Purchase Right."

  As soon as practicable following an Occurrence Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Occurrence Date. After such time, such separate Rights Certificates alone will evidence the Rights and could trade independently from the Common Stock.

  In the event (i) the Company is the surviving corporation in a merger with an Acquiring Person and the Common Stock is not changed or exchanged, or (ii) an Acquiring Person becomes the beneficial owner of

30% or more of the then outstanding shares of Common Stock (except pursuant to an offer for all outstanding shares of Common Stock which the Board determines to be fair to and otherwise in the best interests of the Company and its shareholders), each holder of a Right will, in lieu of the right to receive one one-thousandth of a share of Junior Preferred Stock, thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are (or, under certain circumstances specified in the Rights Agreement, were) beneficially owned by any Acquiring Person will be null and void. However, the Rights are not exercisable following the occurrence of either of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

  For example, at an exercise price of $150 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $300 worth of Common Stock (or other consideration, as noted above) for $150. Assuming that the Common Stock had a per share value of $30 at such time, the holder of each valid Right would be entitled to purchase 10 shares of Common Stock for $150.

  In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger described in the second preceding paragraph or a merger which follows an offer described in the second preceding paragraph), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

  In general, the Board may redeem the Rights in whole, but not in part, at any time until 10 days following the Stock Acquisition Date, at a price of $.01 per Right. After the redemption period has expired, the Company's right of redemption may be reinstated if an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company. Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 per Right redemption price.

  The purchase price payable, and the number of shares of Junior Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment upon the occurrence of certain events with respect to the Company, including stock dividends, sub-divisions, combinations, reclassifications, rights or warrants offerings of Junior Preferred Stock at less than the then current market price and certain distributions of property or evidences of indebtedness of the Company to holders of Junior Preferred Stock, all as set forth in the Rights Agreement.

  The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company as set forth above. See "Purposes and Antitakeover Effects of Certain Provisions of the Company Certificate and Bylaws and the Marriott International Purchase Right."

  Junior Preferred Stock. In connection with the Rights Agreement, 300,000 shares of Junior Preferred Stock are authorized and reserved for issuance by the Board. No shares of Junior Preferred Stock are currently outstanding. The following statements with respect to the Junior Preferred Stock are subject to the detailed provisions of the Company Certificate and the certificate of designation relating to the Junior Preferred Stock (the "Junior Preferred Stock Certificate of Designation"). The material terms of the Junior

Preferred Stock are summarized herein; however, such summary is subject to the terms of the Company Certificate and the Junior Preferred Stock Certificate of Designation.

  Subject to the prior payment of cumulative dividends on any class of preferred stock ranking senior to the Junior Preferred Stock, a holder of Junior Preferred Stock will be entitled to cumulative dividends out of funds legally available therefor, when, as and if declared by the Board, at a quarterly rate per share of Junior Preferred Stock equal to the greater of (a) $10.00 or (b) 1,000 times (subject to adjustment upon certain dilutive events) the aggregate per share amount of all cash dividends and 1,000 times (subject to adjustment upon certain dilutive events) the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than dividends payable in Common Stock or a sub-division of the outstanding shares of Common Stock) declared on Common Stock, since the immediately preceding quarterly dividend payment date for the Junior Preferred Stock (or since the date of issuance of the Junior Preferred Stock if no such dividend payment date has occurred).

  A holder of Junior Preferred Stock will be entitled to 1,000 votes (subject to adjustment upon certain dilutive events) per share of Junior Preferred Stock on all matters submitted to a vote of shareholders of the Company. Such holders will vote together with the holders of the Common Stock as a single class on all matters submitted to a vote of shareholders of the Company.

  In the event of a merger or consolidation of the Company which results in Common Stock being exchanged or changed for other stock, securities, cash and/or other property, the shares of Junior Preferred Stock shall similarly be exchanged or changed in an amount per share equal to 1,000 times (subject to adjustment upon certain dilutive events) the aggregate amount of stock, securities, cash and/or other property, as the case may be, into which each share of Common Stock has been exchanged or changed.

  In the event of liquidation, dissolution or winding up of the Company, a holder of Junior Preferred Stock will be entitled to receive $1,000 per share, plus accrued and unpaid dividends and distributions thereon, before any distribution may be made to holders of shares of stock of the Company ranking junior to the Junior Preferred Stock, and the holders of Junior Preferred Stock are entitled to receive an aggregate amount per share equal to 1,000 times (subject to adjustment upon certain dilutive events) the aggregate amount to be distributed per share to holders of Common Stock.

  In the event that dividends on the Junior Preferred Stock are in arrears in an amount equal to six quarterly dividends thereon, all holders of Junior Preferred Stock, voting separately as a class with the holders of any other series of preferred stock of the Company with dividends in arrears, will be entitled to elect two Directors pursuant to provisions of the Company Certificate. Such right to elect two additional directors shall continue at each annual meeting until all dividends in arrears (including the then-current quarterly dividend payment) have been paid or declared and set apart for payment. Upon payment or declaration and reservation of funds for payment of all such dividends, the term of office of each director elected shall immediately terminate and the number of directors shall be such number as may be provided for in the Company Certificate or Bylaws.

  The Junior Preferred Stock is not subject to redemption. The terms of the Junior Preferred Stock provide that the Company is subject to certain restrictions with respect to dividends and distributions on and redemptions and purchases of shares of stock of the Company ranking junior to or on a parity with the Junior Preferred Stock in the event that payments of dividends or other distributions payable on the Junior Preferred Stock are in arrears.

CONVERTIBLE PREFERRED STOCK

  The Company has outstanding 282,000 depositary shares of Convertible Preferred Stock, each having a liquidation preference of $50 per depositary share plus an amount equal to any accrued and unpaid dividends thereon. The Distribution did not affect the terms of the Convertible Preferred Stock, which are set forth in the Company's Certificate of Designation with respect to the Convertible Preferred Stock (the "Convertible Preferred Stock Certificate of Designation"). However, pursuant to Section 5(e)(iv) of the Convertible Preferred Stock Certificate of Designation, the conversion price at which the Convertible Preferred Stock is convertible into Common Stock after the Distribution was adjusted from $17.40 per share to $2.61 per share. At the current conversion price of $2.61 per share, the 282,000 outstanding depositary shares of the Convertible Preferred Stock are convertible into approximately 5.4 million shares of Common Stock.

  Pursuant to Section 6(c) of the Convertible Preferred Stock Certificate of Designation, if the equivalent of six quarterly dividends payable on the Convertible Preferred Stock are in arrears, the number of directors of the Company will be increased by two and the holders of Convertible Preferred Stock voting separately as a class with the holders of shares of any one or more other series of preferred stock ranking on a parity with the Convertible Preferred Stock whether as to payment of dividends or the distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors for one year terms to fill such vacancies at the Company's next annual meeting of shareholders. Such right to elect two additional directors shall continue at each subsequent annual meeting until all dividends in arrears have been paid or declared and set apart for payment. Upon payment or declaration and reservation of funds for payment of all such dividends in arrearage, the term of office of each director elected shall immediately terminate and the number of directors constituting the entire Board of Directors of the Company shall be reduced by the number of directors elected by the holders of the Convertible Preferred Stock and any other series of preferred stock ranking on a parity with the Convertible Preferred Stock as discussed above. The Company has failed to pay dividends for five quarterly periods and presently intends to pay preferred stock dividends only to the extent earnings equal or exceed the amount of such dividends. This policy may result in an indefinite suspension of dividends on the Convertible Preferred Stock. See "Dividend Policy." In such case, the holders of the Convertible Preferred Stock may become entitled to elect two members of the Board of Directors. However, the stated quarterly dividend on the outstanding shares of Convertible Preferred Stock is approximately $300,000, and the Company could recommence payment of quarterly dividends in order to avoid the election of additional directors. In addition, commencing January 15, 1996, the outstanding Convertible Preferred Stock may be redeemed at an aggregate redemption price of $15 million plus accrued and unpaid dividends.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following summary describes the material federal income tax consequences of the acquisition, ownership and disposition of the Warrants.

  The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the validity of the statements and conclusions set forth below. Any such changes or interpretations may be retroactive and could affect the continued validity of the discussion. This discussion does not purport to deal with all aspects of federal income taxation that might be relevant to particular Warrantholders in light of their personal investment circumstances or status, nor does it discuss the federal income tax consequences to certain types of Warrantholders subject to special treatment under the federal income tax laws, such as certain financial institutions, insurance companies, dealers in securities, tax-exempt organizations, foreign corporations or nonresident alien individuals. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The federal income tax treatment of the receipt of the Warrants by the Initial Warrantholders will vary depending on the facts and circumstances of each such holder. Initial Warrantholders should consult their own tax advisors regarding the proper federal income tax treatment of the receipt of the Warrants.

  Except as otherwise indicated below, this discussion assumes that the Warrants (and any Common Stock acquired pursuant to the exercise of a Warrant) are or will be held as capital assets (as defined in Section 1221 of the Code) by the holders thereof. The Internal Revenue Service (the "Service") may take a contrary view as to the foregoing and other assumptions, and if the Service is successful in asserting such contrary views, the federal income tax consequences to the Warrantholders may differ from those described below.

SALE OF THE WARRANTS

  Generally, a Warrantholder will recognize gain or loss upon the sale of the Warrants in an amount equal to the difference between the amount realized on the sale and the holder's adjusted tax basis for the Warrants. Under Section 1234 of the Code, gain or loss attributable to the sale of an option to buy or sell property is considered gain from the sale of property which has the same character as the property to which the option relates. Since the Warrants relate to stock, gains or losses attributable to the sale of the Warrants will generally constitute capital gains and losses and will be long-term if the Warrants have been held for more than one year and if the stock would be a capital asset in the hands of the holder.

EXERCISE OF THE WARRANTS

  The exercise of a Warrant with cash will not result in a taxable event to the holder of the Warrant. The difference between the value of the shares received and the exercise price, plus the basis, of the Warrant will only be recognized for tax purposes if the shares are subsequently sold or redeemed. Upon exercise of a Warrant for cash, the Warrantholder's basis in the shares of Common Stock issued thereunder will be the sum of (a) its basis in the Warrant and (b) the exercise price of the Warrant. The holding period for capital gains purposes for the shares of Common Stock acquired upon exercise of a Warrant will not include the period during which the Warrant was held. If any cash is received in lieu of fractional shares, the holder will recognize gain or loss, and the character and amount of gain or loss will be determined as if the holder had received such fractional shares and then immediately resold them for cash.

EXPIRATION OF THE WARRANTS

  Upon the expiration of an unexercised Warrant, the Warrantholder will recognize a loss equal to the adjusted tax basis of the Warrant in the hands of the holder. Under Section 1234 of the Code, the character of the loss realized upon the failure to exercise an option is determined based on the character or the property to which the option relates. Since the Warrant relates to stock, a loss realized upon expiration of the Warrant will generally be a capital loss and will be long term if the Warrant was held for more than one year and if the stock would have been a capital asset in the hands of the Warrantholder.

ADJUSTMENTS UNDER THE WARRANTS

  Pursuant to the terms of the Warrants, the number of shares of Common Stock purchasable upon exercise of the Warrants is subject to adjustment from time to time upon the occurrence of certain events. Under Section 305 of the Code, a change in conversion ratio or any transaction having a similar effect on the interest of a holder of the Warrants may be treated as a distribution with respect to any holder of the Warrants whose proportionate interest in the earnings and profits of the Company is increased by such change or transaction. Thus, under certain future circumstances which may or may not occur, such an adjustment pursuant to the terms of the Warrants may be treated as a taxable distribution to the holders of the Warrants, to the extent of the Company's current or accumulated earning and profits, without regard to whether the holders of the Warrants receive any cash or other property. For example, if the Company distributes a cash or property dividend to its shareholders and a related adjustment is made to the number of shares purchasable upon exercise of the Warrants, such an adjustment will generally be treated as a taxable distribution to the Warrantholders, despite the fact that the Warrantholders receive no cash or property. If the holders of the Warrants receive such a taxable distribution their bases in the Warrants will be increased by an amount equal to the taxable distribution.

  The rules with respect to adjustments are complex and Warrantholders should consult their own tax advisors in the event of an adjustment.

BACKUP WITHHOLDING

  The backup withholding rules require the Company to deduct and withhold federal income tax at the rate of 31% with respect to payments made to noncorporate holders who are not otherwise exempt if (a) the holder fails to furnish a taxpayer identification number ("TIN") to the Company, (b) the IRS notifies the Company that the TIN furnished by the holder is incorrect, (c) there has been notified payee underpaying, or (d) there has been payee certification failure. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder's federal income tax, provided that the required information is furnished to the IRS.

  THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS DOES NOT CONSIDER THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR PROSPECTIVE PURCHASER'S SITUATION OR STATUS. THE SUMMARY IS BASED ON THE PROVISIONS OF THE CODE, REGULATIONS, PROPOSED REGULATION, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. EACH WARRANTHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH WARRANTHOLDER, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAW, ARISING OUT OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE WARRANTS.

                 PRICE RANGE OF THE COMMON STOCK AND DIVIDENDS

  The Common Stock is listed on the New York Stock Exchange and on several regional exchanges, and since consummation of the Distribution is traded under the symbol "HMT." The following table sets forth, for the fiscal periods indicated, the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange Composite Tape and traded during periods prior to the Distribution under the symbol "MHS," and the cash dividends paid per share of Common Stock. The stock prices and dividends paid during periods prior to the Distribution (i.e., all periods prior to the fourth quarter of 1993) are not indicative of the Company's current stock price or dividend policies. The Company currently intends to retain future earnings, if any, for use in its business and does not anticipate paying dividends on the Common Stock. See "Dividend Policy." As of June 17, 1994, there were approximately 64,000 holders of record of Common Stock.

                                                                         CASH
                                                                       DIVIDENDS
                                                        HIGH     LOW     PAID
                                                       ------- ------- ---------
1992
  1st Quarter......................................... $19 5/8 $15 3/4   $.07
  2nd Quarter.........................................     18   13 3/8    .07
  3rd Quarter.........................................  17 1/2  15 1/8    .07
  4th Quarter.........................................  21 7/8  16 7/8    .07
1993
  1st Quarter......................................... $27 3/8 $20 3/4   $.07
  2nd Quarter.........................................  26 5/8     24     .07
  3rd Quarter.........................................     29   24 3/8    .07
  4th Quarter(1)......................................  33 3/8  27 5/8     --
  4th Quarter(2)......................................     10    6 1/8     --
1994
  1st Quarter.........................................  13 3/8   8 3/4     --
  2nd Quarter.........................................  11 1/8   8 3/4     --
  3rd Quarter ........................................  11 7/8   9 1/2     --
  4th Quarter (through October 14, 1994)..............  11 1/2   9 1/4     --

- --------
(1) Pre-Distribution
(2) Post-Distribution

                              PLAN OF DISTRIBUTION

  The Warrants offered hereby are being distributed to the Initial Warrantholders as part of the Class Action Settlement pursuant to the Settlement Agreement, which was approved by the United States District Court for the District of Maryland (the "Court") on September 10, 1993. See "Risk Factors--Pending Litigation."'

  As part of the Class Action Settlement, 5,775,000 Warrants are being distributed to purchasers of the Company's senior notes between July 11, 1991 and October 5, 1992 who sold such senior notes on or after October 5, 1992 and prior to September 10, 1993 and who suffered a loss on such purchase and sale. Under the terms of the Class Action Settlement, in order to receive Warrants, members of the plaintiff class satisfying the above criteria were required to file a proof of claim with the settlement fund administrator retained by the Class Action Plaintiffs to determine the total recognized loss from eligible claims. Pursuant to the Court's order dated June 10, 1994, the total recognized loss approved by the Court was $14,329,027, which means that each approved claimant will receive .403 Warrants for each dollar of recognized loss, except that no fractional warrants will be issued. See "Description of Warrants--No Fractional Shares." Also, as part of the Class Action Settlement, counsel to the plaintiffs in the Class Action Lawsuits will receive 1,925,000 Warrants in payment of such counsel's fees and expenses. The plaintiffs who will receive Warrants as part of the Class Action Settlement and counsel to plaintiffs in the Class Action Lawsuit are sometimes referred to in this Prospectus as the "Initial Warrantholders."

            PURPOSES AND ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS
                 OF THE COMPANY CERTIFICATE AND BYLAWS AND THE
                     MARRIOTT INTERNATIONAL PURCHASE RIGHT

COMPANY CERTIFICATE AND BYLAWS

  The Company Certificate contains several provisions that will make difficult an acquisition of control of the Company, by means of a tender offer, open market purchases, a proxy fight or otherwise, that is not approved by the Board. The Company's Bylaws (the "Bylaws") also contain provisions that could have an antitakeover effect.

  The purposes of the relevant provisions of the Company Certificate and Bylaws are to discourage certain types of transactions, described below, which may involve an actual or threatened change of control of the Company and to encourage persons seeking to acquire control of the Company to consult first with the Board of Directors to negotiate the terms of any proposed business combination or offer. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares or is otherwise unfair to shareholders of the Company or an unsolicited proposal for the restructuring or sale of all or part of the Company. The Company believes that, as a general rule, such proposals would not be in the best interests of the Company and its shareholders.

  There has been a history of the accumulation of substantial stock positions in public companies by third parties as a prelude to proposing a takeover or a restructuring or sale of all or part of the company or another similar extraordinary corporate action. Such actions are often undertaken by the third-party without advance notice to, or consultation with, the management or board of directors of the target company. In many cases, the purchaser seeks representation on the company's board of directors in order to increase the likelihood that its proposal will be implemented by the company. If the company resists the efforts of the purchaser to obtain representation on the company's board, the purchaser may commence a proxy contest to have its nominees elected to the board in place of certain directors or the entire board. In some cases, the purchaser may not truly be interested in taking over the company, but may use the threat of a proxy fight and/or a bid to take over the company as a means of forcing the company to repurchase its equity position at a substantial premium over market price.

  The Company believes that the imminent threat of removal of the Company's management or Board in such situations would severely curtail the ability of management or the Board to negotiate effectively with such purchasers. The management or the Board would be deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving the Company which may ultimately be undertaken. If the real purpose of a takeover bid were to force the Company to repurchase an accumulated stock interest at a premium price, management or the Board would face the risk that, if it did not repurchase the purchaser's stock interest, the Company's business and management would be disrupted, perhaps irreparably.

  Certain provisions of the Company Certificate and Bylaws, in the view of the Company, will help ensure that the Board, if confronted by a surprise proposal from a third-party which has acquired a block of stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interests of the shareholders. In addition, certain other provisions of the Company Certificate are designed to prevent a purchaser from utilizing two-tier pricing and similar inequitable tactics in the event of an attempt to take over the Company.

  These provisions, individually and collectively, will make difficult and may discourage a merger, tender offer or proxy fight, even if such transaction or occurrence may be favorable to the interests of the shareholders, and may delay or frustrate the assumption of control by a holder of a large block of stock of the Company and the removal of incumbent management, even if such removal might be beneficial to the shareholders. Furthermore, these provisions may deter or could be utilized to frustrate a future takeover attempt which is not approved by the incumbent Board of Directors, but which the holders of a majority of the shares may deem to be in their best interests or in which shareholders may receive a substantial premium for their stock over prevailing market prices of such stock. By discouraging takeover attempts, these provisions might have the incidental effect of inhibiting certain changes in management (some or all of the members of which might be replaced in the course of a change of control) and also the temporary fluctuations in the market price of the stock which often result from actual or rumored takeover attempts.

  Set forth below is a description of such provisions in the Company Certificate and Bylaws. Such description is intended as a summary only and is qualified in its entirety by reference to the Company Certificate and Bylaws which are exhibits to the Registration Statement on Form S-1 of which this Prospectus is a part.

  Classified Board of Directors. The Company Certificate provides for the Board to be divided into three classes serving staggered terms so that directors' current terms will expire either at the 1995, 1996 or 1997 annual meeting of shareholders. See "Management--Board of Directors."

  The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the Board in a relatively short period of time. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board. Such a delay may help ensure that the Board, if confronted by a holder attempting to force a stock repurchase at a premium above market prices, a proxy contest or an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes are the best interests of the shareholders.

  The classified board provision could have the effect of discouraging a third-party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. The classified board provision could thus increase the likelihood that incumbent directors will retain their positions. In addition, since the classified board provision is designed to discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have such stock repurchased by the Company at a premium, the classified board provision could tend to reduce the temporary fluctuations in the market price of the Company's stock that could be caused by accumulations of large blocks of such stock. Accordingly, shareholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

  The Company believes that a classified board of directors helps to assure the continuity and stability of the Board and business strategies and policies as determined by the Board, because generally a majority of the directors at any given time will have had prior experience as directors of the Company. The classified board provision also helps assure that the Board, if confronted with an unsolicited proposal from a third-party that has acquired a block of the voting stock of the Company, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all shareholders.

  Removal; Filling Vacancies. The Company Certificate provides that, subject to any rights of the holders of preferred stock, only a majority of the Board then in office shall have the authority to fill any vacancies on the Board, including vacancies created by an increase in the number of directors. In addition, the Company Certificate provides that a new director elected to fill a vacancy on the Board will serve for the remainder of the full term of his or her class and that no decrease in the number of directors shall shorten the term of an incumbent. Moreover, the Company Certificate provides that directors may be removed with or without cause only by the affirmative vote of holders of at least 66 2/3% of the voting power of the shares entitled to vote at the election of directors, voting together as a single class. These provisions relating to removal and filling of vacancies on the Board will preclude shareholders from enlarging the Board or removing incumbent directors and filling the vacancies with their own nominees.

  Limitations on Shareholder Action By Written Consent; Special Meetings. The Company Certificate and Bylaws provide that shareholder action can be taken only at an annual or special meeting of shareholders and prohibit shareholder action by written consent in lieu of a meeting. The Company Certificate and Bylaws provide that, subject to the rights of holders of any series of preferred stock, special meetings of shareholders can be called only by a majority of the entire Board. Shareholders are not permitted to call a special meeting or to require that the Board call a special meeting of shareholders. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting by or at the direction of the Board.

  The provisions of the Company Certificate and Bylaws restricting shareholder action by written consent may have the effect of delaying consideration of a shareholder proposal until the next annual meeting unless a special meeting is called by a majority of the entire Board. These provisions would also prevent the holders of a majority of the voting power of the voting stock from using the written consent procedure to take shareholder action and from taking action by consent without giving all the shareholders of the Company entitled to vote on a proposed action the opportunity to participate in determining such proposed action. Moreover, a shareholder could not force shareholder consideration of a proposal over the opposition of the Company Board by calling a special meeting of shareholders prior to the time the Board believed such consideration to be appropriate.

  The Company believes that such limitations on shareholder action will help to assure the continuity and stability of the Board and the Company's business strategies and policies as determined by the Board, to the benefit of all of the Company's shareholders. If confronted with an unsolicited proposal from Company shareholders, the Board will have sufficient time to review such proposal and to seek the best available result for all shareholders, before such proposal is approved by such shareholders by written consent in lieu of a meeting or through a special meeting of shareholders.

  Nominations of Directors and Shareholder Proposals. The Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board, of candidates for election as directors (the "Nomination Procedure") and with regard to shareholder proposals to be brought before an annual or special meeting of shareholders (the "Business Procedure").

  The Nomination Procedure provides that only persons who are nominated by or at the direction of the Board of Directors, or by a shareholder who has given timely prior written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors. The Business Procedure provides that shareholder proposals must be submitted in writing in a timely manner in order to be considered at any annual or special meeting. To be timely, notice must be received by the Company (i) in the case of an annual meeting, not less than 90 days prior to the annual meeting for a director nomination, and not less than 120 days prior to the annual meeting for a shareholder proposal or (ii) in the case of a special meeting not later than the seventh day following the day on which notice of such meeting is first given to shareholders for both a director nomination and a shareholder proposal.

  Under the Nomination Procedure, notice to the Company from a shareholder who proposes to nominate a person at a meeting for election as a director must contain certain information about that person, including age, business and residence addresses, principal occupation, the class and number of shares of Common Stock beneficially owned, the consent to be nominated and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and certain information about the shareholder proposing to nominate that person. Under the Business Procedure, notice relating to a shareholder proposal must contain certain information about such proposal and about the shareholder who proposes to bring the proposal before the meeting, including the class and number of shares of Common Stock beneficially owned by such shareholder. If the Chairman or other officer presiding at a meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director, or if he determines that the shareholder proposal was not properly brought before such meeting, such proposal will not be introduced at such meeting. Nothing in the Nomination Procedure or the Business Procedure will preclude discussion by any shareholder of any nomination or proposal properly made or brought before an annual or special meeting in accordance with the above-mentioned procedures.

  The purpose of the Nomination Procedure is, by requiring advance notice of nomination by shareholders, to afford the Board a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform shareholders about such qualifications. The purpose of the Business Procedure is, by requiring advance notice of shareholder proposals, to provide a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the Board, to provide the Board with a meaningful opportunity to inform shareholders, prior to such meetings, of any proposal to be introduced at such meetings, together with any recommendation as to the Board's position or belief as to action to be taken with respect to such proposal, so as to enable shareholders better to determine whether they desire to attend such meeting or grant a proxy to the Board as to the disposition of any such proposal. Although the Bylaws do not give the Board any power to approve or disapprove shareholder nominations for the election of directors or of any other proposal submitted by shareholders, the Bylaws may have the effect of precluding a nomination for the election of directors or precluding the conducting of business at a particular shareholder meeting if the proper procedures are not followed, and may discourage or deter a third-party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its shareholders.

  Fair Price Provision. Article Fifteenth of the Company Certificate (the "Fair Price Provision") requires the approval by the holders of 66 2/3% of the voting power of the outstanding capital stock of the Company entitled to vote generally in the election of directors (the "Voting Stock") as a condition for mergers and certain other business combinations ("Business Combinations") involving the Company and any holder of more than 25% of such voting power (an "Interested Shareholder") unless the transaction is either (i) approved by a majority of the members of the Board who are not affiliated with the Interested Shareholder and who were directors before the Interested Shareholder became an Interested Shareholder (the "Disinterested Directors") or (ii) certain minimum price and procedural requirements are met.

  The Fair Price Provision is designed to prevent a third-party from utilizing two-tier pricing and similar inequitable tactics in a takeover attempt. The Fair Price Provision is not designed to prevent or discourage tender offers for the Company. It does not impede an offer for at least 66 2/3% of the Voting Stock in which each shareholder receives substantially the same price for his or her shares as each other shareholder or which the Board has approved in the manner described herein. Nor does the Fair Price Provision preclude a third-party from making a tender offer for some of the shares of Voting Stock without proposing a Business Combination in which the remaining shares of Voting Stock are purchased. Except for the restrictions on Business Combinations, the Fair Price Provision will not prevent an Interested Shareholder having a controlling interest of the Voting Stock from exercising control over the Company or increasing its interest in the Company. Moreover, an Interested Shareholder could increase its ownership to 66 2/3% and avoid application of the Fair Price Provision. However, the separate provisions contained in the Company Certificate and the Bylaws relating to "Classified Boards of Directors" discussed above will, as therein indicated, curtail an Interested Shareholder's ability to exercise control in several respects, including such shareholder's ability to change incumbent directors who may oppose a Business Combination or to implement a Business Combination by written consent without a shareholder meeting. The Fair Price Provision would, however, discourage some takeover attempts by persons intending to acquire the Company in two steps and to eliminate remaining shareholder interests by means of a business combination involving less consideration per share than the acquiring person would propose to pay for its initial interest in the Company. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels which are higher than would otherwise be the case. The Fair Price Provision may thereby deprive some holders of the Common Stock of an opportunity to sell their shares at a temporarily higher market price.

  Although the Fair Price Provision is designed to help assure fair treatment of all shareholders vis-a-vis other shareholders in the event of a takeover, it is not the purpose of the Fair Price Provision to assure that shareholders will receive a premium price for their shares in a takeover. Accordingly, the Board is of the view that the adoption of the Fair Price Provision does not preclude the Board's opposition to any future takeover proposal which it believes would not be in the best interests of the Company and its shareholders, whether or not such a proposal satisfies the minimum price criteria and procedural requirements of the Fair Price Amendment.

  In addition, under Section 203 of the Delaware General Corporation Law as applicable to the Company, certain "business combinations" (defined generally to include (i) mergers or consolidations between a Delaware corporation and an interested shareholder (as defined below) and (ii) transactions between a Delaware corporation and an interested shareholder involving the assets or stock of such corporation or its majority-owned subsidiaries, including transactions which increase the interested shareholder's percentage ownership of stock) between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 shareholders, and an interested shareholder (defined generally as those shareholders, who, on or after December 23, 1987, become beneficial owners of 15 percent or more of a Delaware corporation's voting stock) are prohibited for a three-year period following the date that such shareholder became an interested shareholder, unless (i) prior to the date such shareholder became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) upon consummation of the transaction that made such shareholder an interested shareholder, the interested shareholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding voting stock owned by officers who also are directors and voting stock held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan), or (iii) the business combination was approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested shareholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested shareholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had been an interested shareholder during the previous three years or who became an interested shareholder with the approval of a majority of the corporation's directors.

  Shareholder Rights Plan. The Company has adopted a shareholder rights plan which may have anti-takeover effects. See "Description of Capital Stock-Rights and Junior Preferred Stock."

  Amendment of the Company Certificate and Bylaws. The Company Certificate contains provisions requiring the affirmative vote of the holders of at least 66 2/3% the voting power of the stock entitled to vote generally in the election of directors to amend certain provisions of the Company Certificate and Bylaws (including the provisions discussed above). These provisions make it more difficult for shareholders to make changes in the Company Certificate or Bylaws, including changes designed to facilitate the exercise of control over the Company. In addition, the requirement for approval by at least a 66 2/3% shareholder vote will enable the holders of a minority of the Company's capital stock to prevent holders of a less-than-66 2/3% majority from amending such provisions of the Company's Certificate or Bylaws.

MARRIOTT INTERNATIONAL PURCHASE RIGHT

  Pursuant to the terms of the Distribution Agreement, the Company granted to Marriott International, for a period of ten years following the Distribution, the right to purchase a number of shares equal in amount of up to 20% of each class of the Company's outstanding voting stock at the then fair market value upon the occurrence of certain change of control events involving the Company. The Marriott International Purchase Right may be exercised for a 30-day period following the date a person or group of affiliated persons has (i) become the beneficial owner of 20% or more of the total voting power of the then outstanding shares of the Company's voting stock or (ii) announced a tender offer for 30% or more of the total voting power of the then outstanding shares of the Company's voting stock. These change of control events upon which the

Marriott International Purchase Right becomes exercisable are substantially identical to those events that cause a distribution of the Rights under the Rights Agreement (see "Description of Capital Stock--Rights and Junior Preferred Stock"). Accordingly, certain share ownership of the Company's voting stock by specified persons that is exempt under the Rights Agreement, and consequently will not result in a distribution of Rights, also will not cause the Marriott International Purchase Right to become exercisable.

  The Board amended the terms of the Rights Agreement to provide that the exercise of the Marriott International Purchase Right will not result in a distribution of the Rights. Accordingly, upon exercise of the Marriott International Purchase Right, Marriott International will be entitled to receive the Rights associated with the Common Stock and will not be deemed an "Acquiring Person" under the Rights Agreement.

  The purchase price for the Common Stock to be purchased upon the exercise of the Marriott International Purchase Right is determined by taking the average of the closing sale price of the Common Stock during the 30 consecutive trading days preceding the date the Marriott International Purchase Right becomes exercisable. The specific terms of the Marriott International Purchase Right are set forth in the Distribution Agreement.

  The Marriott International Purchase Right will have an antitakeover effect. Any person considering acquiring a substantial or controlling block of Common Stock would face the possibility that its ability to exercise control would be impaired by Marriott International's 20% ownership resulting from exercise of the Marriott International Purchase Right. So long as the Marriott family's current percentage of ownership of Common Stock continues, the combined Marriott family (including various trusts established by members of the Marriott family) and Marriott International ownership following exercise of the Marriott International Purchase Right would effectively block control by others (see "Description of Capital Stock"). It is also possible that the exercise price of the Marriott International Purchase Right would be lower than the price at which a potential acquiror might be willing to purchase a 20% block of shares of Common Stock because the purchase price for the Marriott International Purchase Right is based on the average trading price during a 30-day period which may be prior to the announcement of the takeover event. This potential price differential may have a further antitakeover effect by discouraging potential acquirers of the Company. The antitakeover effect of the Marriott International Purchase Right will be in addition to the antitakeover effects of the provisions contained in the Company Certificate and Bylaws.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Christopher G. Townsend, Esq., Vice President and Deputy General Counsel of the Company, and certain legal matters with respect to the Company's Convertible Preferred Stock will be passed upon for the Company by Potter, Anderson & Corroon, Wilmington, Delaware.

  Mr. Townsend owns Common Stock, and holds stock options, deferred stock and restricted stock awards under the Comprehensive Stock Plan and may receive additional awards under the plan in the future.

                                    EXPERTS

  The audited consolidated financial statements and schedules of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and have been included herein in reliance upon the authority of said firm as experts in giving said reports.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Public Accountants..................................  F-2
Consolidated Balance Sheets at December 31, 1993 and January 1, 1993......  F-3
Consolidated Statements of Income for Fiscal Years Ended December 31,
 1993, January 1, 1993 and January 3, 1992................................  F-4
Consolidated Statements of Shareholders' Equity for Fiscal Years Ended De-
 cember 31, 1993, January 1, 1993 and January 3, 1992.....................  F-5
Consolidated Statements of Cash Flows for Fiscal Years Ended December 31,
 1993, January 1, 1993 and January 3, 1992................................  F-6
Notes to Consolidated Financial Statements................................  F-7
Condensed Consolidated Balance Sheet at June 17, 1994 (Unaudited).........  F-28
Condensed Consolidated Statements of Operations for the Twenty-four Weeks
 Ended June 17, 1994 and June 18, 1993 (Unaudited)........................  F-29
Condensed Consolidated Statements of Cash Flows for the Twenty-four Weeks
 Ended June 17, 1994 and June 18, 1993 (Unaudited)........................  F-30
Notes to Condensed Consolidated Financial Statements......................  F-31

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Host Marriott Corporation:

  We have audited the accompanying consolidated balance sheets of Host Marriott Corporation (formerly Marriott Corporation) and subsidiaries as of December 31, 1993 and January 1, 1993, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended December 31, 1993. These financial statements and the schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Marriott Corporation and subsidiaries as of December 31, 1993 and January 1, 1993, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

  As discussed in Notes 3 and 7 to the consolidated financial statements, in 1993 the Company changed its methods of accounting for assets held for sale and income taxes.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.
February 25, 1994

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                     DECEMBER 31, 1993 AND JANUARY 1, 1993
                                 (IN MILLIONS)

                                                                  1993   1992
                                                                 ------ ------
                                  A S S E T S
Current Assets
  Cash and cash equivalents..................................... $  103 $  325
  Accounts receivable...........................................    112    606
  Inventories, at lower of average cost or market...............     52    316
  Other current assets..........................................    110    249
                                                                 ------ ------
                                                                    377  1,496
                                                                 ------ ------
Property and Equipment..........................................  3,026  3,461
Investments in Affiliates.......................................    211    381
Intangibles.....................................................     25    452
Notes Receivable and Other......................................    254    556
                                                                 ------ ------
                                                                 $3,893 $6,346
                                                                 ====== ======

        L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y
Current Liabilities
  Accounts payable.............................................. $   86 $  710
  Accrued payroll and related benefits..........................     41    331
  Other current liabilities.....................................    110    434
  Notes payable and capital leases..............................    400     21
                                                                 ------ ------
                                                                    637  1,496
                                                                 ------ ------
Long-term Debt..................................................  2,079  2,732
Deferred Income.................................................     26    119
Deferred Income Taxes...........................................    487    585
Other Long-term Liabilities.....................................    139    401
Convertible Subordinated Debt...................................     20    228
                                                                 ------ ------
    Total liabilities...........................................  3,388  5,561
                                                                 ------ ------
Shareholders' Equity
  Convertible preferred stock...................................     14    200
  Common stock, 129.7 million and 105 million shares issued, re-
   spectively...................................................    130    105
  Additional paid-in capital....................................    253     34
  Retained earnings.............................................    108    555
  Treasury stock, 4.2 million common shares in 1992, at cost....    --    (109)
                                                                 ------ ------
    Total shareholders' equity..................................    505    785
                                                                 ------ ------
                                                                 $3,893 $6,346
                                                                 ====== ======

                See Notes to Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

   FISCAL YEARS ENDED DECEMBER 31, 1993, JANUARY 1, 1993 AND JANUARY 3, 1992
                 (IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)

                                                          1993    1992    1991
                                                         ------  ------  ------
SALES
  Lodging..............................................  $  614  $4,551  $4,379
  Contract Services....................................   1,177   4,171   3,952
                                                         ------  ------  ------
                                                          1,791   8,722   8,331
OPERATING COSTS AND EXPENSES
  Lodging..............................................     515   4,218   4,061
  Contract Services (including restructuring charges of
   $7 million in 1993).................................   1,120   4,021   3,806
                                                         ------  ------  ------
                                                          1,635   8,239   7,867
OPERATING PROFIT
  Lodging..............................................      99     333     318
  Contract Services....................................      57     150     146
                                                         ------  ------  ------
  Operating profit before profit from distributed
   operations, corporate expenses and interest.........     156     483     464
Corporate expenses (including restructuring charges of
 $13 million and
 $21 million in 1993 and 1992, respectively)...........     (63)   (129)   (111)
Interest expense.......................................    (201)   (235)   (251)
Interest income........................................      26      31      43
Profit from operations distributed to Marriott Interna-
 tional, Inc. .........................................     211     --      --
                                                         ------  ------  ------
INCOME BEFORE INCOME TAXES, EXTRAORDINARY ITEM AND
 CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES.     129     150     145
Provision for income taxes.............................      72      65      63
                                                         ------  ------  ------
INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT
 OF CHANGES IN ACCOUNTING PRINCIPLES...................      57      85      82
Extraordinary item--Loss on extinguishment of debt (net
 of income taxes of $4 million)........................      (5)    --      --
Cumulative effect of a change in accounting for income
 taxes.................................................      30     --      --
Cumulative effect of a change in accounting for assets
 held for sale
 (net of income taxes of $22 million)..................     (32)    --      --
                                                         ------  ------  ------
NET INCOME.............................................      50      85      82
Dividends on preferred stock...........................      (8)    (17)     (1)
                                                         ------  ------  ------
NET INCOME AVAILABLE FOR COMMON STOCK..................  $   42  $   68  $   81
                                                         ======  ======  ======
EARNINGS PER COMMON SHARE
Income before extraordinary item and cumulative effects
 of accounting changes.................................  $  .40  $  .64  $  .80
Extraordinary item--Loss on extinguishment of debt (net
 of income taxes)......................................    (.04)    --      --
Cumulative effect of a change in accounting for income
 taxes.................................................     .25     --      --
Cumulative effect of a change in accounting for assets
 held for sale
 (net of income taxes).................................    (.26)    --      --
                                                         ------  ------  ------
NET INCOME.............................................  $  .35  $  .64  $  .80
                                                         ======  ======  ======

                See Notes to Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

   FISCAL YEARS ENDED DECEMBER 31, 1993, JANUARY 1, 1993 AND JANUARY 3, 1992

    COMMON                                CONVERTIBLE        ADDITIONAL
    SHARES                                 PREFERRED  COMMON  PAID-IN   RETAINED TREASURY
  OUTSTANDING                                STOCK    STOCK   CAPITAL   EARNINGS  STOCK
  -----------                             ----------- ------ ---------- -------- --------
 (IN MILLIONS)                                (IN MILLIONS, EXCEPT PER COMMON SHARE)
               Balance, December 28,
  93.6          1990...................      $ --      $105     $ 69     $ 528    $(295)
   --          Net income..............        --       --       --         82      --
               Issuance of convertible
   --           preferred stock........        200      --        (5)      --       --
   1.5         Common stock issued for
                employee stock purchase
                and stock option plans.        --       --       (22)      --        40
               Cash dividends ($.28 per
   --           share).................        --       --       --        (27)     --
               Deferred stock
    .4          compensation...........        --       --        (2)      --        11
               Foreign currency
                translation
   --           adjustments............        --       --        (5)      --       --
- -----------------------------------------------------------------------------------------
               Balance, January 3,
  95.5          1992...................        200      105       35       583     (244)
   --          Net income..............        --       --       --         85      --
   5.0         Common stock issued for
                employee stock
                purchase, stock option,
                and profit sharing
                plans..................        --       --        (1)      (68)     127
   --          Cash dividends on common
                stock ($.28 per share).        --       --       --        (28)     --
   --          Cash dividends on
                convertible preferred
                stock ($4.125 per
                share).................        --       --       --        (17)     --
               Deferred stock
    .3          compensation...........        --       --         2       --         8
               Foreign currency
                translation
   --           adjustments............        --       --        (2)      --       --
- -----------------------------------------------------------------------------------------
               Balance, January 1,
 100.8          1993...................        200      105       34       555     (109)
   --          Net income..............        --       --       --         50      --
   --          Distribution of stock of
                Marriott International,
                Inc....................        --       --       (40)     (417)     --
   7.5         Common stock issued for
                the comprehensive stock
                and employee stock
                purchase plans.........        --         4       10       (53)      99
   --          Cash dividends on common
                stock ($.14 per share).        --       --       --        (14)     --
   --          Cash dividends on
                convertible preferred
                stock ($2.062 per
                share).................        --       --       --         (8)     --
               Conversion of
   8.3          subordinated debt......        --         8       15       --       --
   1.8         Common stock issued in
                conjunction with the
                Exchange Offer.........        --         2       58       --       --
  10.9         Conversion of preferred
                stock to common stock..       (186)      11      175       --       --
               Deferred stock
    .4          compensation...........        --       --         3        (5)      10
               Foreign currency
                translation
    --          adjustments............        --       --        (2)      --       --
- -----------------------------------------------------------------------------------------
               Balance, December 31,
 129.7          1993...................      $  14     $130     $253     $ 108    $ --
- -----------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------

                See Notes to Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

   FISCAL YEARS ENDED DECEMBER 31, 1993, JANUARY 1, 1993 AND JANUARY 3, 1992

                                                       1993    1992     1991
                                                       -----  -------  -------
                                                           (IN MILLIONS)
OPERATING ACTIVITIES
Net Income............................................ $  50  $    85  $    82
Adjustments to reconcile to cash from operations:
  Depreciation and amortization.......................   265      284      272
  Income taxes........................................    11      (28)      27
  Extraordinary loss on extinguishment of debt, net of
   taxes..............................................     5      --       --
  Cumulative effect of a change in accounting for in-
   come taxes.........................................   (30)     --       --
  Cumulative effect of a change in accounting for as-
   sets held for sale, net of taxes...................    32      --       --
  Restructuring charges...............................    20       21      --
  Proceeds from sales of timeshare notes receivable...   --        41       83
  Amortization of deferred income.....................   (14)     (19)     (38)
  Fairfield Inn net realizable value write-down.......    11      --       --
  Equity in net losses of affiliates..................    27       24       21
  Other...............................................    23      (23)     (15)
  Changes in operating accounts:
    Accounts receivable...............................  (101)     (40)      88
    Inventories.......................................   (10)     (16)      63
    Accounts payable and accrued liabilities..........   132      (14)      13
    Other.............................................     8      106      (47)
                                                       -----  -------  -------
  Cash from continuing operations.....................   429      421      549
  Cash (used in) from discontinued operations.........   --       (11)       3
                                                       -----  -------  -------
  Cash from operations................................   429      410      552
                                                       -----  -------  -------
INVESTING ACTIVITIES
Proceeds from sales of assets.........................    83      484       84
  Less noncash proceeds...............................    (5)     (97)     --
                                                       -----  -------  -------
Cash received from sales of assets....................    78      387       84
Capital expenditures..................................  (235)    (210)    (427)
Acquisitions..........................................   (29)     (47)     --
Acquisition funds held in escrow......................   (40)     --       --
Other.................................................   (36)     (82)    (126)
                                                       -----  -------  -------
Cash (used in) from investing activities..............  (262)      48     (469)
                                                       -----  -------  -------
FINANCING ACTIVITIES
Issuances of long-term and convertible subordinated
 debt.................................................   375      917      815
Issuance of convertible preferred stock...............   --       --       195
Issuances of common stock.............................    12        7        3
Repayment of debt.....................................  (471)  (1,179)  (1,316)
Dividends paid........................................   (33)     (41)     (27)
Cash distributed to Marriott International............  (272)     --       --
                                                       -----  -------  -------
Cash used in financing activities.....................  (389)    (296)    (330)
                                                       -----  -------  -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......  (222)     162     (247)
CASH AND CASH EQUIVALENTS, beginning of year..........   325      163      410
                                                       -----  -------  -------
CASH AND CASH EQUIVALENTS, end of year................ $ 103  $   325  $   163
                                                       =====  =======  =======

                See Notes to Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  The structure of Host Marriott Corporation (the "Company," formerly Marriott Corporation) was substantially altered on October 8, 1993 when the Company distributed the stock of a wholly-owned subsidiary, Marriott International, Inc. ("Marriott International") in a special dividend (see Note 2). The Company owns 127 lodging properties operated under Marriott brand names and managed by Marriott International. The Company also holds minority interests in various partnerships that own an additional 268 properties operated by Marriott International. The Company's properties span several market segments, including full service (Marriott Hotels, Resorts and Suites), moderate price (Courtyard by Marriott), extended stay (Residence Inn by Marriott) and economy (Fairfield Inn by Marriott). In addition, the Company owns 14 senior living communities which are leased to Marriott International under long-term leases.

  The Company also operates restaurants, gift shops and related facilities at 73 airports, on 14 tollroads (including 93 travel plazas) and at 42 tourist attractions, stadiums and arenas. Many of the Company's concessions operate under branded names.

  The Company's financial statements include the results of operations and cash flows of Marriott International through the Distribution Date (see Note 2). Accordingly, the financial disclosures herein do not reflect the results of operations of the Company as it now exists.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries and controlled affiliates. Investments in 50% or less owned affiliates over which the Company has the ability to exercise significant influence are accounted for using the equity method. The Company's equity in net losses of these affiliates is included in corporate expenses. All material intercompany transactions and balances have been eliminated. Certain prior year amounts have been reclassified to conform with the 1993 presentation.

  In late 1992, the Board of Directors approved the special dividend of Marriott International stock (see Note 2). Marriott International's results of operations through the Distribution Date included in the accompanying consolidated financial statements consist of the following:

                                                       1993     1992     1991
                                                      -------  -------  -------
   Sales............................................. $ 5,555  $ 6,971  $ 6,707
   Operating Costs and Expenses......................  (5,283)  (6,645)  (6,385)
   Corporate Expenses................................     (46)     (67)     (72)
   Net Interest Expense..............................     (15)     (22)     (20)
                                                      -------  -------  -------
   Income Before Income Taxes........................ $   211  $   237  $   230
                                                      =======  =======  =======

 Fiscal Year

  The Company's fiscal year ends on the Friday nearest to December 31 for U.S. operations and on November 30 for most non-U.S. operations. Fiscal 1993 and 1992, which ended December 31, 1993 and January 1, 1993, respectively, include 52 weeks. Fiscal 1991, which ended January 3, 1992, includes 53 weeks.

 Revenues

  Subsequent to the Distribution (see Note 2), Lodging revenues include house profit from the Company's owned hotel properties, and Contract Services revenues include sales of food, beverage and merchandise at

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES various Host/Travel Plazas locations and lease revenues from the Company's owned senior living communities. House profit represents hotel operating results, less property-level expenses, excluding depreciation, real and personal property taxes, ground rent, insurance and management fees which are classified as operating costs and expenses.

  Prior to the Distribution, Lodging revenues included room sales and food and beverage sales at both owned and managed hotel properties, franchise fees for franchised hotel properties, and sales of timeshare units. Contract Services revenues included sales of food, beverages and merchandise at various Host/Travel Plazas locations as well as contract revenue from various facility management contracts, distribution service revenues and sales from senior living communities. In 1993, revenues related to Marriott International are included in profits from operations distributed to Marriott International in the accompanying statement of income.

  Prior to the Distribution, the Company operated 388 hotels under long-term management agreements whereby payments to owners were based primarily on hotel profits. Working capital and operating results of managed hotels operated with the Company's employees were consolidated because the operating responsibilities associated with such hotels were substantially the same as those for owned and leased hotels. The consolidated financial statements include the following amounts related to managed hotels: current assets and current liabilities of $246 million at January 1, 1993; sales of $2,276 million in 1993, $2,896 million in 1992, and $2,809 million in 1991; and operating expenses, including payments to owners, of $2,148 million in 1993, $2,721 million in 1992, and $2,616 million in 1991.

 International Operations

  The consolidated statements of income include the following amounts related to non-U.S. subsidiaries and affiliates; sales of $258 million in 1993 (including $223 million related to Marriott International), $355 million in 1992, and $329 million in 1991; and income before income taxes of $26 million in 1993, $24 million in 1992, and $26 million in 1991. International sales and income before income taxes, subsequent to the Distribution, were not material.

 Property and Equipment

  Property and equipment is recorded at cost, including interest, rent and real estate taxes incurred during development and construction. Replacements and improvements are capitalized.

  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to 10 years for furniture and equipment. Leasehold improvements are amortized over the shorter of the asset life or lease term.

  Gains upon the sales of properties are recognized at the time of sale or deferred to the extent required by generally accepted accounting principles. Deferred gains are recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to the Company.

  In cases where management is holding for sale particular lodging properties, the Company assesses impairment based on whether the net realizable value (estimated sales price less costs of disposal) of each individual property to be sold is less than the net book value. A lodging property is considered to be held for sale when the Company has made the decision to dispose of the property. Otherwise, the Company assesses

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES impairment of its real estate properties based on whether it is probable that undiscounted future cash flows from each individual property will be less than their net book value.

 Pre-Opening Costs

  Costs of an operating nature incurred prior to opening of lodging and senior living service properties are deferred and amortized over three years.

 Self-Insurance Programs

  Prior to the Distribution Date (see Note 2), the Company was self-insured for certain levels of general liability, workers' compensation and employee medical coverage. Estimated costs of these self-insurance programs were accrued at present values of projected settlements for known and anticipated claims. The Company discontinued its self-insurance program for claims arising subsequent to the Distribution Date. The self-insurance claims arising prior to the Distribution Date continue to be administered by Marriott International.

 Earnings Per Common Share

  Earnings per common share are computed on a fully diluted basis by dividing net income available for common stock by the weighted average number of outstanding common and common equivalent shares, plus other potentially dilutive securities, aggregating 121.3 million in 1993, 106.5 million in 1992, and 101.5 million in 1991.

  During 1993, the Company issued 1.8 million common shares to former holders of certain Senior Notes and debentures of the Company as part of the Exchange Offer (see Note 2), 10.9 million common shares to former holders of the Company's preferred stock and, during 1993 and subsequent to year-end, 9.0 million common shares to holders of the LYONs notes upon their conversion (see
Note 10). Supplemental earnings per share, giving effect to the transactions discussed above as if they had occurred as of the first day of the period presented was $.42 and $.74 for the fiscal years ended December 31, 1993 and January 1, 1993, respectively. Weighted average shares outstanding, giving effect to the transactions discussed above as if they had occurred as of the first day of the period presented, were 138 million and 128 million for the fiscal years ended December 31, 1993 and January 1, 1993, respectively.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

 Interest Rate Swap Agreements

  The Company has entered into interest rate swap agreements to diversify a portion of its debt to a variable rate basis. The interest rate differential to be paid or received on interest rate swap agreements is accrued as interest rates change and is recognized as an adjustment to interest expense.

 New Statements of Financial Accounting Standards

  The Company is required to adopt Statements of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits," and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," no later than its fiscal year ending December 30, 1994. The Company is also required to adopt SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," no later than its fiscal year ending December 29, 1995. Application of these statements will not have any material effect on the Company's consolidated financial statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

2. THE DISTRIBUTION

  On October 8, 1993 (the "Distribution Date"), Marriott Corporation distributed, through a special tax-free dividend (the "Distribution"), to holders of Marriott Corporation's common stock (on a share-for-share basis), approximately 116.4 million outstanding shares of common stock of an existing wholly-owned subsidiary, Marriott International, resulting in the division of Marriott Corporation's operations into two separate companies. The distributed operations included the former Marriott Corporation's lodging management, franchising and resort timesharing operations, senior living service operations, and the institutional food service and facilities management business. The Company retained the former Marriott Corporation's airport and tollroad food, beverage and merchandise concessions operations, as well as most of its real estate properties. Effective at the Distribution Date, Marriott Corporation changed its name to Host Marriott Corporation. Subsequent to the Company's announcement in late 1992 of the planned Distribution, the Company recorded a reserve of $21 million, representing management's best estimate, at that time, of the anticipated costs to complete the Distribution. During 1993, the Company recognized an additional $13 million of charges based on management's revised estimate of the ultimate cost of completing the Distribution. The costs include $30 million payable to attorneys, investment bankers, consultants and financial institutions, and $4 million in employee compensation awards. The Company expects substantially all of the unpaid costs at December 31, 1993 to be paid during 1994. The other notes to the financial statements discuss further the agreements and events relating to the Distribution.

  In connection with the Distribution, the Company completed an exchange offer ("Exchange Offer") pursuant to which holders of Senior Notes in an aggregate principal amount of approximately $1.2 billion ("Old Notes") exchanged such Old Notes for a combination of (i) cash, (ii) common stock and (iii) New Notes ("New Notes") issued by an indirect wholly-owned subsidiary of the Company, Host Marriott Hospitality, Inc. ("Hospitality"). The coupon and maturity date for each series of New Notes is 100 basis points higher and four years later, respectively, than the series of Old Notes for which it was exchanged (except that the maturity of the New Notes issued in exchange for the Series L Senior Notes due 2012 was shortened by five years). The Company has redeemed all of the old Series F Senior Notes that did not tender in the Exchange Offer, and has secured the old Series I Notes equally and ratably with the New Notes issued in the Exchange Offer. The Exchange Offer was treated as an extinguishment of debt and, accordingly, the Company recognized an extraordinary loss of $5 million, net of taxes of $4 million.

  In connection with the Exchange Offer, the Company effected a restructuring (the "Restructuring"). As a result of the Restructuring, the Company's primary asset is the capital stock of a wholly-owned subsidiary, HMH Holdings, Inc. ("Holdings"). Holdings' primary asset is the capital stock of Hospitality, and Holdings is the borrower under a Revolving Line of Credit with Marriott International. In the Restructuring, most of the Company's real estate and operating assets were transferred to subsidiaries of Hospitality. Certain assets relating to such businesses (the "retained business") were retained directly by the Company and certain of its other subsidiaries (the "retained business subsidiaries"). In addition, HMC Ventures, Inc. ("HMC Ventures") was created as an unrestricted subsidiary that was capitalized subsequent to year-end with approximately $50 million from recent asset dispositions.

  The following condensed unaudited pro forma income statement data for the Company is presented as if the Distribution, Exchange Offer and Restructuring had occurred at the beginning of each period shown, and the unaudited pro forma balance sheet data (the 1993 amounts represent historical data) is presented as if the same transactions had occurred at the end of the fiscal year shown. This pro forma data has been presented for informational purposes only. It does not purport to be indicative of the results which may occur in the future.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                                                                1993     1992
                                                               -------  -------
                                                                (IN MILLIONS)
   Revenues................................................... $ 1,354  $ 1,198
   Operating profit before corporate expenses and interest....     122      138
   Loss before extraordinary item and accounting changes......     (60)     (37)
   Property and equipment.....................................   3,026    2,689
   Total assets...............................................   3,893    3,723
   Debt (including LYONs).....................................   2,499    2,455
   Shareholders' equity.......................................     505      363

3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                  1993    1992
                                                                 ------  ------
                                                                 (IN MILLIONS)
   Land and land improvements................................... $  432  $  776
   Buildings and leasehold improvements.........................  2,707   2,550
   Furniture and equipment......................................    585     899
   Construction in progress.....................................    151     133
                                                                 ------  ------
                                                                  3,875   4,358
   Less accumulated depreciation and amortization...............   (849)   (897)
                                                                 ------  ------
                                                                 $3,026  $3,461
                                                                 ======  ======

  Interest cost capitalized in connection with the Company's development and construction activities totaled $11 million in 1993, $14 million in 1992, and $55 million in 1991.

  Most hotels developed by the Company since the early 1980s were reported as assets held for sale prior to 1992. In early 1992, the Company decided it was no longer appropriate to view sales of lodging properties, subject to operating agreements, as a primary means of long-term financing. Accordingly, the Company discontinued classification of these properties (with an aggregate carrying value of approximately $1,150 million at that time) as assets held for sale.

  Following discussions with the Staff of the Securities and Exchange Commission, the Company agreed in the second quarter of 1993 to change its method of determining net realizable value of assets reported as held for sale. The Company previously determined net realizable value of such assets on a property-by-property basis in the case of full service hotels, resorts and suites, and on an aggregate basis, by hotel brand, in the case of Courtyard hotels, Fairfield Inns and Residence Inns. Beginning in the second fiscal quarter of 1993 and thereafter, under the Company's new accounting policy, net realizable value of all assets held for sale is determined on a property-by-property basis. The after-tax cumulative effect of this change on periods prior to the second quarter of 1993 of $32 million is reflected as a cumulative effect of a change in accounting for assets held for sale in the accompanying consolidated statement of income for the fiscal year ended December 31, 1993. The reduction in the annual depreciation charge as a result of this change did not have a material effect on results of operations.

  The following amounts have been adjusted to show the pro forma effect of this change had the new accounting policy been applied in prior years. There is no pro forma impact on the results for 1993. All amounts are in millions, except per common share amounts.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                                                                     1992 1991
                                                                     ---- ----
   Amounts previously reported:
     Net income..................................................... $ 85 $ 82
                                                                     ==== ====
     Earnings per common share (fully diluted)...................... $.64 $.80
                                                                     ==== ====
   Pro forma amounts assuming the new method of determining net re-
    alizable value had been applied in prior years:
     Net income..................................................... $ 85 $ 71
                                                                     ==== ====
     Earnings per common share (fully diluted)...................... $.64 $.69
                                                                     ==== ====

  During the fourth quarter of 1993, the Company engaged in formal negotiations to sell the majority of its Fairfield Inns and executed a letter of intent in January 1994. In the fourth quarter of 1993, the Company considered these hotels as held for sale and recorded a pre-tax charge to earnings of $11 million to write-down the carrying value of 15 such properties to their individual estimated net realizable value. Although these individual hotels had an indicated net realizable value below their carrying value, the proposed transaction is expected to result in an aggregate gain.

4. INVESTMENTS IN AFFILIATES

  Investments in affiliates consist of the following:

                                                       OWNERSHIP
                                                       INTERESTS   1993   1992
                                                       ---------  ------ ------
                                                                  (IN MILLIONS)
Equity investments
  Times Square Hotel Company, owner of the New York
   Marriott Marquis hotel............................. See Below  $  --  $   62
  Other hotel partnerships which own 48 Marriott Ho-
   tels, 120 Courtyard hotels, 50 Residence Inns and
   50 Fairfield Inns operated by Marriott Internation-
   al, Inc............................................     1%-50%     31     32
  Other...............................................    20%-50%    --      57
Receivables...........................................       --      180    230
                                                                  ------ ------
                                                                    $211   $381
                                                                  ====== ======

  Hotel properties owned by affiliates generally were acquired from the Company in connection with limited partnership offerings. The Company or one of its subsidiaries typically serve as a general partner of each partnership and the hotels are operated under long-term agreements by Marriott International. Included in the 48 Marriott hotels owned by affiliates is the Company's 49% interest in one international hotel, in Budapest, Hungary.

  At year-end, the Company owned a 50% interest in Times Square Hotel Company ("TSHCO"), the owner of the New York Marriott Marquis, and held security interests in an additional 39% of the partnership interests as collateral for loans made to certain partners. The partners were in default on the loans and the Company, for accounting purposes, realized an in-substance foreclosure of their partnership interests. In early 1994, the Company foreclosed on a 29% interest and finalized arrangements to transfer another 7% interest to the Company. In 1993, the Company began reporting substantially all the losses of TSHCO and on December 31, 1993 began consolidating TSHCO. The Company's balance sheet has been impacted by an increase in debt and other long-term liabilities of approximately $451 million, and a corresponding increase in assets (principally property and equipment).

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  Of the $451 million of long-term liabilities of TSHCO, $375 million represents a non-recourse first mortgage loan, $27 million represents a non-recourse second mortgage loan, and $49 million represents non-recourse deferred ground rent and related accrued interest. The first mortgage loan matured December 7, 1993 and a preliminary agreement has been reached for the extension of the loan for a term of five years, which is subject to final approval of the lenders and completion of definitive documentation. The preliminary agreement calls for a paydown of the loan by $37 million at, or before, closing. However, there can be no assurance that a final agreement will be reached and that the loan will not enter into default.

  In December 1993, the Company sold its 15% interest in the partnership owning the Boston Copley Marriott Hotel for $10.4 million.

  In 1993, the Company sold portions of its equity interests in Residence Inns USA partnership for $31 million. These sales reduced the Company's ownership by the fourth quarter of 1993 to 16.6% and allowed the Company to be released from certain debt guarantee obligations. Accordingly, the Company is no longer consolidating the partnership and has removed the $64 million of debt and $96 million of property, plant and equipment from its consolidated balance sheet at December 31, 1993. A gain on this transaction totalling $12 million was deferred and is being amortized over three years.

  In the fourth quarter of 1993, a Company-owned addition to a hotel owned by a partnership in which the Company is a general partner was taken through foreclosure by the hotel's lender. The Company's investment in the addition was written off at that time.

  The Company recorded a net gain of $4 million in 1993 as a result of the aforementioned affiliate transactions.

  The Company's equity in three affiliates exceeded its proportionate share of net assets by $17 million at December 31, 1993. This excess is being amortized over the estimated useful lives of the related assets.

  Receivables from affiliates are reported net of reserves of $196 million at December 31, 1993 and $266 million at January 1, 1993. Receivables from affiliates at December 31, 1993 included a $154 million mortgage note at 9% which amortizes through 2003, and net debt service and other advances totalling $20 million which are generally secured by subordinated liens on the properties. The Company has committed to advance additional amounts to affiliates, if necessary, to cover certain debt service requirements and has accrued $7 million in connection therewith. Such commitments are limited, in the aggregate, to an additional $271 million at December 31, 1993. Net amounts funded under these commitments totalled $14 million in 1993 and $22 million in 1992.

  The Company's pre-tax income from affiliates includes the following:

                                                               1993  1992  1991
                                                               ----  ----  ----
                                                               (IN MILLIONS)
   Management fees, net of direct costs....................... $ 67  $ 82  $ 81
   Ground rental income.......................................   14    19    18
   Interest income............................................   16    16    19
   Equity in net losses.......................................  (27)  (24)  (21)
                                                               ----  ----  ----
                                                               $ 70  $ 93  $ 97
                                                               ====  ====  ====

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  Combined summarized balance sheet information for the Company's affiliates follows:

                                                                   1993   1992
                                                                  ------ ------
                                                                  (IN MILLIONS)
   Current assets................................................ $  166 $  204
   Non-current assets............................................  3,649  4,589
   Current liabilities...........................................  1,005  1,464
   Long-term debt, principally mortgages.........................  2,858  3,162
   Other long-term liabilities...................................    729    694

  Combined summarized operating results reported by these affiliates follow:

                                                      1993     1992     1991
                                                     -------  -------  -------
                                                          (IN MILLIONS)
   Sales............................................ $ 1,857  $ 1,900  $ 1,855
   Operating expenses, including depreciation and
    other noncash charges of $299 million in 1993,
    and $347 million in 1992 and 1991...............  (1,936)  (2,082)  (2,076)
                                                     -------  -------  -------
                                                     $   (79) $  (182) $  (221)
                                                     =======  =======  =======

5. INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                                                 1993    1992
                                                                ------  -------
                                                                (IN MILLIONS)
   Goodwill.................................................... $    9  $   147
   Contract rights and other...................................     21       14
   Marriott Management Services contracts......................    --       366
   Hotel management and franchise agreements...................    --       107
                                                                ------  -------
                                                                    30      634
   Less accumulated amortization...............................     (5)    (182)
                                                                ------  -------
                                                                $   25  $   452
                                                                ======  =======

  The Company's intangible assets at December 31, 1993 primarily arose from purchase business combinations and are being amortized on a straight-line basis over periods of five to 40 years. The Marriott Management Services contracts, hotel management and franchise agreements, and most of the goodwill were distributed to Marriott International on the Distribution Date. Amortization expense totaled $26 million in 1993 and $33 million in 1992 and 1991.

6. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

                                                                   1993   1992
                                                                  ------ ------
                                                                  (IN MILLIONS)
   Other Current Assets
     Current deferred income taxes............................... $   45   $159
     Escrow deposit..............................................     40    --
     Other.......................................................     25     90
                                                                  ------ ------
                                                                    $110   $249
                                                                  ====== ======
   Other Current Liabilities
     Casualty insurance.......................................... $   17 $   89
     Accrued interest............................................     41     50
     Other.......................................................     52    295
                                                                  ------ ------
                                                                    $110   $434
                                                                  ====== ======

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

7. INCOME TAXES

  The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), during the first quarter of 1993. Prior to such adoption, the Company deferred the past tax effects of timing differences between amounts recorded for financial reporting purposes and taxable income. SFAS 109 requires the recognition of deferred tax assets and liabilities equal to the expected future tax consequences of temporary differences.

  The $30 million cumulative credit resulting from this change in accounting principle has been reflected as a cumulative effect of a change in accounting for income taxes in the consolidated statements of income. Adjustments to the carrying values of certain assets and liabilities acquired in prior purchase business combinations, required under SFAS 109, did not affect the Company's income before income taxes for 1993.

  Total deferred tax assets and liabilities at December 31, 1993 were as follows (in millions):

   Gross deferred tax assets............................................. $ 257
   Less: Valuation allowance.............................................   (22)
                                                                          -----
   Net deferred tax assets...............................................   235
   Gross deferred tax liabilities........................................  (677)
                                                                          -----
   Net deferred income tax liability..................................... $(442)
                                                                          =====

  The valuation allowance required under SFAS 109 primarily represents prior purchase business combination tax credits ($17 million) and net operating loss carryforwards (NOLs) ($4 million), the benefits of which were not previously recorded, but which have been recorded under SFAS 109 as deferred tax assets with an offsetting valuation allowance. Any subsequent reduction in the valuation allowance related to the prior purchase business combination tax credits and NOLs will be recorded as a reduction of income tax expense. There was no change in the valuation allowance during 1993.

  The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities as of December 31, 1993 follows (in millions):

   Deferred tax gain.................................................... $ (90)
   Reserves.............................................................   150
   Tax credit carryforwards.............................................    50
   Property and equipment...............................................  (199)
   Investments in affiliates............................................  (279)
   Safe harbor lease investments........................................  (109)
   Other, net (including valuation allowance)...........................    35
                                                                         -----
   Net deferred income taxes............................................ $(442)
                                                                         =====

  The provision for income taxes consists of:

                                                                  1993  1992  1991
                                                                  ----  ----  ----
   Current    -- Federal........................................  $57   $39   $(2)
              -- State..........................................   30     3     8
              -- Foreign........................................   11    20    10
                                                                  ---   ---   ---
                                                                   98    62    16
                                                                  ---   ---   ---
   Deferred   -- Federal........................................  (16)   (6)   38
              -- State..........................................  (10)   10     4
              -- Foreign........................................  --     (1)    5
                                                                  ---   ---   ---
                                                                  (26)    3    47
                                                                  ---   ---   ---
                                                                  $72   $65   $63
                                                                  ===   ===   ===

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  Prior to 1993, deferred income taxes resulted from timing differences in the recognition of income and expenses for financial and tax reporting purposes. Tax effects of these differences, as reported under the Company's previous method of accounting for income taxes, consist of the following:

                                                                1992     1991
                                                               -------  ------
                                                               (IN MILLIONS)
     Depreciation............................................. $   (15) $   (3)
     Capitalized interest.....................................       2      13
     Partnership interests....................................      41      45
     Purchased tax lease benefits.............................      (4)     (2)
     Asset dispositions.......................................     (31)     38
     Capitalized operations...................................     --       (3)
     Casualty claims..........................................     (17)    (33)
     Employee benefit plans...................................      (2)     (8)
     Restructuring costs......................................       1      16
     Other, net...............................................      28     (16)
                                                               -------  ------
                                                               $     3  $   47
                                                               =======  ======

  At December 31, 1993, the Company has net operating loss carryforwards of $12 million which expire in 1997 through 2001. Additionally, the Company has approximately $41 million of alternative minimum tax credit carryforwards which do not expire, and $9 million of other tax credits which expire through 2007.

  A reconciliation of the U.S. statutory tax rate to the Company's effective income tax rate follows:

                                                               1993  1992  1991
                                                               ----  ----  ----
     Statutory federal tax rate............................... 35.0% 34.0% 34.0%
     State income taxes, net of Federal tax benefit........... 10.1   6.4   5.7
     Goodwill amortization....................................  1.4   1.8   1.9
     Tax credits.............................................. (2.9) (2.3) (3.1)
     Additional tax on foreign source income..................  3.2   --    2.2
     Enacted tax rate increase................................  5.1   --    --
     Other, net...............................................  4.1   3.4   2.7
                                                               ----  ----  ----
     Effective income tax rate................................ 56.0% 43.3% 43.4%
                                                               ====  ====  ====

  As part of the Distribution, the Company and Marriott International entered into a tax sharing agreement which reflects each party's rights and obligations with respect to deficiencies and refunds, if any, of federal, state or other taxes relating to the businesses of the Company and Marriott International prior to the Distribution.

  Cash paid for income taxes, net of refunds received, was $64 million in 1993, $93 million in 1992, and $36 million in 1991.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

8. LEASES

  Future minimum annual rental commitments for all non-cancelable leases are as follows:

                                                               CAPITAL OPERATING
   FISCAL YEAR                                                 LEASES   LEASES
   -----------                                                 ------- ---------
                                                                 (IN MILLIONS)
   1994.......................................................   $ 2    $  129
   1995.......................................................     2        96
   1996.......................................................     2        91
   1997.......................................................     2        82
   1998.......................................................     1        79
   Thereafter.................................................    13       524
                                                                 ---    ------
   Total minimum lease payments...............................    22    $1,001
                                                                        ======
   Less amount representing interest..........................    (9)
                                                                 ---
   Present value of minimum lease payments....................   $13
                                                                 ===

  Certain of the leases included above relate to facilities used in the discontinued restaurant business. Most leases contain one or more renewal options, generally for five or 10-year periods. Future rentals on leases have not been reduced by aggregate minimum sublease rentals of $194 million payable to the Company under noncancelable subleases.

  The Company remains contingently liable at December 31, 1993 on certain leases relating to divested properties. Such contingent liabilities aggregated $195 million. However, management considers the likelihood of any substantial funding related to these leases to be remote.

  Rent expense consists of:

                                                                 1993 1992 1991
                                                                 ---- ---- ----
                                                                 (IN MILLIONS)
   Minimum rentals on operating leases.......................... $199 $195 $166
   Additional rentals based on sales............................   87   88   80
   Payments to owners of managed and leased hotels
    based primarily on profits..................................  476  607  596
                                                                 ---- ---- ----
                                                                 $762 $890 $842
                                                                 ==== ==== ====

  The Company leases its 14 owned senior living communities to Marriott International for initial terms of 20 years, with renewal options covering an additional 20 years. The leases require aggregate fixed rental payments of $28 million per year, with all of the communities open, and additional rentals equal to 4.5% of certain annual revenues from operation of the communities in excess of $72 million on a combined basis beginning in 1994.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

9. LONG-TERM DEBT

  Debt consists of the following:

                                                                 1993    1992
                                                                ------  ------
                                                                (IN MILLIONS)
   New Senior Notes (New Notes), with an average rate of 10.5%
    at December 31, 1993 maturing through 2011................. $1,234  $  --
   Old Senior Notes (Old Notes), with an average rate of 9.0%
    at December 31, 1993 maturing through 2012.................    143   1,868
   Notes secured by $1,174 million of real estate assets, with an average rate of 8.4% at December 31, 1993 maturing
    through 2012...............................................    799     485
   Revolving Line of Credit, variable rate of 7.5% at December
    31, 1993 due 2008..........................................    193     --
   Other revolving loans.......................................    --      175
   Other notes, with an average rate of 3.8% at December 31,
    1993 maturing through 2017.................................     97     188
   Capital lease obligations...................................     13      37
                                                                ------  ------
                                                                 2,479   2,753
   Less current portion........................................   (400)    (21)
                                                                ------  ------
                                                                $2,079  $2,732
                                                                ======  ======

  In connection with the Distribution, the Company entered into the Revolving Line of Credit with Marriott International. Pursuant to the Revolving Line of Credit, Holdings may borrow up to $630 million for certain permitted uses from Marriott International through 2007, with all unpaid advances due August 31, 2008. Borrowings under the Revolving Line of Credit bear interest at LIBOR plus 4%, with any interest in excess of 10.5% per annum deferred. An annual fee of one percent is charged on the unused portion of the commitment. The Revolving Line of Credit is guaranteed by the Company and certain subsidiaries.

  The Revolving Line of Credit imposes certain restrictions on the ability of the Company and certain of its subsidiaries to incur additional debt, impose liens or mortgages on their properties (other than various types of liens arising in the ordinary course of business), extend new guarantees (other than replacement guarantees), pay dividends, repurchase their common stock, make investments and incur capital expenditures.

  Hospitality is the issuer of the New Notes secured by a pledge of the stock of, and guaranteed by, Holdings, Hospitality and certain of its subsidiaries. The indenture governing these notes contains covenants that, among other things, limit the ability of Hospitality to pay dividends and make other distributions and restricted payments. It also limits the ability of Hospitality and its subsidiaries to incur additional debt, create additional liens on their assets, engage in certain transactions with related parties, enter into agreements which restrict a subsidiary in paying dividends or making certain other payments and limit the activities and businesses of Holdings. The net assets of Hospitality at December 31, 1993 were $655 million, substantially all of which are restricted.

  The Company has available up to $125 million of first mortgage financing from Marriott International for approximately 60% of the construction and development costs of the Philadelphia Convention Center Hotel. As of December 31, 1993, the outstanding loans balance was approximately $40 million. The loan bears interest at LIBOR plus 3% for the period ending two years after construction. For the following 10 years, the loan bears interest at 10% per annum with an additional 2% per annum deferred.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  During 1993, the Company defeased $100 million of Old Series G Senior Notes due in February 1994 for an amount substantially equal to its net carrying value.

  At December 31, 1993, the Company was party to $500 million aggregate notional amount of interest rate exchange agreements with two financial institutions and one investment bank (the contracting parties). Under these agreements, the Company collects interest at fixed rates (average rate of 7.6% at December 31, 1993), and pays interest based on specified floating interest rates (average rate of 3.5% at December 31, 1993) through 1997. The Company realized a net reduction of interest expense for both 1993 and 1992 of $21 million and a net reduction of $6 million for 1991 related to interest rate exchange agreements. The Company monitors the credit worthiness of its contracting parties by evaluating credit exposure and referring to the ratings of widely accepted credit rating services. The Standard and Poors' long-term debt ratings for the contracting parties are all A- or better. The Company is exposed to credit loss in the event of non-performance by the contracting parties to the interest rate swap agreements; however, the Company does not anticipate non-performance by the contracting parties.

  Aggregate debt maturities at December 31, 1993, excluding capital lease obligations, are (in millions):

   1994................................................................. $  400*
   1995.................................................................    134
   1996.................................................................    119
   1997.................................................................     36
   1998.................................................................      2
   Thereafter...........................................................  1,775
                                                                         ------
                                                                         $2,466
                                                                         ======

- --------
* Includes the outstanding balance of the TSHCO first mortgage loan pending closing of the loan extension (see Note 4).

  Cash paid for interest, net of amounts capitalized, was $214 million in 1993, $209 million in 1992, and $224 million in 1991.

  Deferred financing costs, which are included in other assets, amounted to $42 million and $32 million at December 31, 1993 and January 1, 1993, respectively.

10. CONVERTIBLE SUBORDINATED DEBT

  In June 1991, the Company issued $675 million (principal amount at maturity) of zero coupon convertible subordinated debt in the form of Liquid Yield Option Notes (LYONs) due 2006. Net proceeds from the LYONs issuance approximated $200 million, representing a yield to maturity of 8.25% per annum.

  Pursuant to the LYONs Allocation Agreement which was executed in connection with the Distribution, Marriott International assumed 90% and the Company retained 10% of the debt obligations evidenced by the LYONs. The LYONs were convertible into 13.277 shares of the Company common stock and 13.277 shares of Marriott International common stock for each $1,000 principal amount of LYONs.

  On December 13, 1993, the Company initiated a call of the LYONs to be redeemed on January 25, 1994. Substantially all of the LYONs' holders elected to convert their LYONs into the Company's common stock and Marriott International common stock prior to the redemption. LYONs were converted into
8.3 million shares of the Company's common stock through December 31, 1993. Subsequent to year-end, substantially all of the remaining LYONs were converted into .7 million additional shares of the Company's common stock.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

11. SHAREHOLDERS' EQUITY

  Three hundred million shares of common stock, with a par value of $1 per share, are authorized, of which 129.7 million and 105.0 million were issued as of December 31, 1993 and January 1, 1993, respectively. One million shares of preferred stock, without par value, are authorized, of which 286 (equivalent to 286,000 depositary shares) were issued as of December 31, 1993. Additional paid-in capital at December 31, 1993 includes deferred compensation credits of $10 million.

  In December 1991, the Company issued four million non-voting depositary shares, each representing 1/1000th share of 8.25% Series A cumulative convertible preferred stock (no par value) for net proceeds totaling $195 million. Each depositary share was convertible at any time at the option of the holder into approximately 2.87 shares of common stock. In September 1993, approximately 92% or 3.7 million depositary shares were converted into 10.6 million shares of Company common stock. As a result, holders of the common shares issued upon conversion participated in the Distribution. On September 30, 1993, the Company's Board of Directors adjusted the conversion rate of the Company's remaining depositary shares to reflect the Distribution. Each depositary share is currently convertible at any time at the option of the holder into 19.16 shares of common stock of the Company. Dividends, if declared, are payable quarterly. The Company intends to pay dividends only to the extent of earnings, and the Company did not pay a dividend in the fourth quarter of 1993. Beginning on January 15, 1996, the Series A preferred stock is redeemable, in whole or in part, at the Company's option, at $52.48 per depositary share, declining ratably to $50 per depositary share in 2002, plus accrued and unpaid dividends to the redemption date.

  In February 1989, the Board of Directors adopted a shareholder rights plan under which a dividend of one preferred stock purchase right was distributed for each outstanding share of the Company's common stock to shareholders of record on February 20, 1989. Each right entitles the holder to buy 1/1000th of a share of a newly issued series of junior participating preferred stock of the Company at an exercise price of $150 per share. The rights will be exercisable 10 days after a person or group acquires beneficial ownership of 20% or more of the Company's common stock, or begins a tender or Exchange Offer for 30% or more of the Company's common stock. Shares owned by a person or group on February 3, 1989 and held continuously thereafter are exempt for purposes of determining beneficial ownership under the rights plan. The rights are nonvoting and will expire on February 2, 1999, unless exercised or previously redeemed by the Company for $.01 each. If the Company is involved in a merger or certain other business combinations not approved by the Board of Directors, each right entitles its holder, other than the acquiring person or group, to purchase common stock of either the Company or the acquirer having a value of twice the exercise price of the right.

  In connection with the class action settlement, the Company has agreed to issue warrants to purchase up to 7.7 million shares of the Company's common stock (see Note 17).

12. EMPLOYEE STOCK PLANS

  Total shares of common stock reserved under employee stock plans at December 31, 1993 are:

                                                                   (IN MILLIONS)
   Comprehensive plan.............................................     22.9
   Employee stock purchase plan...................................      3.8
                                                                       ----
                                                                       26.7
                                                                       ====

  Under the comprehensive stock plan (the "comprehensive plan"), the Company may award to participating employees (i) options to purchase the Company's common stock, (ii) deferred shares of the Company's common stock and (iii) restricted shares of the Company's common stock. In addition, the

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

Company has an employee stock purchase plan (the "stock purchase plan"). The principal terms and conditions of the two plans are summarized on the following page.

  Employee stock options may be granted to officers and key employees at not less than fair market value on the date of grant. Option granted before May 11, 1990 expire 10 years after the date of grant and nonqualified options granted on or after May 11, 1990 expire up to 15 years after the date of grant. Most options vest ratably over each of the first four years. In connection with the Distribution, the Company issued an equivalent number of Marriott International options and adjusted the exercise prices of its options then outstanding based on the relative trading prices of the common stock of the two companies. Therefore, the options outstanding at December 31, 1993 reflect these revised exercise prices. Option activity is summarized as follows:

                                                          NUMBER OF OPTION PRICE
                                                           SHARES    PER SHARE
                                                          --------- ------------
                                                              (IN MILLIONS)
   Balance at December 28, 1990..........................   12.9       $7-39
   Granted...............................................    3.3          16
   Exercised.............................................    (.5)       7-20
   Canceled..............................................   (1.2)       9-39
                                                            ----
   Balance at January 3, 1992............................   14.5        7-39
   Granted...............................................    3.2       15-19
   Exercised.............................................    (.8)       7-18
   Canceled..............................................   (1.2)       8-37
                                                            ----
   Balance at January 1, 1993............................   15.7        8-39
   Granted...............................................    1.2        8-26
   Exercised.............................................   (2.3)       2-29
   Canceled..............................................   (1.0)       2-39
                                                            ----
   Balance at December 31, 1993..........................   13.6        2- 8
                                                            ====
   Exercisable at December 31, 1993......................    7.6
                                                            ====

  Deferred stock incentive plan shares granted to officers and key employees after 1990 generally vest over 10 years in annual installments commencing one year after the date of grant. Certain employees may elect to defer payments until termination or retirement. Deferred stock incentive plan shares granted in 1990 and prior years generally vest in annual installments commencing one year after the date of grant and continuing until retirement. Employees also could elect to forfeit one-fourth of their deferred stock incentive plan award in exchange for accelerated vesting over a 10-year period. The Company accrues compensation expense for the fair market value of the shares on the date of grant, less estimated forfeitures. In 1993, 1992 and 1991, 489,000, 671,000 and 1,180,000 shares were granted, respectively, under this plan.

  In 1993, restricted stock plan shares under the comprehensive plan were issued to officers and key executives and will be distributed over the next three to five years in annual installments based on continued employment and the attainment of certain performance criteria. The Company recognizes compensation expense over the restriction period equal to the fair market value of the shares on the date of issuance adjusted for forfeitures, and where appropriate, the level of attainment of performance criteria and fluctuations in the fair market value of the stock. Prior to 1993, restricted stock shares were issued to officers and key employees and are distributed over 10 years in annual installments, subject to certain prescribed conditions including continued employment. The Company recognizes compensation expense on these pre-1993 awards over the

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES restriction period equal to the fair market value of the shares on the date of issuance. The Company issued 3,537,000, 32,000 and 40,000 shares under these plans in 1993, 1992 and 1991, respectively.

  Under the terms of the stock purchase plan, eligible employees may purchase common stock through payroll deductions at the lower of market value at the beginning or end of the plan year.

13. PROFIT SHARING PLANS AND POSTEMPLOYMENT BENEFIT PLANS

  The Company contributes to profit sharing and other defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. Company contributions are determined annually by the Board of Directors, and totaled $20 million for 1993, $25 million for 1992, and $24 million for 1991.

  The Company provides medical benefits to a limited number of retired employees meeting restrictive eligibility requirements. The Company's adoption of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" during 1992 did not have any material effect.

14. HOST/TRAVEL PLAZAS RESTRUCTURING

  In November 1993, the Company's Host/Travel Plazas Business announced a plan to redesign its operations structure to improve the effectiveness and competitiveness of the business. Implementation of the new structure is expected to be completed in the first quarter of 1994. The Company will incur costs of approximately $7 million, principally for severance, relocation, and the closing of certain offices. The Company took a restructuring charge in the fourth quarter of 1993 to reflect these costs.

15. DISPOSITIONS

  During the fourth quarter of 1993, the Company realized proceeds of approximately $42 million on the disposition of two preferred stock investments.

  In February 1992, the Company sold 13 Courtyard hotels for $146 million in a sale/leaseback transaction. The Company also sold seven full service hotels in 1992, for total proceeds of $200 million. Pre-tax gains on these full service hotel sales of approximately $15 million were offset by adjustments to previously established reserves, resulting in no net gain or loss.

  In 1992 and 1991, the Company sold with recourse certain timeshare notes receivable taken by its vacation resorts division in connection with the sale of timesharing units. Net proceeds from these transactions totaled $34 million in 1992 and $73 million in 1991.

  During 1991, the Company sold four Courtyard hotels to the Marriott Corporation Employees' Profit Sharing, Retirement and Savings Plan and Trust for total proceeds of $33 million. As a result of the Distribution, Marriott International currently operates these hotels under a long-term agreement.

  In December 1989, the Company announced a decision to sell its fast food and family restaurant operations. A pre-tax provision of $61 million was recorded at that time to reduce restaurant assets to net realizable value, and to provide for other costs related to the discontinuance of these businesses. In April 1990, the Company sold its Roy Rogers fast food restaurant division to Hardee's Food Systems, Inc. for $365 million in cash, plus the assumption of certain liabilities by the buyer. Sale proceeds were reported as a reduction of the Company's remaining investment in restaurant properties held for sale. The Company sold

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

10 family restaurants in 1993, 203 in 1992 and 138 in 1991 for cash proceeds of $4 million, $23 million and $43 million, respectively.

16. RELATIONSHIP WITH MARRIOTT INTERNATIONAL

  In connection with the Distribution, the Company and Marriott International have entered into various agreements which provide, among other things, that
(i) lodging properties owned by the Company as of the Distribution Date will be managed by Marriott International under agreements with initial terms of 20 years and which are subject to renewal at the option of Marriott International for up to three additional 10-year terms, (ii) the Company will lease its owned senior living communities to Marriott International (see Note 8), (iii) Marriott International will guarantee the Company's performance in connection with certain loans and other obligations, (iv) the Company can borrow up to $630 million for certain permitted uses under the Revolving Line of Credit and up to $125 million of first mortgage financing for construction of the Philadelphia Convention Center Hotel (see Note 9) and (v) Marriott International assumes 90% of the LYONs obligation (see Note 10).

  From the Distribution Date through December 31, 1993, the Company paid to Marriott International $5 million in lodging management fees, $5 million in interest and commitment fees under the Revolving Line of Credit and Philadelphia Convention Center Hotel mortgage, and $3 million under the various transitional services agreements, and earned $5 million under the senior living community leases during 1993. The Company purchased $14 million of food and supplies in 1993, after the Distribution Date, from affiliates of Marriott International.

  Additionally, Marriott International has the right to purchase up to 20% of the voting stock of the Company if certain events involving a change in control of the Company occur. Marriott International also has the right of first offer if the Company decides to sell the Host/Travel Plazas Business.

17. LITIGATION

  In March 1993, the Company reached agreement in principle (the "class action settlement") with certain holders and recent purchasers of the Company's Old Notes, who had either instituted or threatened litigation in response to the Distribution. In August 1993, the United States District Court approved the settlement with the members of certain classes of the Company's holders and recent purchasers of the Senior Notes.

  A group of bond holders, purported to have at one time owned approximately $120 million of Senior Notes, and another group purporting to hold approximately $7.5 million of Senior Notes, have opted out of the settlement. The two groups allege that laws had been violated in connection with the sale by the Company of certain series of its Senior Notes and debentures and claim damages of approximately $30 million. The Company believes the claims are without merit and that the ultimate outcome of such litigation pursued by those who opted out of the settlement will not have a material effect on the financial condition or results of operations of the Company.

  The class action settlement included a settlement for the benefit of certain persons who sold Senior Notes of the Company after October 5, 1992, the date on which the planned Distribution was publicly announced and, therefore, were not in position to participate in the Exchange Offer. In connection with this settlement, the Company has agreed to issue warrants to purchase up to 7.7 million shares of Host Marriott common stock. Such warrants would be exercisable for five years from the Distribution Date, at $8.00 per share during the first three years and $10.00 per share during the last two years.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

18. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The fair values of certain financial assets and liabilities and other financial instruments are shown below.

                                    AS OF DECEMBER 31, 1993   AS OF JANUARY 1, 1993
                                    -----------------------   ----------------------
                                     CARRYING       FAIR      CARRYING       FAIR
                                      AMOUNT       VALUE       AMOUNT       VALUE
                                    ---------   -----------   --------   -----------
                                                      (IN MILLIONS)
   FINANCIAL ASSETS
   Receivables from affiliates.     $     185   $     183     $    263   $    185
   Notes receivable and other..           150         232          316        423
   FINANCIAL LIABILITIES
   Debt........................         2,466       2,470        2,701      2,628
   OTHER FINANCIAL INSTRUMENTS
   Affiliate debt service
    commitments................           --            5          --           5
   Interest rate swap
    agreements.................           --           33          --          24

  Receivables from affiliates, notes and other financial assets are valued based on the expected future cash flows discounted at risk adjusted rates. Valuations for secured debt are determined based on the expected future payments discounted at risk adjusted rates. The fair values of current assets and current liabilities, the Revolving Line of Credit and other notes are assumed to be equal to their carrying value. Senior Notes are valued based on quoted market prices.

  The Company is contingently liable under various guarantees of obligations of certain affiliates (affiliate debt service commitments) with a maximum commitment of $271 million at December 31, 1993 and $328 million at January 1, 1993. A fair value is assigned to commitments with expected future fundings. The fair value of the commitments represents the net expected future payments discounted at risk-adjusted rates. Such payments are accrued on an undiscounted basis.

  The fair value of interest rate swap agreements is based on the estimated amount the Company would receive to terminate the swap agreements. The aggregate notional amount of the agreements was $500 million and $627 million at December 31, 1993 and January 1, 1993, respectively.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

19. BUSINESS SEGMENTS

                                                            1993   1992   1991
                                                           ------ ------ ------
                                                              (IN MILLIONS)
   Identifiable assets
     Lodging.............................................. $2,588 $3,536 $3,952
     Contract Services....................................    839  1,886  1,839
     Corporate............................................    466    880    592
                                                           ------ ------ ------
                                                            3,893  6,302  6,383
     Discontinued operations..............................    --      44    126
                                                           ------ ------ ------
                                                           $3,893 $6,346 $6,509
                                                           ====== ====== ======
   Capital expenditures
     Lodging.............................................. $  129 $   86 $  256
     Contract Services....................................     99    118    159
     Corporate............................................      7      4      7
                                                           ------ ------ ------
                                                              235    208    422
     Discontinued operations..............................    --       2      5
                                                           ------ ------ ------
                                                             $235 $  210 $  427
                                                           ====== ====== ======
   Depreciation and amortization
     Lodging.............................................. $  114 $  131 $  130
     Contract Services....................................    135    139    125
     Corporate............................................     16     14     17
                                                           ------ ------ ------
                                                           $  265 $  284 $  272
                                                           ====== ====== ======

  The Lodging segment is, subsequent to the Distribution, comprised of the ownership business which includes the owned properties of Marriott Hotels, Resorts and Suites, Courtyard hotels, Residence Inns and Fairfield Inns. Prior to the Distribution, this segment also included the lodging management and vacation ownership resort operations which were distributed to Marriott International.

  The Contract Services segment now consists of food, beverage and merchandise operations at airports, on tollroads and at stadiums, arenas and other attractions and owned senior living communities. The business units providing food and facilities management services, operation of senior living communities, and distribution services of food and related products were also distributed to Marriott International.

  The results of operations of the Company's business segments are reported in the consolidated statement of income. Segment operating expenses include selling, general and administrative expenses directly related to the operations of the businesses, aggregating $61 million in 1993 (excluding $316 million related to Marriott International), $457 million in 1992 and 1991. Gains and losses resulting from the disposition of assets identified with each segment are included in segment operating profit.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  The following table presents detail of lodging segment revenues and expenses:

                                                           1993(1)  1992   1991
                                                           ------- ------ ------
                                                               (IN MILLIONS)
   Revenues
     Rooms................................................ $2,264  $2,843 $2,699
     Food and Beverage....................................    914   1,190  1,194
     Other................................................    399     518    486
                                                           ------  ------ ------
                                                           $3,577  $4,551 $4,379
                                                           ======  ====== ======
   Expenses
     Rooms................................................ $  535  $  676 $  628
     Food and Beverage....................................    709     917    915
     Other................................................  2,052   2,620  2,511
                                                           ------  ------ ------
                                                           $3,296  $4,213 $4,054
                                                           ======  ====== ======

- --------
(1) Includes revenues and expenses for the 1993 period prior to the Distribution Date (40 weeks).

20. QUARTERLY FINANCIAL DATA

                                                      1993
                           -------------------------------------------------------------------
                              FIRST        SECOND         THIRD        FOURTH        FISCAL
                             QUARTER       QUARTER       QUARTER       QUARTER        YEAR
                           -----------   -----------   -----------   -----------   -----------
                           (UNAUDITED, IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)
Sales..................... $       395   $       367   $       575   $       454        $1,791
Operating profit before
 profit of distributed
 operations, corporate
 expenses and interest....          26            40            77            13           156
Income (loss) before
 extraordinary item and
 cumulative effect of
 accounting changes.......          19            36            27           (25)           57
Net income (loss).........          17            36            27           (30)           50
Dividends on preferred
 stock....................          (4)           (4)          --            --             (8)
Net income (loss)
 available for common
 stock....................          13            32            27           (30)           42
Income (loss) per common
 share:
  Income (loss) before
   extraordinary item and
   cumulative effect of
   accounting changes.....         .14           .29           .25          (.21)          .40
  Net income (loss).......         .12           .29           .25          (.25)          .35
                                                      1992
                           -------------------------------------------------------------------
                              FIRST        SECOND         THIRD        FOURTH        FISCAL
                             QUARTER       QUARTER       QUARTER       QUARTER        YEAR
                           -----------   -----------   -----------   -----------   -----------
Sales.....................      $1,953        $2,036        $1,948        $2,785        $8,722
Operating profit before
 corporate expenses and
 interest.................          95           125           124           152           496
Net income................          11            29            26            19            85
Dividends on preferred
 stock....................          (4)           (4)           (4)           (5)          (17)
Net income available for
 common stock.............           7            25            22            14            68
Net income per common
 share....................         .07           .24           .21           .13           .64

  The first three quarters consist of 12 weeks each, and the fourth quarter includes 16 weeks.

  Fourth quarter 1993 results include pre-tax costs of $13 million and fourth quarter 1992 results include pre-tax costs of $21 million related to the Distribution (see Note 2). Also, fourth quarter 1993 results include

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES a charge of $11 million related to a write-down of lodging properties (see Note
3), a charge of $7 million related to the Host/Travel Plazas Business Restructuring (see Note 14) and the extraordinary loss of $5 million (net-of-tax) on the extinguishment of debt (see Note 2). As a result of the Distribution, Marriott International's operations have been substantially eliminated from the fourth quarter 1993 data.

  The sum of the earnings (loss) per common share for the four quarters in 1993 and 1992 differs from the annual earnings per common share due to the required method of computing the weighted average number of shares in the respective periods.

  The first and second quarter 1993 income and per share data have been restated to reflect the cumulative effect of the change in accounting for assets held for sale as if it had occurred in the first quarter of 1993 (see
Note 3). First quarter 1993 earnings per common share was also impacted by the Company's accounting change for income taxes (see Note 7).

21. SUBSEQUENT EVENTS

  On January 27, 1994, the Company completed the issuance of 20.1 million shares of common stock for net proceeds of $231 million. HMC Acquisitions, Inc. ("HMC Acquisitions"), a newly-formed subsidiary, was capitalized with a portion of the proceeds from the common stock offering. The amount used to capitalize HMC Acquisitions and any earnings therefrom will be available for investment on an unrestricted basis. HMC Acquisitions is a guarantor under the Revolving Line of Credit.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 17, 1994
                            (UNAUDITED, IN MILLIONS)

                                     ASSETS

Property and Equipment.................................................. $2,950
Investments in Affiliates...............................................    221
Notes Receivable........................................................     69
Accounts Receivable.....................................................     95
Inventories.............................................................     49
Other Assets............................................................    233
Cash and Cash Equivalents...............................................    242
Investment in Short-Term Marketable Securities..........................     90
                                                                         ------
                                                                         $3,949
                                                                         ======

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Debt
  Debt carrying a company guarantee of repayment........................ $1,623
  Debt not carrying a company guarantee of repayment....................    776
                                                                         ------
                                                                          2,399
  Accounts Payable and Accrued Expenses.................................    188
  Deferred Income.......................................................     18
  Deferred Income Taxes.................................................    424
  Other Liabilities.....................................................    191
                                                                         ------
    Total Liabilities...................................................  3,220
                                                                         ------
Shareholders' Equity
  Convertible Preferred Stock...........................................     14
  Common Stock, 300 million shares authorized; 152.4 million shares is-
   sued.................................................................    152
  Additional Paid-in Capital............................................    472
  Retained Earnings.....................................................     91
                                                                         ------
    Total Shareholders' Equity..........................................    729
                                                                         ------
                                                                         $3,949
                                                                         ======

           See Notes to Condensed Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

            TWENTY-FOUR WEEKS ENDED JUNE 17, 1994 AND JUNE 18, 1993 (UNAUDITED, IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)

                                                         HISTORICAL
                                                        -------------  PRO FORMA
                                                         1994   1993     1993
                                                        ------  -----  ---------
REVENUES
  Real estate group
   Hotels.............................................  $  150  $ 322    $ 120
   Senior living communities..........................      11     37       11
   Net gains on property transactions.................       3      2        2
                                                        ------  -----    -----
                                                           164    361      133
                                                        ------  -----    -----
  Operating group
   Airports...........................................     325    306      306
   Travel Plazas......................................     121    118      118
   Other..............................................      50     40       40
                                                        ------  -----    -----
                                                           496    464      464
                                                        ------  -----    -----
    Total revenues....................................     660    825      597
                                                        ------  -----    -----
OPERATING COSTS AND EXPENSES
  Real estate group
   Hotels.............................................      87    265       71
   Senior living communities..........................       4     33        6
   Other..............................................       2     11       11
                                                        ------  -----    -----
                                                            93    309       88
                                                        ------  -----    -----
  Operating group
   Airports...........................................     311    293      293
   Travel Plazas......................................     123    116      116
   Other..............................................      56     41       41
                                                        ------  -----    -----
                                                           490    450      450
                                                        ------  -----    -----
    Total operating costs and expenses................     583    759      538
                                                        ------  -----    -----
OPERATING PROFIT
  Real estate group...................................      71     52       45
  Operating group.....................................       6     14       14
                                                        ------  -----    -----
  Operating profit before corporate expenses, interest
   and profit from distributed operations.............      77     66       59
Corporate expenses....................................     (17)   (14)     (14)
Interest expense......................................     (95)   (95)     (88)
Interest income.......................................      11     14       14
Profit from operations distributed to Marriott Inter-
 national.............................................     --     129      --
                                                        ------  -----    -----
INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE
 EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES...........     (24)   100      (29)
(Provision) benefit for income taxes..................       6    (45)       5
                                                        ------  -----    -----
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGES IN
 ACCOUNTING PRINCIPLES................................     (18)    55    $ (24)
                                                                         =====
Cumulative effect of a change in accounting for income
 taxes................................................     --      30
Cumulative effect of a change in accounting for assets
 held for sale (net of income taxes of $22 million)...     --     (32)
                                                        ------  -----
NET INCOME (LOSS).....................................     (18)    53
Dividends on preferred stock..........................     --      (8)
                                                        ------  -----
NET INCOME (LOSS) AVAILABLE FOR COMMON STOCK..........  $  (18) $  45
                                                        ======  =====
EARNINGS (LOSS) PER COMMON SHARE:
  INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGES IN
   ACCOUNTING PRINCIPLES..............................  $ (.12) $ .44    $(.21)
                                                                         =====
  Cumulative effect of a change in accounting for in-
   come taxes.........................................     --     .28
  Cumulative effect of a change in accounting for as-
   sets held for sale (net of income taxes)...........     --    (.30)
                                                        ------  -----
  NET INCOME (LOSS)...................................  $ (.12) $ .42
                                                        ======  =====

           See Notes to Condensed Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

            TWENTY-FOUR WEEKS ENDED JUNE 17, 1994 AND JUNE 18, 1993
                            (UNAUDITED, IN MILLIONS)

                                                                    1994  1993
                                                                    ----  -----
OPERATING ACTIVITIES
Net income (loss).................................................. $(18) $  53
Adjustments to reconcile to cash from operations:
  Depreciation and amortization....................................   82    132
  Cumulative effect of changes in accounting principles............  --       2
  Income taxes.....................................................  (11)   (10)
  Other............................................................    8      4
  Changes in operating accounts....................................  (19)    (5)
                                                                    ----  -----
Cash from operations...............................................   42    176
                                                                    ----  -----
INVESTING ACTIVITIES
Proceeds from sales of assets......................................  201     25
  Less noncash proceeds............................................  --      (1)
                                                                    ----  -----
Cash received from sales of assets.................................  201     24
Acquisitions.......................................................  (93)   (29)
Capital expenditures for renewals and replacements.................  (33)   (34)
Lodging construction funded by project financing...................  (29)   --
Other capital expenditures.........................................  (38)   (85)
Purchases of short-term marketable securities......................  (90)   --
Note receivable collections........................................   28      8
Other..............................................................   (4)   (56)
                                                                    ----  -----
Cash used in investing activities..................................  (58)  (172)
                                                                    ----  -----
FINANCING ACTIVITIES
Issuances of debt..................................................   27    138
Issuances of common stock..........................................  235      3
Scheduled principal repayments.....................................  (35)  (116)
Prepayments of debt................................................  (72)   --
Dividends paid.....................................................  --     (22)
                                                                    ----  -----
Cash from financing activities.....................................  155      3
                                                                    ----  -----
INCREASE IN CASH AND CASH EQUIVALENTS.............................. $139  $   7
                                                                    ====  =====

           See Notes to Condensed Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. The accompanying condensed consolidated financial statements of Host Marriott Corporation and subsidiaries (the "Company", formerly Marriott Corporation) have been prepared by the Company without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes the disclosures made are adequate to make the information presented not misleading. However, the condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

    In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of Host Marriott Corporation and subsidiaries as of June 17, 1994 and December 31, 1993, and the results of operations for the twenty-four weeks ended June 17, 1994 and June 18, 1993, and cash flows for the twenty-four weeks ended June 17, 1994 and June 18, 1993. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

2. On October 8, 1993 (the "Distribution Date"), Marriott Corporation distributed, through a special tax-free dividend (the "Distribution"), to holders of Marriott Corporation's common stock (on a share-for-share basis), approximately 116.4 million outstanding shares of common stock of an existing wholly-owned subsidiary, Marriott International, resulting in the division of Marriott Corporation's operations into two separate companies. The distributed operations included the former Marriott Corporation's lodging management, franchising and resort timesharing operations, senior living service operations, and the institutional food service and facilities management business. Effective at the Distribution Date, Marriott Corporation changed its name to Host Marriott Corporation.

    In connection with the Distribution, the Company completed an exchange offer ("Exchange Offer") pursuant to which holders of senior notes and debentures in an aggregate principal amount of approximately $1.2 billion ("Old Notes") exchanged such Old Notes for a combination of (i) cash, (ii) common stock and (iii) New Notes ("New Notes") issued by an indirect wholly-owned subsidiary of the Company, Host Marriott Hospitality, Inc. ("Hospitality"). The coupon and maturity date for each series of New Notes is 100 basis points higher and four years later, respectively, than the series of Old Notes for which it was exchanged (except that the maturity of the New Notes issued in exchange for the Series L Senior Notes due 2012 was shortened by five years). The Company redeemed all of the old Series F Senior Notes that did not tender in the Exchange Offer, and secured the old Series I Notes equally and ratably with the New Notes issued in the Exchange Offer.

    In connection with the Exchange Offer, the Company effected a restructuring (the "Restructuring"). As a result of the Restructuring, the Company's primary asset is the capital stock of a wholly-owned subsidiary, HMH Holdings, Inc. ("Holdings"). Holdings' primary asset is the capital stock of Hospitality, and Holdings is the borrower under a Revolving Line of Credit with Marriott International. In the Restructuring, most of the assets relating to the Real Estate Group and the Operating Group were transferred to subsidiaries of Hospitality. Certain assets relating to such businesses were retained directly by the Company and certain of its other subsidiaries. In addition, HMC Ventures, Inc., an unrestricted subsidiary, was capitalized during the first quarter of 1994 with approximately $50 million from recent asset dispositions.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

3. The Distribution Exchange Offer and Restructuring referred to in Note 2 substantially altered the structure of the Company. Historical operating results for the twenty-four weeks ended June 18, 1993, as presented in prior filings, have been reformatted to reflect the Company's current business segments and operating environment. The Real Estate Group is comprised of the development and ownership businesses, partnership investments and undeveloped land parcels. The Operating Group consists of the food, beverage and merchandise operations at airports, on tollroads and at tourist attractions, stadiums and arenas, as well as restaurant operations. The 1993 pro forma statement of operations was prepared as if the Distribution, Exchange Offer and Restructuring and the implementation of the various related agreements entered into with Marriott International, including the lodging management and senior living community leases, occurred at the beginning of the period and include only the operations retained by the Company. The other differences between the 1993 pro forma amounts and the 1993 historical operating results are:

. The 1993 historical condensed consolidated statement of operations include the revenues, operating costs and expenses, corporate expenses, interest expense and interest income relating to Marriott International in the caption, "Profit from Operations Distributed to Marriott International," while the 1993 pro forma amounts have such results removed. Marriott International's results of operations for the twenty-four weeks ended June 18, 1993 included in the accompanying condensed consolidated financial statements consist of the following (in millions):

   Sales............................................................... $ 3,394
   Operating costs and expenses........................................  (3,229)
   Corporate expenses..................................................     (27)
   Net interest expense................................................      (9)
                                                                        -------
     Income before income taxes........................................ $   129
                                                                        =======

. In the 1994 historical and 1993 pro forma condensed consolidated statements of operations, revenues for the Real Estate Group represent house profit from the Company's owned hotel properties, lease rentals for the Company's owned senior living communities and gains/losses on property transactions. House profit represents hotel operating results less property-level expenses excluding depreciation, real and personal property taxes, ground rent, insurance and management fees which are classified as operating costs and expenses.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

  The 1993 historical condensed consolidated statement of operations reports the Real Estate Group revenues as gross sales of the Company's owned hotels and senior living communities, while the related property-level expenses are included in operating costs and expenses. House profit generated by the Company's owned hotels for 1994 and 1993 (on a pro forma basis) consists of:

                                                                 TWENTY-FOUR
                                                                 WEEKS ENDED
                                                              ------------------
                                                                       PRO FORMA
                                                              JUNE 17, JUNE 18,
                                                                1994     1993
                                                              -------- ---------
                                                                (IN MILLIONS)
   Revenues
     Rooms...................................................   $295     $245
     Food & Beverage.........................................    107       76
     Other...................................................     24       18
                                                                ----     ----
       Total Hotel Sales.....................................    426      339
                                                                ----     ----
   Department Costs
     Rooms...................................................     74       58
     Food & Beverage.........................................     83       60
     Other...................................................     12       10
                                                                ----     ----
       Total Department Costs................................    169      128
                                                                ----     ----
   Department Profit.........................................    257      211
   Other Deductions..........................................    107       91
                                                                ----     ----
       House Profit..........................................   $150     $120
                                                                ====     ====

. The 1993 pro forma condensed consolidated statement of operations reflects adjustments to interest expense for the impact of the Revolving Line of Credit with Marriott International (commitment fees and interest), the effects of the Exchange Offer, debt assumed by Marriott International and the income tax impact of the pro forma adjustments.

. In connection with the Exchange Offer, the Company issued 1.8 million common shares to former holders of certain senior notes and debentures and issued
   10.6 million common shares to former holders of the Company's preferred stock, upon such holders' conversion. The pro forma 1993 loss per share gives effect to these transactions as if they had occurred at the first day of fiscal year 1993. The related weighted average shares outstanding were
   114.4 million for the twenty-four weeks ended June 18, 1993.

  Additionally, the majority of the Company's assets are primarily related to its Real Estate Group and, accordingly, the balance sheet has been presented in a non-classified format.

4. Earnings (loss) per common share is computed on a fully diluted basis by dividing net income (loss) available for common stock by the weighted average number of outstanding common and common equivalent shares, plus other potentially dilutive securities. Common equivalent shares and other potentially dilutive securities have been excluded from the weighted average number of outstanding shares for the twenty-four weeks ended June 17, 1994, as they are antidilutive. Accordingly, the weighted average shares were
   149.6 million and 109.1 million for the twenty-four weeks ended June 17, 1994 and June 18, 1993, respectively.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)
                                  (UNAUDITED)

5. The Company has minority interests in 28 affiliates, most of which own hotels operated by Marriott International or its subsidiaries under long-term agreements. The Company's equity in net gains (losses) of affiliates of $1 million and $(11) million for the twenty-four weeks ended June 17, 1994 and June 18, 1993, respectively, is included in other operating expenses for the Real Estate Group.

   Combined summarized operating results reported by affiliates follow:

                                                                  TWENTY-FOUR
                                                                  WEEKS ENDED
                                                               -----------------
                                                               JUNE 17, JUNE 18,
                                                                 1994     1993
                                                               -------- --------
                                                                 (IN MILLIONS)
   Revenues...................................................  $ 340    $ 407
   Operating expenses:
     Cash charges (including interest)........................   (235)    (308)
     Depreciation and other noncash charges...................   (139)    (158)
                                                                -----    -----
       Loss before extraordinary item.........................    (34)     (59)
       Extraordinary item.....................................     99      --
                                                                -----    -----
       Net income (loss)......................................  $  65    $ (59)
                                                                =====    =====

6. On January 20, 1994, the Company completed the issuance of 20.1 million shares of common stock for net proceeds of $231 million. HMC Acquisitions, Inc. ("HMC Acquisitions"), a newly-formed subsidiary, was capitalized with $210 million of the proceeds from the common stock offering. The amount used to capitalize HMC Acquisitions and any earnings therefrom will be available for investment on an unrestricted basis. HMC Acquisitions is a guarantor under the Revolving Line of Credit with Marriott International.

7. During the first quarter of 1994, the Company foreclosed on a 29% interest and completed the transfer of an additional 7% interest in the Times Square Hotel Company ("TSHCO"), the owner of the New York Marriott Marquis, to the Company. The Company currently holds an 86% interest in TSHCO, which is consolidated in the Company's financial statements.

8. During the first quarter of 1994, the Company signed an agreement to sell its 14 senior living communities to an unrelated entity for $320 million, which approximates the communities' carrying value. The sale of nine of the communities was completed during the second quarter and the sale of the five remaining communities was completed in the third quarter of 1994.

9. During the third quarter of 1994, the Company sold 26 of its Fairfield Inns by Marriott hotels to an unrelated party. The net proceeds from the sale were approximately $114 million, which exceeded the carrying value of the hotels by approximately $12 million. Approximately $27 million of the proceeds were payable in the form of a note from the purchaser. The gain on the sale of these hotels will be deferred.

10. The Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" and Statement of Financial Accounting Standards No. 115, "Accounting for Certain Debt and Equity Securities" during the first quarter of 1994. Implementation of these statements did not have a material effect on the Company's financial position or results of operations.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES COVERED BY THIS PROSPECTUS TO ANY PERSON OR BY ANY PERSON IN ANY JU-RISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIR-CUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS COR-RECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Prospectus Summary........................................................    3
Risk Factors..............................................................   11
The Company...............................................................   14
Use of Proceeds...........................................................   14
Dividend Policy...........................................................   15
Capitalization of the Company.............................................   15
Pro Forma Condensed Consolidated Financial Data...........................   16
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   22
Selected Historical Financial Data........................................   34
Business and Properties...................................................   36
Legal Proceedings.........................................................   42
The Distribution..........................................................   42
The Exchange Offer and Restructuring......................................   42
Financing.................................................................   43
Relationship Between the Company and Marriott International...............   46
Management................................................................   53
Certain Transactions......................................................   61
Ownership of Company Securities...........................................   62
Description of the Warrants...............................................   65
Description of Capital Stock..............................................   67
Certain Federal Income Tax Consequences...................................   71
Price Range of the Common Stock and Dividends.............................   73
Plan of Distribution......................................................   74
Purposes and Antitakeover Effects of Certain Provisions of the Company
 Certificate and Bylaws and the Marriott International Purchase Right.....   75
Legal Matters.............................................................   80
Experts...................................................................   80
Index to Financial Statements.............................................  F-1

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               7,700,000 WARRANTS
                            TO PURCHASE COMMON STOCK

                                7,700,000 SHARES
                                OF COMMON STOCK

                                 HOST MARRIOTT
                                  CORPORATION

                               ----------------

                                   PROSPECTUS


                               ----------------

                             OCTOBER 17, 1994

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an itemized statement of all expenses in connection with the issuance and distribution of the securities registered hereby. Except for the SEC registration fee, all amounts provided are estimated.

          Registration Fee                       $ 26,552
          Blue Sky Fees and Expenses                7,000
          Stock Exchange Fees                       1,500
          Legal Fees                              110,000
          Accounting Fees                          60,000
          Printing                                 90,000
                                                 --------
                                                 $295,052


Item 14.  Indemnification of Officers and Directors

     Article Eleventh and Article Sixteenth of the Company's Certificate and
Section 7.7 of the Bylaws limit the personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty. The provisions of the Company Certificate and Bylaws are collectively referred to herein as the "Director Liability and Indemnification Provisions." The Company Certificate and the Company Bylaws are included as exhibits to this Registration Statement on Form S-1 of which this Prospectus is a part.

     The Director Liability and Indemnification Provisions define and clarify the rights of certain individuals, including Company directors and officers, to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of certain litigation against them. Such provisions are consistent with Section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their articles or certificates of incorporation a provision limiting or eliminating directors' liability for monetary damages and with other existing Delaware General Corporation Law provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the Director Liability and Indemnification Provisions may not affect claims arising under the federal securities laws.

     In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be the best interests of the corporation and its shareholders. Decisions made on that basis are protected by the so-called "business judgment rule." The business judgment rule is designed to protect directors from personal liability to the corporation or its shareholders when business decisions are subsequently challenged. However, the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties with respect to the outcome of applying the business judgment rule to particular facts and circumstances mean that, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation they serve, as a financial backstop in the event of such expenses or unforeseen liability. The Delaware legislature has recognized that adequate insurance and indemnity provisions are often a condition of an individual's willingness to serve as director of a Delaware corporation. The Delaware General Corporation Law has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

     Recent changes in the market for directors and officers liability insurance have resulted in the unavailability for directors and officers of many corporations of any meaningful liability insurance coverage. Insurance carriers have in certain cases declined to renew existing directors and officers liability policies, or have increased premiums to such an extent that the cost of obtaining such insurance becomes prohibitive. Moreover, current policies often exclude coverage for areas where the service of qualified independent directors is most needed. For example, many policies do not cover liabilities or expenses arising from directors' and officers' activities in response to attempts to take over a corporation. Such limitations on the scope of insurance coverage, along with high deductibles and low limits of liability, have undermined meaningful directors and officers liability insurance coverage.

     The unavailability of meaningful directors and officers liability insurance is attributable to a number of factors, many of which are affecting the liability insurance industry generally, including granting of unprecedented damages awards and reduced investment income on insurance company investments.

     According to published sources, the inability of corporations to provide meaningful directors and officers liability insurance has had a damaging effect on the ability of public corporations to recruit and retain corporate directors. Although the Company has not directly experienced this problem, the Company believes it is necessary to take every possible step to ensure that they will be able to attract the best possible officers and directors.

     Set forth below is a description of the Director Liability and Indemnification Provisions. Such description is intended as a summary only and is qualified in its entirety by reference to the Company Certificate and the Company Bylaws.

     Elimination of Liability in Certain Circumstances. Article Sixteenth of the Company Certificate protects directors against monetary damages for breaches of their fiduciary duty of care, except as set forth below. Under the Delaware General Corporation Law, absent such liability provisions as are provided in Article Sixteenth, directors could generally be held liable for gross negligence for decisions made in the performance of their duty of care but not for simple negligence. Article Sixteenth eliminates liability of directors for negligence in the performance of their duties, including gross negligence. In a context not involving a decision by the directors (i.e., a suit alleging loss to the Company due to the directors' inattention to a particular matter) a simple negligence standard might apply. Directors remain liable for breaches of their duty of loyalty to the Company and its shareholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Article Sixteenth does not eliminate director liability under
Section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.

     While the Director Liability and Indemnification Provisions provide directors with protection from awards of monetary damages for breaches of the duty of care, they do not eliminate the directors' duty of care. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. The provisions of Article Sixteenth, which eliminates liability as described above, will apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors, and will not apply to officers of the Company who are not directors. The elimination of liability of directors for monetary damages in the circumstances described above may deter persons from bringing third-party or derivative actions against directors to the extent such actions seek monetary damages.

     Indemnification and Insurance. Under Section 145 of the Delaware General Corporation Law, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of the derivative actions, except that indication only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

     Section 7.7 of the Bylaws provides that the Company shall indemnify any person to whom, and to the extent, indemnification may be granted pursuant to
Section 145 of the Delaware General Corporation law.

     Article Eleventh of the Company Certificate provides that a person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of the Company will be indemnified by the Company against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him, except in such cases where the director, officer or employee is adjudged guilty of willful misfeasance or malfeasance in the performance of his duties. Article Eleventh also provides that the right of indemnification shall be in addition to and not exclusive of all other rights to which such director, officer or employee may be entitled.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

        None.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a)   Exhibits

Exhibit No.  Description
- -----------  ------------------------------------------------------------------

   2.(i) Memorandum of Understanding between Marriott Corporation and Certain Bondholders dated as of March 10, 1993 (incorporated by reference from Current Report on Form 8-K dated March 17, 1993).

   2.(ii) Stipulation and Agreement of Compromise and Settlement (incorporated by reference from Registration Statement No. 33-62444).

   3.1(i) Restated Certificate of Incorporation of Marriott Corporation (incorporated by reference to Current Report on Form 8-K dated October 23, 1993).

***3.1(ii)   Certificate of Correction Filed to Correct a Certain Error in the
             Restated Certificate of Incorporation of Host Marriott Corporation
             Filed in the Office of the Secretary of State of Delaware on August 11, 1992, filed in the Office of the Secretary of State of Delaware on October 11, 1994.

   3.2 Amended Marriott Corporation Bylaws (incorporated by reference to Current Report on Form 8-K dated October 23, 1993).

   4.1(i) Indenture between Marriott Corporation and The First National Bank of Chicago dated as of March 1, 1985 (incorporated by reference from Registration Statement No. 2-97034).

   4.1(ii) Second Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of February 1, 1986 (incorporated by reference from Current Report on Form 8-K dated February 4, 1986).

   4.1(iii) Third Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of December 1, 1986 (incorporated by reference from Current Report on Form 8-K dated December 10, 1986).

   4.1(iv) Fourth Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of May 1, 1987 (incorporated by reference from Current Report on Form 8-K dated May 7, 1987).

   4.1(v) Fifth Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of June 12, 1987 (incorporated by reference from Current Report on Form 8-K dated June 18, 1987).

   4.1(vi) Sixth Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of October 23, 1987 (incorporated by reference from Current Report on Form 8-K dated October 30, 1987).

Exhibit No.  Description
- -----------  ------------------------------------------------------------------

   4.1(vii) Seventh Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of January 15, 1988 (incorporated by reference from Current Report on Form 8-K dated January 26, 1988).

   4.1(viii) Eighth Supplemental Indenture between Marriott Corporation and The
             First National Bank of Chicago dated as of February 1, 1988 (incorporated by reference from Current Report on Form 8-K dated February 8, 1988).

   4.1(ix) Ninth Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of May 1, 1988 (incorporated by reference from Current Report on Form 8-K dated May 9, 1988).

   4.1(x) Tenth Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of May 2, 1988 (incorporated by reference from Current Report on Form 8-K dated May 24, 1988).

   4.1(xi) Eleventh Supplemental Indenture between Marriott Corporation and The First National Bank Chicago dated as of August 27, 1990 (incorporated by reference from Current Report on Form 8-K dated September 4, 1990).

   4.1(xii) Twelfth Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of July 11, 1991 (incorporated by reference from Current Report on Form 8-K dated July 19, 1991).

   4.1(xiii) Thirteenth Supplemental Indenture between Marriott Corporation and
             The First National Bank of Chicago dated as of April 22, 1992 (incorporated by reference from Current Report on Form 8-K dated April 29, 1992).

   4.1(xiv) Fourteenth Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of April 28, 1992 (incorporated by reference from Current Report on Form 8-K dated May 5, 1992).

   4.1(xv) Fifteenth Supplemental Indenture between Marriott Corporation and Bank One, Columbus, NA. dated as of October 8, 1993 ((incorporated by reference from Current Report on Form 8-K dated October 23,
             1993).

   4.2(i) Indenture between Marriott Corporation and Chemical Bank dated as of June 5, 1991 (incorporated by reference from Registration Statement No. 33-39858).

   4.2(ii) First Supplemental Indenture dated as of September 30, 1993 among Marriott Corporation, Chemical Bank and Marriott International, Inc. (incorporated by reference from Current Report on Form 8-K dated October 23, 1993).

   4.3(i) Marriott Corporation Certificate of Designation of the Series A Cumulative Convertible Preferred Stock dated December 17, 1991 (incorporated by reference from Current Report on Form 8-K dated December 23, 1991).

   4.3(ii) Marriott Corporation Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (incorporated by reference from Registration Statement No. 33-39858).

   4.4(i) Rights Agreement between Marriott Corporation and the Bank of New York as Rights Agent dated February 3, 1989 (incorporated by reference to Registration Statement No. 33-62444).

   4.4(ii) First Amendment to Rights Agreement between Marriott Corporation and Bank of New York as Rights Agent dated as of October 8, 1993 (incorporated by reference to Registration Statement No, 33-51707.

Exhibit No.  Description
- -----------  ------------------------------------------------------------------

   4.5 Indenture by and among Host Marriott Hospitality, Inc., as Issuer, HMH Holdings, Inc., as Parent Guarantor, HMH Properties, Inc., Host Marriott Travel Plazas, Inc., Gladieux Corporation, Host International, Inc., Marriott Family Restaurants, Inc., Marriott Financial Services, Inc., HMH Courtyard Properties, Inc., and Marriott Retirement Communities, Inc. and certain of their Subsidiaries as Subsidiary Guarantors and Marine Midland Bank, N.A.,as Trustee, with respect to the New Notes (including the Form of New Notes) (incorporated by reference from Current Report on Form 8-K dated October 23, 1993).

 ***4.6(i)   Form of Warrant Agreement by and between Host Marriott Corporation and First Chicago Trust Company of New York as Warrant Agent.

 ***4.6(ii)  Form of Warrant Certificate.

  **5 Opinion of Christopher G. Townsend, Esq. as to legality of securities being registered.

 ***7 Opinion of Potter, Anderson & Corroon as to liquidation preference of Series A Cumulative Convertible Preferred Stock.

   10.1 Marriott Corporation Executive Deferred Compensation plan dated as of December 6, 1990 (incorporated by reference from Exhibit 19(i) of the Annual Report on Form 10-K for the fiscal year ended December 28, 1991).

   10.2 Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan effective as of October 8, 1993 (incorporated by reference from Current Report on Form 8-K dated October 23, 1993).

   10.3 Distribution Agreement dated as of September 15, 1993 between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on Form 8-K dated October 23,
             1993).

   10.4 Tax Sharing Agreement dated as of October 5, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on Form 8-K dated October 23,
             1993).

   10.5 Assignment and License Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23, 1993).

   10.6 Corporate Services Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23, 1993).

   10.7 Procurement Services Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23, 1993).

   10.8 Supply Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23,
             1993).

   10.9 Casualty Claims Administration Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23, 1993).

Exhibit No.  Description
- -----------  ------------------------------------------------------------------

  10.10 Employee Benefits Administration Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23, 1993).

  10.11 Tax Administration Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23, 1993).

  10.12 Employee Benefits and Other Employment Matters Allocation Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23, 1993).

  10.13 Noncompetition Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23,
             1993).

 +10.14 Host Marriott Lodging Management Agreement--Marriott Hotels, Resorts and Hotels dated September 25, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference to Registration Statement No. 33-51707).

 +10.14(ii)  Host Marriott Lodging Management Agreement--Courtyard Hotels dated
             September 25, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference to Registration Statement No. 33-51707).

 +10.14(iii) Host Marriott Lodging Management Agreement--Residence Inns dated
             September 25, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference to Registration Statement No. 33-51707).

 +10.14(iv)  Host Marriott Lodging Management Agreement--Fairfield Inns dated
             September 25, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference to Registration Statement No. 33-51707).

  10.15(i) Consolidation Letter Agreement pertaining to Courtyard Hotels dated September 25, 1993 between a subsidiary of Marriott International, Inc. and a subsidiary of the Company (incorporated by reference to Registration Statement No. 33-51707).

  10.15(ii)  Consolidation Letter Agreement pertaining to Residence Inns dated
             September 25, 1993 between a subsidiary of Marriott International, Inc. and a subsidiary of the Company (incorporated by reference to Registration Statement No. 33-51707).

  10.15(iii) Consolidation Letter Agreement pertaining to Fairfield Inns dated
             September 25, 1993 between a subsidiary of Marriott International, Inc. and a subsidiary of the Company (incorporated by reference to Registration Statement No. 33-51707).

 +10.16 Marriott Senior Living Services Facilities Lease by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference to Registration Statement No. 33-51707).

  10.17(i) Line of Credit and Guarantee Reimbursement Agreement by and among HMH Holdings, Inc. as borrower, Marriott International, Inc. as lender and Marriott Corporation and certain subsidiaries as guarantors dated as of October 8, 1993 (incorporated by reference from Current Report on form 8-K dated October 23, 1993).

  10.17(ii)  Form of Amendment No. 1 to Line of Credit and Guarantee
             Reimbursement Agreement among HMH Holdings, Inc. as Borrower, Marriott International, Inc. as Lender and Host Marriott Corporation; HMC Acquisitions, Inc.; Host Marriott GTN Corporation; Host La Jolla, Inc.;

Exhibit No.   Description
- -----------   ------------------------------------------------------------------

              Marriott Properties, Inc. and Wilmar Distributors, Inc. as Guarantors (incorporated by reference to Registration Statement No. 33-51707).

***10.17(iii) Amendment No. 2 to Line of Credit and Guarantee Reimbursement
              Agreement dated as of October 4, 1994 among HMH Holdings, Inc. as Borrower, Marriott International, Inc. as Lender, and Host Marriott Corporation, HMC Acquisitions, Inc.; Host Marriott GTN Corporation; Host LaJolla, Inc.; Marriott Properties, Inc.; and Willman Distributors as Guarantors.

   10.18 Philadelphia Convention Center Hotel Mortgage Commitment Letter dated as of October 8, 1993 by and between Philadelphia Market Street Marriott Hotel Limited Partnership and Marriott International, Inc. (incorporated by reference to Registration Statement No. 33-51707).

   10.19 LYONs Allocation Agreement dated as of September 30, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23, 1993).

   10.20 Host Consulting Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23, 1993).

   10.21 Architecture and Construction Services Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23, 1993).

   10.22 Marriott/Host Marriott Employees' Profit Sharing Retirement and Savings Plan and Trust (incorporated by reference from Registration Statement No. 33-62444).

   10.23 Working Capital Agreement by and between Host Marriott Corporation and Marriott International, Inc. dated as of September 25, 1993 (incorporated by reference from Registration Statement No. 33-62444)

  *11.        Statement re: Computation of Per Share Earnings.

 **12.        Computation of Ratio of Earnings to Fixed Changes

   22.1 Subsidiaries of Host Marriott Corporation (incorporated by reference to Registration Statement No. 33-51707).

***23.1       Consent of Arthur Andersen LLP

 **23.2 Consent of Christopher G. Townsend, Esq. (included in his opinion filed as exhibit 5).

***23.3 Consent of Potter, Anderson & Corroon (included in its opinion filed as exhibit 7).

  *24         Powers of Attorney.

- --------------

  * Filed on July 12, 1994.
 ** Filed on September 14, 1994.
*** Filed herewith.
  + Agreement filed is illustrative of numerous other agreements to which the Company is a party.

     (b)  Financial Statements Schedules

          The following financial statement schedules of Host Marriott Corporation are included:

          Schedule III  --  Condensed financial information of registrant
          Schedule V    --  Property, plant and equipment
          Schedule VI   --  Accumulated depreciation and depletion of property,
                            plant and equipment
          Schedule X    --  Supplementary income statement information

     All other schedules are omitted because they are not applicable or the required information is included in the consolidated financial statements or notes thereto.


ITEM 17:  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BETHESDA, STATE OF MARYLAND, ON OCTOBER 17, 1994.

                                    Host Marriott Corporation


                                    By      /s/ Matthew J. Hart
                                        -----------------------------
                                              Matthew J. Hart
                                        Executive Vice President and
                                           Chief Financial Officer





    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


          Signature                          Title                       Date
          ---------                          -----                       ----
               *                President, Chief Executive        October 17, 1994
- ------------------------------  Officer (Principal Executive
     Stephen F. Bollenbach      Officer) and Director


      /s/ Matthew J. Hart       Executive Vice President          October 17, 1994
- ------------------------------  and Chief Financial Officer
         Matthew J. Hart        (Principal Financial Officer)


      /s/ Jeffrey P. Mayer      Senior Vice President -           October 17, 1994
- ------------------------------  Finance and Corporate
        Jeffrey P. Mayer        Controller (Principal
                                Accounting Officer)


                                Chairman of the Board
- ------------------------------  of Directors
        Richard E. Marriott


               *                 Director                          October 17, 1994
- ------------------------------
     R. Theodore Ammon


                                 Director
- ------------------------------
      J.W. Marriott, Jr.


               *                 Director                          October 17, 1994
- ------------------------------
   Ann Dore McLaughlin

               *                 Director                          October 17, 1994
- ------------------------------
      Harry L. Vincent


               *                 Director                          October 17, 1994
- ------------------------------
       Andrew J. Young


 *    /S/ MATTHEW J. HART                                         October 17, 1994
- ------------------------------
       MATTHEW J. HART
      ATTORNEY-IN FACT

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULES

To Host Marriott Corporation

    We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Host Marriott Corporation and subsidiaries (formerly Marriott Corporation), included in this registration statement and have issued our report thereon dated February 25, 1994. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedules appearing on pages S-2 through S-9 are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commision's rules and are not part of the basic consolidated financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.


                                               ARTHUR ANDERSEN LLP

Washington, D.C.
February 25, 1994

                                                                    SCHEDULE III
                                                                     PAGE 1 OF 5


                           HOST MARRIOTT CORPORATION
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                            CONDENSED BALANCE SHEETS

                                                        DECEMBER 31,  JANUARY 1,
                                                            1993         1993
                                                          --------     --------
                                                              (in millions)
ASSETS
Current Assets
 Cash and cash equivalents............................      $   55      $  162
 Accounts receivable, net.............................          63          42
 Inventory............................................           7          13
 Other current assets.................................          84          52
                                                            ------      ------
                                                               209         269
                                                            ------      ------
Property and equipment, net...........................       1,249         818
Investment in and advances to Marriott International..          --         763
Investment in and advances to Holdings................         783       1,929
Notes receivable and other............................         170         264
Investments in affiliates.............................          61         122
                                                            ------      ------
                                                            $2,472      $4,165
                                                            ======      ======

LIABILITIES AND EQUITY
Current Liabilities
 Accounts payable.....................................      $   35      $  180
 Other current liabilities............................         455         125
                                                            ------      ------

                                                               490         305
                                                            ------      ------
Line of Credit borrowings due to Holdings.............         193          --
Long-term debt........................................         664       2,227
Other long-term liabilities...........................         135          67
Deferred income taxes.................................         465         553
Convertible subordinated debt.........................          20         228
                                                            ------      ------
                                                             1,477       3,075
                                                            ------      ------
Shareholders' Equity
 Convertible preferred stock..........................          14         200
 Common stock.........................................         130         105
 Additional paid-in capital...........................         253          34
 Retained earnings....................................         108         555
 Treasury stock, at cost..............................          --        (109)
                                                            ------      ------
                                                               505         785
                                                            ------      ------
                                                            $2,472      $4,165
                                                            ======      ======

- ------------

The Notes to Consolidated Financial Statements of Host Marriott Corporation and Subsidiaries are an integral part of these statements.


           See Accompanying Notes to Condensed Financial Information

                                                                    SCHEDULE III
                                                                     PAGE 2 OF 5


                           HOST MARRIOTT CORPORATION
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                         CONDENSED STATEMENTS OF INCOME

   Fiscal years ended December 31, 1993, January 1, 1993 and January 3, 1992

                                                                        1993    1992    1991
                                                                       ------  ------  ------
                                                                           (in millions)
Sales................................................................  $ 464   $ 548   $ 594
Operating costs and expenses.........................................    420     500     532
                                                                       -----   -----   -----
  Operating profit before corporate expenses and interest............     44      48      62
Corporate expenses...................................................    (50)    (48)    (28)
Interest expense.....................................................   (164)   (214)   (227)
Interest income......................................................     12       7      24
                                                                       -----   -----   -----

Loss before income taxes, equity in earnings of
  subsidiaries and cumulative effect of changes
  in accounting principles...........................................   (158)   (207)   (169)
Equity in earnings of Holdings.......................................     71     120      84
Benefit for income taxes.............................................     16      38      34
                                                                       -----   -----   -----

Loss before equity in earnings of Marriott
  International and cumulative effect of
  changes in accounting principles...................................    (71)    (49)    (51)
Equity in earnings of Marriott International, net-of-tax.............    123     134     133
                                                                       -----   -----   -----

Income before cumulative effect of changes in accounting principles..     52      85      82

Cumulative effect of changes in accounting principles................     (2)     --      --
                                                                       -----   -----   -----

Net income...........................................................  $  50   $  85   $  82
                                                                       =====   =====   =====

- ------------

The Notes to Consolidated Financial Statements of Host Marriott Corporation and Subsidiaries are an integral part of these statements.


           See Accompanying Notes to Condensed Financial Information

                                                                    SCHEDULE III
                                                                     PAGE 3 OF 5


                           HOST MARRIOTT CORPORATION
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                       CONDENSED STATEMENTS OF CASH FLOWS

   Fiscal years ended December 31, 1993, January 1, 1993 and January 3, 1992

                                                             1993     1992      1991
                                                            ------   ------    ------
                                                                   (in millions)
CASH FROM OPERATIONS.....................................    $  81   $    67   $   144
                                                           -------   -------   -------

INVESTING ACTIVITIES
 Net proceeds from sale of assets........................       46       377        43
 Capital expenditures....................................     (100)      (34)     (103)
 Other...................................................      (32)      (77)      (44)
                                                           -------   -------   -------

 Cash from (used in) investing activities................      (86)      266      (104)
                                                           -------   -------   -------

FINANCING ACTIVITIES
 Proceeds of long-term debt..............................      287       519       630
 Issuances of stock......................................       12         7       198
 Repayments of long-term debt............................     (453)   (1,123)   (1,256)
 Transfers from Marriott International and Holdings, net.      357       380       186
 Dividends paid..........................................      (33)      (41)      (27)
 Cash distributed to Marriott International..............     (272)       --        --
                                                           -------   -------   -------

 Cash used in financing activities.......................     (102)     (258)     (269)
                                                           -------   -------   -------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........  $  (107)  $    75   $  (229)
                                                           =======   =======   =======

- ------------

The Notes to Consolidated Financial Statements of Host Marriott Corporation and Subsidiaries are an integral part of these statements.


           See Accompanying Notes to Condensed Financial Information

                                                                    SCHEDULE III
                                                                     PAGE 4 OF 5


                           HOST MARRIOTT CORPORATION
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                    NOTES TO CONDENSED FINANCIAL INFORMATION


A) On October 8, 1993, Host Marriott Corporation (the "Parent Company," formerly Marriott Corporation) completed a distribution of Marriott International common stock and an exchange offer. See Note 2 to the Company's consolidated financial statements for more information about the Distribution and exchange offer.

     In connection with the exchange offer, the Parent Company effected a restructuring (the "Restructuring"). As a result of the Restructuring, the Parent Company's primary asset is the capital stock of a wholly-owned subsidiary, HMH Holdings, Inc. ("Holdings"). Holdings' primary asset is the capital stock of Host Marriott Hospitality, Inc. ("Hospitality"), and Holdings is the borrower under a $630 million Revolving Line of Credit with Marriott International.

     In the Restructuring, most of the Parent Company's real estate and operating assets were transferred to subsidiaries of Hospitality. The remaining assets were retained directly by the Parent Company and certain of its other subsidiaries (the "Retained Businesses") and are unrestricted.

     Hospitality is the issuer of Senior Notes secured by a pledge of the stock of, and guaranteed by, Holdings, Hospitality and certain of its subsidiaries. The indenture governing these Notes contain covenants that, among other things, limit the ability of Hospitality to pay dividends and make other distributions and restricted payments, incur additional debt, create additional liens on its subsidiaries' assets, engage in certain transactions with related parties, enter into agreements which restrict a subsidiary in paying dividends or making certain other payments and limit the activities and businesses of Holdings. At December 31, 1993, substantially all of Hospitality's net assets are restricted.

     Accordingly, the accompanying financial statements present the operations of the Parent Company and Retained Businesses with the investment in, and operations of, Holdings and Hospitality presented on the equity method of accounting.

B) The accompanying financial statements present the financial position, results of operations and cash flows of the Parent Company and Retained Businesses as if the organizational structure described in Note A was in place for all periods presented. Marriott Corporation's historical basis in the assets and liabilities of the Parent Company and Retained Businesses has been carried over. All material intercompany transactions between the companies have been eliminated.

                                                                    SCHEDULE III
                                                                     PAGE 5 OF 5


                           HOST MARRIOTT CORPORATION
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

              NOTES TO CONDENSED FINANCIAL INFORMATION (CONTINUED)


C) Investment in and advances to Holdings and long-term debt includes $87 million and $1,344 million of debt at December 31, 1993 and January 1, 1993, respectively, which has been "pushed down" to Hospitality on its financial statements. Related interest expense of $94 million, $125 million and $89 million in fiscal 1993, 1992 and 1991, respectively, is included in interest expense in the accompanying condensed statements of income.

     Aggregate debt maturities at December 31, 1993 are (in millions):


         1994................................................   $  380
         1995................................................      132
         1996................................................      114
         1997................................................       35
         1998................................................        1
         Thereafter..........................................      575
                                                                ------
                                                                $1,237
                                                                ======

D) The accompanying statements of income reflect the equity in earnings of Holdings, including its wholly-owned subsidiary Hospitality after elimination of interest expense (see Note C) and before income taxes. Holdings is included in the consolidated income tax returns of Host Marriott Corporation.

E) Corporate expenses in 1993 and 1992 reflect pre-tax costs of $13 million and $16 million, respectively, related to the distribution discussed in Note A.

                                                                      SCHEDULE V
                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES
                             PROPERTY AND EQUIPMENT
                                 (IN MILLIONS)

                                                           Additions at Cost
                                             Balance at    -----------------                   Balance     Balance
                                             Beginning                   Other    Retirements Transfers   at End of
              Classification                  of Year    Acquisitions  Additions   or Sales   and Other     Year
                                              -------    ------------  ---------   --------   ---------   ---------
For Fiscal Year Ended January 3, 1992
  Land and Land Improvements.............      $  789        $    -      $   69      $  (44)     $    -     $  814
  Buildings and Leasehold Improvements...       2,194             -         256         (51)         89      2,488
  Furniture and Equipment................         837             -          83         (52)         33        901
  Construction in Process................         631             -           -         (13)       (194)       424
                                               ------        ------      ------      ------      ------     ------
     Total Property and Equipment........      $4,451        $    -      $  408      $ (160)(1)  $  (72)    $4,627
                                               ======        ======      ======      ======      ======     ======

For Fiscal Year Ended January 1, 1993
  Land and Land Improvements.............      $  814        $    -      $   29      $  (69)     $    2     $  776
  Buildings and Leasehold Improvements...       2,488            28         112        (264)        186      2,550
  Furniture and Equipment................         901            12          44        (113)         55        899
  Construction in Process................         424             -           -          (6)       (285)       133
                                               ------        ------      ------      ------      ------     ------
     Total Property and Equipment........      $4,627        $   40      $  185      $ (452)(2)  $  (42)    $4,358
                                               ======        ======      ======      ======      ======     ======

For Fiscal Year Ended December 31, 1993
  Land and Land Improvements.............      $  776        $    -      $   21      $  (39)     $ (326)    $  432
  Buildings and Leasehold Improvements...       2,550             1          92         (83)        147      2,707
  Furniture and Equipment................         899             -          70         (50)       (334)       585
  Construction in Process................         133             -          52          (7)        (27)       151
                                               ------        ------      ------      ------      ------     ------
     Total Property and Equipment........      $4,358        $    1      $  235      $ (179)     $ (540)(3) $3,875
                                               ======        ======      ======      ======      ======     ======

(1)  Principally the sale of family restaurants and four Courtyard hotels.
(2) Principally the sale of seven full service hotels and thirteen Courtyard hotels.
(3) Principally the distribution of assets to Marriott International offset by the impact of consolidating the New York Marriott Marquis Hotel.

                                                                     SCHEDULE VI
                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES
                   ACCUMULATED DEPRECIATION AND AMORTIZATION
                             PROPERTY AND EQUIPMENT
                                 (IN MILLIONS)

                                                  Balance at   Increases                             Balance
                                                  Beginning    Charged to  Retirements  Transfers   at End of
              Classification                       of Year       Income     or Sales    and Other      Year
              --------------                       -------     ----------  ----------   ---------   ---------
For Fiscal Year Ended January 3, 1992
  Buildings and Leasehold Improvements............ $  281        $   91       $   (8)     $    -      $  364
  Furniture and Equipment.........................    341           120          (42)         (3)        416
                                                   ------        ------       ------      ------      ------

     Total Accumulated Depreciation and
       Amortization............................... $  622        $  211       $  (50)     $   (3)     $  780
                                                   ======        ======       ======      ======      ======


For Fiscal Year Ended January 1, 1993
  Buildings and Leasehold Improvements............ $  364        $   96       $  (32)     $   (3)     $  425
  Furniture and Equipment.........................    416           121          (64)         (1)        472
                                                   ------        ------       ------      ------      ------

     Total Accumulated Depreciation and
       Amortization............................... $  780        $  217       $  (96)     $   (4)     $  897
                                                   ======        ======       ======      ======      ======

For Fiscal Year Ended December 31, 1993
  Buildings and Leasehold Improvements............ $  425        $   97       $  (10)     $   (1)     $  511
  Furniture and Equipment.........................    472           110          (43)       (201)        338
                                                   ------        ------       ------      ------      ------

     Total Accumulated Depreciation and
       Amortization............................... $  897        $  207       $  (53)     $ (202)(1)  $  849
                                                   ======        ======       ======      ======      ======

(1) Principally the distribution of assets to Marriott International offset by the impact of consolidating the New York Marriott Marquis Hotel.

                                                                      SCHEDULE X
                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES
                   SUPPLEMENTARY INCOME STATEMENT INFORMATION
                                 (IN MILLIONS)


                       Item                         1993      1992      1991
                       ----                         -----     -----     -----
Maintenance, repairs and minor replacements.......  $174      $253      $243
Real and personal property taxes, licenses, etc...   155       193       183
Advertising expenses..............................   192       256       253

                                 Exhibit Index

Exhibit No.  Description
- -----------  ------------------------------------------------------------------

   2.(i) Memorandum of Understanding between Marriott Corporation and Certain Bondholders dated as of March 10, 1993 (incorporated by reference from Current Report on Form 8-K dated March 17, 1993).

   2.(ii) Stipulation and Agreement of Compromise and Settlement (incorporated by reference from Registration Statement No. 33-62444).

   3.1(i) Restated Certificate of Incorporation of Marriott Corporation (incorporated by reference to Current Report on Form 8-K dated October 23, 1993).

***3.1(ii)   Certificate of Correction Filed to Correct a Certain Error in the
             Restated Certificate of Incorporation of Host Marriott Corporation
             Filed in the Office of the Secretary of State of Delaware on August 11, 1992, filed in the Office of the Secretary of State of Delaware on October 11, 1994.

   3.2 Amended Marriott Corporation Bylaws (incorporated by reference to Current Report on Form 8-K dated October 23, 1993).

   4.1(i) Indenture between Marriott Corporation and The First National Bank of Chicago dated as of March 1, 1985 (incorporated by reference from Registration Statement No. 2-97034).

   4.1(ii) Second Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of February 1, 1986 (incorporated by reference from Current Report on Form 8-K dated February 4, 1986).

   4.1(iii) Third Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of December 1, 1986 (incorporated by reference from Current Report on Form 8-K dated December 10, 1986).

   4.1(iv) Fourth Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of May 1, 1987 (incorporated by reference from Current Report on Form 8-K dated May 7, 1987).

   4.1(v) Fifth Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of June 12, 1987 (incorporated by reference from Current Report on Form 8-K dated June 18, 1987).

   4.1(vi) Sixth Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of October 23, 1987 (incorporated by reference from Current Report on Form 8-K dated October 30, 1987).

Exhibit No.  Description
- -----------  ------------------------------------------------------------------

   4.1(vii) Seventh Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of January 15, 1988 (incorporated by reference from Current Report on Form 8-K dated January 26, 1988).

   4.1(viii) Eighth Supplemental Indenture between Marriott Corporation and The
             First National Bank of Chicago dated as of February 1, 1988 (incorporated by reference from Current Report on Form 8-K dated February 8, 1988).

   4.1(ix) Ninth Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of May 1, 1988 (incorporated by reference from Current Report on Form 8-K dated May 9, 1988).

   4.1(x) Tenth Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of May 2, 1988 (incorporated by reference from Current Report on Form 8-K dated May 24, 1988).

   4.1(xi) Eleventh Supplemental Indenture between Marriott Corporation and The First National Bank Chicago dated as of August 27, 1990 (incorporated by reference from Current Report on Form 8-K dated September 4, 1990).

   4.1(xii) Twelfth Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of July 11, 1991 (incorporated by reference from Current Report on Form 8-K dated July 19, 1991).

   4.1(xiii) Thirteenth Supplemental Indenture between Marriott Corporation and
             The First National Bank of Chicago dated as of April 22, 1992 (incorporated by reference from Current Report on Form 8-K dated April 29, 1992).

   4.1(xiv) Fourteenth Supplemental Indenture between Marriott Corporation and The First National Bank of Chicago dated as of April 28, 1992 (incorporated by reference from Current Report on Form 8-K dated May 5, 1992).

   4.1(xv) Fifteenth Supplemental Indenture between Marriott Corporation and Bank One, Columbus, NA. dated as of October 8, 1993 ((incorporated by reference from Current Report on Form 8-K dated October 23,
             1993).

   4.2(i) Indenture between Marriott Corporation and Chemical Bank dated as of June 5, 1991 (incorporated by reference from Registration Statement No. 33-39858).

   4.2(ii) First Supplemental Indenture dated as of September 30, 1993 among Marriott Corporation, Chemical Bank and Marriott International, Inc. (incorporated by reference from Current Report on Form 8-K dated October 23, 1993).

   4.3(i) Marriott Corporation Certificate of Designation of the Series A Cumulative Convertible Preferred Stock dated December 17, 1991 (incorporated by reference from Current Report on Form 8-K dated December 23, 1991).

   4.3(ii) Marriott Corporation Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (incorporated by reference from Registration Statement No. 33-39858).

   4.4(i) Rights Agreement between Marriott Corporation and the Bank of New York as Rights Agent dated February 3, 1989 (incorporated by reference to Registration Statement No. 33-62444).

   4.4(ii) First Amendment to Rights Agreement between Marriott Corporation and Bank of New York as Rights Agent dated as of October 8, 1993 (incorporated by reference to Registration Statement No, 33-51707.

Exhibit No.  Description
- -----------  ------------------------------------------------------------------

   4.5 Indenture by and among Host Marriott Hospitality, Inc., as Issuer, HMH Holdings, Inc., as Parent Guarantor, HMH Properties, Inc., Host Marriott Travel Plazas, Inc., Gladieux Corporation, Host International, Inc., Marriott Family Restaurants, Inc., Marriott Financial Services, Inc., HMH Courtyard Properties, Inc., and Marriott Retirement Communities, Inc. and certain of their Subsidiaries as Subsidiary Guarantors and Marine Midland Bank, N.A.,as Trustee, with respect to the New Notes (including the Form of New Notes) (incorporated by reference from Current Report on Form 8-K dated October 23, 1993).

 ***4.6(i)   Form of Warrant Agreement by and between Host Marriott Corporation and First Chicago Trust Company of New York as Warrant Agent.

 ***4.6(ii)  Form of Warrant Certificate.

  **5 Opinion of Christopher G. Townsend, Esq. as to legality of securities being registered.

 ***7 Opinion of Potter, Anderson & Corroon as to liquidation preference of Series A Cumulative Convertible Preferred Stock.

   10.1 Marriott Corporation Executive Deferred Compensation plan dated as of December 6, 1990 (incorporated by reference from Exhibit 19(i) of the Annual Report on Form 10-K for the fiscal year ended December 28, 1991).

   10.2 Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan effective as of October 8, 1993 (incorporated by reference from Current Report on Form 8-K dated October 23, 1993).

   10.3 Distribution Agreement dated as of September 15, 1993 between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on Form 8-K dated October 23,
             1993).

   10.4 Tax Sharing Agreement dated as of October 5, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on Form 8-K dated October 23,
             1993).

   10.5 Assignment and License Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23, 1993).

   10.6 Corporate Services Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23, 1993).

   10.7 Procurement Services Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23, 1993).

   10.8 Supply Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23,
             1993).

   10.9 Casualty Claims Administration Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23, 1993).

Exhibit No.  Description
- -----------  ------------------------------------------------------------------

  10.10 Employee Benefits Administration Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23, 1993).

  10.11 Tax Administration Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23, 1993).

  10.12 Employee Benefits and Other Employment Matters Allocation Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23, 1993).

  10.13 Noncompetition Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23,
             1993).

 +10.14 Host Marriott Lodging Management Agreement--Marriott Hotels, Resorts and Hotels dated September 25, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference to Registration Statement No. 33-51707).

 +10.14(ii)  Host Marriott Lodging Management Agreement--Courtyard Hotels dated
             September 25, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference to Registration Statement No. 33-51707).

 +10.14(iii) Host Marriott Lodging Management Agreement--Residence Inns dated
             September 25, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference to Registration Statement No. 33-51707).

 +10.14(iv)  Host Marriott Lodging Management Agreement--Fairfield Inns dated
             September 25, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference to Registration Statement No. 33-51707).

  10.15(i) Consolidation Letter Agreement pertaining to Courtyard Hotels dated September 25, 1993 between a subsidiary of Marriott International, Inc. and a subsidiary of the Company (incorporated by reference to Registration Statement No. 33-51707).

  10.15(ii)  Consolidation Letter Agreement pertaining to Residence Inns dated
             September 25, 1993 between a subsidiary of Marriott International, Inc. and a subsidiary of the Company (incorporated by reference to Registration Statement No. 33-51707).

  10.15(iii) Consolidation Letter Agreement pertaining to Fairfield Inns dated
             September 25, 1993 between a subsidiary of Marriott International, Inc. and a subsidiary of the Company (incorporated by reference to Registration Statement No. 33-51707).

 +10.16 Marriott Senior Living Services Facilities Lease by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference to Registration Statement No. 33-51707).

  10.17(i) Line of Credit and Guarantee Reimbursement Agreement by and among HMH Holdings, Inc. as borrower, Marriott International, Inc. as lender and Marriott Corporation and certain subsidiaries as guarantors dated as of October 8, 1993 (incorporated by reference from Current Report on form 8-K dated October 23, 1993).

  10.17(ii)  Form of Amendment No. 1 to Line of Credit and Guarantee
             Reimbursement Agreement among HMH Holdings, Inc. as Borrower, Marriott International, Inc. as Lender and Host Marriott Corporation; HMC Acquisitions, Inc.; Host Marriott GTN Corporation; Host La Jolla, Inc.;

Exhibit No.   Description
- -----------   ------------------------------------------------------------------

              Marriott Properties, Inc. and Wilmar Distributors, Inc. as Guarantors (incorporated by reference to Registration Statement No. 33-51707).

***10.17(iii) Amendment No. 2 to Line of Credit and Guarantee Reimbursement
              Agreement dated as of October 4, 1994 among HMH Holdings, Inc. as Borrower, Marriott International, Inc. as Lender, and Host Marriott Corporation, HMC Acquisitions, Inc.; Host Marriott GTN Corporation; Host LaJolla, Inc.; Marriott Properties, Inc.; and Willman Distributors as Guarantors.

   10.18 Philadelphia Convention Center Hotel Mortgage Commitment Letter dated as of October 8, 1993 by and between Philadelphia Market Street Marriott Hotel Limited Partnership and Marriott International, Inc. (incorporated by reference to Registration Statement No. 33-51707).

   10.19 LYONs Allocation Agreement dated as of September 30, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23, 1993).

   10.20 Host Consulting Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23, 1993).

   10.21 Architecture and Construction Services Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc. (incorporated by reference from Current Report on form 8-K dated October 23, 1993).

   10.22 Marriott/Host Marriott Employees' Profit Sharing Retirement and Savings Plan and Trust (incorporated by reference from Registration Statement No. 33-62444).

   10.23 Working Capital Agreement by and between Host Marriott Corporation and Marriott International, Inc. dated as of September 25, 1993 (incorporated by reference from Registration Statement No. 33-62444)

  *11.        Statement re: Computation of Per Share Earnings.

 **12.        Computation of Ratio of Earnings to Fixed Changes

   22.1 Subsidiaries of Host Marriott Corporation (incorporated by reference to Registration Statement No. 33-51707).

***23.1       Consent of Arthur Andersen LLP

 **23.2 Consent of Christopher G. Townsend, Esq. (included in his opinion filed as exhibit 5).

***23.3 Consent of Potter, Anderson & Corroon (included in its opinion filed as exhibit 7).

  *24         Powers of Attorney.

- --------------

  * Filed on July 12, 1994.
 ** Filed on September 14, 1994.
*** Filed herewith.
  + Agreement filed is illustrative of numerous other agreements to which the Company is a party.